UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Financial Federal Corporation
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

January 12, 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Financial Federal Corporation to be held at 730 Third Avenue, New York, NY, 10017, 18th Floor on February 16, 2010 at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger under which Financial Federal will merge with and into People’s United Financial, Inc. As a result of the merger, People’s United would acquire Financial Federal.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Financial Federal common stock will be converted into the right to receive one share of People’s United common stock and $11.27 in cash. The value of the stock consideration will depend on the market price of People’s United common stock on the effective date of the merger.

The merger cannot be completed unless, among other things, the holders of a majority of the outstanding shares of Financial Federal common stock approve the merger agreement. The Financial Federal board of directors unanimously adopted and approved the merger agreement and determined that the merger is fair and in the best interests of Financial Federal and its stockholders, and accordingly unanimously recommends that stockholders vote “FOR” approval of the merger agreement.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of stockholders of Financial Federal and the prospectus for the shares of People’s United common stock to be issued in the merger, includes detailed information about the special meeting, the merger, and the documents related to the merger. We urge you to read this entire document carefully, including the discussion in the section titled “Risk Factors” beginning on page 18. You can also obtain information about Financial Federal and People’s United from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.

Shares of People’s United common stock are listed on the NASDAQ Global Select Market under the symbol “PBCT.” Shares of Financial Federal common stock are listed on the New York Stock Exchange under the symbol “FIF.” On January 11, 2010, the most recent practicable trading day prior to the printing of the attached proxy statement/prospectus, the last sales price of People’s United common stock was $16.83 per share and the last sales price of Financial Federal common stock was $27.85 per share. You should obtain current market quotations for both People’s United common stock and Financial Federal common stock.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement.

Financial Federal’s board of directors unanimously recommends that stockholders vote FOR the approval of the merger agreement.

Sincerely,

Paul R. Sinsheimer

Chairman, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of People’s United common stock to be issued in the merger or determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of People’s United common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated January 12, 2010, and is first being mailed to Financial Federal stockholders on or about January 14, 2010.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about People’s United and Financial Federal from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attention: Debbie A. Healey, Investor Relations (203) 338-7171 www.peoples.com (“Investor Relations” tab)	Financial Federal Corporation 730 Third Avenue New York, NY 10017 Attention: Troy H. Geisser, Secretary (212) 599-8000 www.financialfederal.com (“Investor Relations” tab)

In addition, if you have questions about the merger or the special meeting of Financial Federal stockholders, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, or other documents incorporated by reference in the proxy statement/prospectus, you may contact Financial Federal’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(866) 316-2778

If you would like to request documents, please do so by February 8, 2010, in order to receive them before the special meeting of Financial Federal stockholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 92 of the accompanying proxy statement/prospectus.

FINANCIAL FEDERAL CORPORATION

730 Third Avenue, 23rd Floor

New York, New York 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 16, 2010

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Financial Federal Corporation, a Nevada corporation, will be held at 730 Third Avenue, New York, NY, 10017, 18th Floor on February 16, 2010, at 10:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 22, 2009, by and between People’s United Financial, Inc. and Financial Federal Corporation, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus; and

2.	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment of that meeting, to approve the merger agreement.

The board of directors of Financial Federal has fixed the close of business on January 11, 2010 as the record date for the special meeting. Accordingly, only stockholders of record on that date are entitled to notice of and to vote at the special meeting. The list of stockholders entitled to vote at the special meeting will be available for review by any Financial Federal stockholder entitled to vote at the special meeting at Financial Federal’s principal executive offices during regular business hours for the 10 days before the special meeting. The affirmative vote of holders of a majority of the shares of Financial Federal common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Your vote is important regardless of the number of shares you own. To ensure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the enclosed instructions. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials. If you do not vote in person or by proxy, the effect will be a vote against approval of the merger agreement.

Holders of Financial Federal common stock do not have the right to dissent from the merger and assert dissenters’ rights pursuant to Section 92A.390 of the Nevada Revised Statutes.

The board of directors of Financial Federal has determined that the merger is fair and in the best interests of Financial Federal and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement. In addition, the Financial Federal board of directors recommends that you vote “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies for the approval of the merger agreement.

By Order of the Board of Directors,

Troy H. Geisser

Secretary

January 12, 2010

New York, New York

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the accompanying proxy statement/prospectus or need help voting your shares, please contact Financial Federal’s proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(866) 316-2778

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	People’s United Financial, Inc. and Financial Federal Corporation have agreed to the acquisition of Financial Federal by People’s United under the terms of an agreement and plan of merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Financial Federal stockholders must vote to approve the merger agreement. Financial Federal will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of Financial Federal stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Financial Federal common stock without attending the special meeting.

We are delivering this proxy statement/prospectus to you as both a proxy statement of Financial Federal and a prospectus of People’s United. It is a proxy statement because the Financial Federal board of directors is soliciting proxies from its stockholders to vote on the approval of the merger agreement at a special meeting of stockholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because People’s United will issue People’s United common stock to the holders of Financial Federal common stock in the merger.

Q:	What am I being asked to vote on?

A:	Financial Federal’s stockholders are being asked to vote on the following proposals:

•	to approve the merger agreement between People’s United and Financial Federal; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Financial Federal will merge with and into People’s United, with People’s United being the surviving corporation. Immediately following the merger, the subsidiaries of Financial Federal will be contributed to People’s United Bank and become subsidiaries of People’s United Bank.

Q:	What will I receive in the merger?

A:	Stockholders of Financial Federal will receive in exchange for each share of Financial Federal common stock merger consideration consisting of one share of People’s United common stock and $11.27 in cash. The value of the stock consideration will depend on the market price of People’s United common stock on the date of the completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Financial Federal common stock?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Financial Federal common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50.

Q:	Will I be able to trade the shares of People’s United common stock that I receive in the merger?

A:	You may freely trade the shares of People’s United common stock issued in the merger, unless you are an “affiliate” of People’s United as defined by Rule 144 under the Securities Act of 1933, as amended. Affiliates consist of individuals or entities that control, are controlled by, or under the common control with People’s United and include the executive officers, directors and may include significant stockholders of People’s United.

Q:	What will happen to shares of People’s United common stock in the merger?

A:	Nothing. Each share of People’s United common stock outstanding will remain outstanding as a share of People’s United common stock.

Q:	What are the conditions to completion of the merger?

A:	The obligations of People’s United and Financial Federal to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by Financial Federal stockholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by Financial Federal stockholders at the special meeting. While we expect the merger to be completed in the first quarter of 2010, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to Financial Federal stockholders on or about January 14, 2010.

Q:	What stockholder approvals are required to complete the merger?

A:	For Financial Federal, the affirmative vote of holders of a majority of the shares of Financial Federal common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. For People’s United, no approval of stockholders is needed and no vote will be taken.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Financial Federal will be held at 730 Third Avenue, New York, NY 10017, 18th Floor on February 16, 2010, at 10:00 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, Financial Federal stockholders will consider and vote upon the proposal to approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Financial Federal common stock who held shares at the close of business on the “record date” (January 11, 2010) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence in person or by proxy of a majority of the total number of outstanding shares of Financial Federal common stock entitled to vote constitutes a quorum for the special meeting.

Q:	Does the Financial Federal board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, the Financial Federal board of directors unanimously recommends that Financial Federal stockholders vote “FOR” approval of the merger agreement.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 18.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/

prospectus, including its annexes. It contains important information about the merger, the merger agreement, People’s United and Financial Federal. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares of Financial Federal common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares of Financial Federal common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	How will my shares be represented at the special meeting?

A:	At the special meeting, the officers named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Financial Federal board of directors recommends, which is (i) “FOR” the approval of the merger agreement and (ii) “FOR” the approval of the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

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Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Financial Federal common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Financial Federal board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all Financial Federal stockholders are invited to attend the special meeting. Stockholders of record on January 11, 2010 can vote in person at the special meeting. If your shares are held in street name, you must obtain a proxy from the record holder to vote your shares in person at the special meeting.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:	Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

•	You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of Financial Federal, stating that you revoke your proxy.

•	You may sign and deliver to the secretary of Financial Federal a new proxy card relating to the same shares and bearing a later date.

•	You may properly cast a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Financial Federal at the following address:

Financial Federal Corporation

730 Third Avenue, 23rd Floor

New York, New York 10017

Attn: Troy H. Geisser, Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Financial Federal shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Financial Federal’s stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are Financial Federal stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the approval of the merger agreement?

A:	No. As a holder of Financial Federal common stock, you are not entitled to appraisal or dissenters’ rights under Section 92A.390 of the Nevada Revised Statutes in connection with the merger. See “The Merger—No Appraisal or Dissenters’ Rights” beginning on page 55.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for surrendering your shares of Financial Federal common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about People’s United and Financial Federal from the various sources described under “Where You Can Find More Information” beginning on page 92.

Q:	Will a proxy solicitor be used?

A:	Yes. Financial Federal has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and Financial Federal estimates it will pay Georgeson a fee of approximately $8,000. Financial Federal has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Whom should I call with questions?

A:	You may contact People’s United or Financial Federal at the telephone numbers listed under “Where You Can Find More Information” on page 92. In each case, please ask to speak with the persons identified in that section. You may also contact Georgeson at (866) 316-2778.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 92. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (Page 24)

People’s United

People’s United is the holding company of People’s United Bank. People’s United has assets of $21 billion, nearly 300 branches and over 400 ATMs. A diversified financial services company founded in 1842, People’s United provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

Financial Federal

Financial Federal is a financial services company providing collateralized lending, financing and leasing services nationwide to small and medium sized businesses in the general construction, road and infrastructure construction and repair, road transportation and refuse industries. The address of Financial Federal’s principal executive offices is 730 Third Avenue, New York, New York 10017, and its telephone number is (212) 599-8000.

The Merger (Page 29)

The proposed merger is of Financial Federal with and into People’s United, with People’s United as the surviving corporation in the merger. The merger agreement is attached to this proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What Financial Federal Stockholders Will Receive in the Merger (Page 57)

Upon completion of the merger, each outstanding share of Financial Federal common stock will be converted into the right to receive one share of People’s United common stock and $11.27 in cash.

The merger consideration will not be adjusted for changes in the market price of either People’s United common stock or Financial Federal common stock. Accordingly, any change in the price of People’s United common stock prior to the merger will affect the market value of the stock portion of the merger consideration that Financial Federal stockholders will receive as a result of the merger.

What Holders of Financial Federal Stock Options and Other Equity-Based Awards Will Receive in the Merger (Page 58)

Immediately before the effective time of the merger, each outstanding and unexercised option to purchase shares of Financial Federal common stock will vest and at the effective time of the merger each option holder will be entitled to receive an amount in cash equal to (i) the number of Financial Federal shares subject to that holder’s option(s) multiplied by (ii) the excess, if any, of the “per share amount” over the per-share exercise price of that holder’s option(s). The “per share amount” is the amount equal to $11.27 plus the volume weighted average of the per share prices of People’s United common stock on the NASDAQ Global Select Market for the five consecutive trading days ending two days prior to the effective time of the merger.

Immediately prior to the effective time of the merger, all of the then outstanding Financial Federal restricted stock and restricted stock unit awards will vest in accordance with their terms and all of the unrestricted common stock and common stock issued in settlement of the restricted stock units will be converted in the merger into the right to receive the same merger consideration as all other outstanding shares of Financial Federal common stock are entitled to receive in the merger.

Accounting Treatment of the Merger (Page 54)

People’s United will account for the merger as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (Page 50)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Financial Federal common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Financial Federal (Page 36)

Keefe, Bruyette & Woods, Inc., which we refer to as KBW, has rendered its opinion to the Financial Federal board of directors that, as of November 22, 2009, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, KBW’s work described below and other factors KBW deemed relevant, the merger consideration to be received for each share of Financial Federal common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares.

The full text of the written opinion of KBW, dated November 22, 2009, is attached as Annex B to this proxy statement/prospectus and sets forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by KBW in connection with its opinion. KBW provided its opinion for the information and assistance of the Financial Federal board of directors in connection with its consideration of the merger. The KBW opinion is not a recommendation as to how any holder of shares of Financial Federal common stock should vote with respect to the merger.

Pursuant to an engagement agreement between Financial Federal and KBW, Financial Federal has agreed to pay KBW a transaction fee, a large majority of which is payable upon the completion of the merger.

Recommendation of Financial Federal’s Board of Directors (Page 32)

Financial Federal’s board of directors has unanimously determined that the merger is fair and in the best interests of Financial Federal and its stockholders. The Financial Federal board of directors unanimously recommends that Financial Federal stockholders vote “FOR” approval of the merger agreement.

Interests of Financial Federal’s Directors and Executive Officers in the Merger (Page 42)

Financial Federal’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Financial Federal stockholders. These interests include the acceleration of the vesting of equity compensation awards of Financial Federal and rights to continued indemnification and insurance coverage by People’s United after the merger for acts or omissions occurring before the merger. In addition, certain executives of Financial Federal have entered into employment arrangements with People’s United Bank under which, effective as of completion of the merger, these executives will be employed by People’s United Bank. The Financial Federal board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

No Solicitation of Alternative Transactions (Page 64)

Financial Federal has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring Financial Federal or its businesses. In addition, Financial Federal has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring Financial Federal or its businesses. However, if Financial Federal receives an unsolicited acquisition proposal from a third party prior to the date of the special meeting of Financial Federal stockholders, Financial Federal may participate in discussions or negotiations with or provide confidential information to such third party if, among other steps, the Financial Federal board of directors concludes in good faith that the proposal is or is reasonably likely to result in a financially superior proposal to the merger.

Regulatory Approvals Required for the Merger (Page 54)

The merger is subject to review by antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act. The HSR Act prohibits People’s United and Financial Federal from completing the merger until People’s United and Financial Federal file notification and report forms with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the applicable waiting period has either expired or been earlier terminated. People’s United and Financial Federal each filed the required notification and report forms on December 4, 2009 and requested early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on December 11, 2009.

People’s United has determined that it is not required to file any application with or provide advance notification to the Office of Thrift Supervision with respect to the merger.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware and articles of merger in Nevada at or before the effective time of the merger, People’s United and Financial Federal are not aware of any other significant governmental approvals that are required for completion of the merger.

Conditions to Completion of the Merger (Page 67)

As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including:

•	the approval of Financial Federal stockholders;

•	that the regulatory approvals required in connection with the merger have been obtained and remain in full force and effect; and

•	the absence of any law or order prohibiting or making illegal the consummation of the merger.

Each of People’s United’s and Financial Federal’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement;

•	material compliance of the other party with its covenants; and

•

receipt by each party of a legal opinion from its respective counsel that the merger will qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code.

People’s United and Financial Federal cannot be certain of when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (Page 67)

People’s United and Financial Federal can agree at any time to terminate the merger agreement without completing the merger, even if Financial Federal stockholders have approved the merger agreement. Also, either of People’s United or Financial Federal can terminate the merger agreement if:

•	a governmental entity which must grant a regulatory approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger;

•	the merger is not completed by June 30, 2010 (other than because of a breach of the merger agreement by the party seeking termination);

•

the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement; or

•	Financial Federal stockholders fail to approve the merger agreement at the Financial Federal special meeting.

Additionally, People’s United may terminate the merger agreement if:

•

Financial Federal’s board of directors has failed to recommend the merger to Financial Federal stockholders or withdrawn, modified or qualified in a manner adverse to People’s United its recommendation of the merger;

•	Financial Federal has failed to call and hold a meeting of Financial Federal stockholders;

•

Financial Federal has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions,” beginning on page 64, in any respect adverse to People’s United; or

•

a tender or exchange offer for 20% or more of the outstanding Financial Federal common stock is commenced and the Financial Federal board of directors recommends that Financial Federal stockholders tender their shares or otherwise fails to recommend that Financial Federal stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

Financial Federal may also terminate the merger agreement if, prior to receipt of the vote of Financial Federal stockholders approving the merger agreement, Financial Federal receives from a third party a financially superior proposal to the merger and concurrently with the termination of the merger agreement enters into a definite agreement with respect to such superior proposal, provided that Financial Federal has complied with its obligations under the merger agreement described under “The Merger Agreement—No Solicitation of Alternative Transactions,” beginning on page 64, and has paid the termination fee owed to People’s United as described under “The Merger Agreement—Termination of the Merger Agreement—Termination Fee,” beginning on page 69.

Termination Fee (Page 69)

Financial Federal has agreed to pay to People’s United a termination fee of up to $25,830,000 if the merger agreement is terminated under the circumstances specified in “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page 69.

Amendment or Waiver of Merger Agreement Provisions (Page 70)

People’s United and Financial Federal may jointly amend the merger agreement and each of People’s United and Financial Federal may waive its right to require the other party to comply with particular provisions of the merger agreement. However, People’s United and Financial Federal may not amend the merger agreement after Financial Federal stockholders approve the merger agreement if the amendment would legally require further approval by Financial Federal stockholders without first obtaining such further approval.

People’s United may also change the structure of the merger, as long as any such change does not alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to Financial Federal stockholders or holders of Financial Federal options, restricted stock or restricted stock units in the merger.

Special Meeting of Financial Federal Stockholders (Page 25)

Financial Federal will hold a special meeting of its stockholders at 730 Third Avenue, New York, NY, 10017, 18th Floor on February 16, 2010 at 10:00 a.m., local time. At the special meeting, Financial Federal stockholders will be asked to vote on the following proposals:

•	to approve the merger agreement between People’s United and Financial Federal; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Only holders of record of Financial Federal common stock at the close of business on the record date of January 11, 2010, are entitled to notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting. As of the record date, there were 25,902,375 shares of Financial Federal common stock outstanding, held of record by approximately 65 stockholders. As of the record date, the directors and executive officers of Financial Federal and their affiliates collectively owned 1,816,432 shares of Financial Federal common stock, or approximately 7.0% of Financial Federal’s outstanding shares entitled to vote at the special meeting.

Each holder of Financial Federal common stock is entitled to one vote for each share of Financial Federal common stock he, she or it owned as of the record date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Financial Federal common stock outstanding on the record date.

No Appraisal or Dissenters’ Rights (Page 55)

Holders of Financial Federal common stock are not entitled to appraisal or dissenters’ rights under Section 92A.390 of the Nevada Revised Statutes in connection with the merger.

Differences Between Rights of People’s United and Financial Federal Stockholders (Page 73)

As a result of the merger, the holders of Financial Federal common stock will become holders of People’s United common stock. Following the merger, Financial Federal stockholders will have different rights as stockholders of People’s United than as stockholders of Financial Federal due to differences between the laws of the jurisdictions of incorporation and the different provisions of the governing documents of People’s United and Financial Federal. For additional information regarding the different rights as stockholders of People’s United than as stockholders of Financial Federal, see “Comparison of Stockholder Rights” beginning on page 73.

SELECTED HISTORICAL FINANCIAL DATA OF PEOPLE’S UNITED

People’s United is providing the following information to aid you in your analysis of the financial aspects of the merger. People’s United derived the financial information as of and for the fiscal years ended December 31, 2007 through December 31, 2008 from its historical audited financial statements for these fiscal years. People’s United derived the financial information as of and for the fiscal years ended December 31, 2004 through December 31, 2006 from the historical audited financial statements of People’s United Bank for these fiscal years. People’s United derived the financial information as of and for the nine months ended September 30, 2008 and September 30, 2009 from its unaudited financial statements, which financial statements include, in the opinion of People’s United’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2009. This information is only a summary, and you should read it in conjunction with People’s United’s consolidated financial statements and the related notes contained in People’s United’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

	As of and for the Nine Months Ended September 30,		As of and for the Fiscal Year Ended December 31,
	2009	2008	2008 (1)	2007	2006	2005	2004
(in millions, except per share data)
Selected Financial Condition Data:
Total assets	$20,810	$20,042	$20,168	$13,555	$10,687	$10,933	$10,718
Loans	14,302	14,331	14,566	8,950	9,372	8,573	7,933
Short-term investments (2)	3,077	2,534	1,139	3,516	225	57	24
Securities	550	428	1,902	61	77	1,363	2,071
Allowance for loan losses	173	155	158	73	74	75	73
Goodwill and other acquisition-related intangibles	1,520	1,537	1,536	104	105	106	110
Deposits	15,050	14,152	14,269	8,881	9,083	9,083	8,862
Borrowings	154	152	188	—	4	295	341
Subordinated notes	182	180	181	65	65	109	122
Stockholders’ equity	5,115	5,239	5,174	4,445	1,340	1,289	1,200
Non-performing assets	193	91	94	26	23	22	29

Selected Operating Data:
Net interest income - FTE (3)	$431.9	$486.0	$640.3	$486.6	$382.4	$370.0	$327.4
Provision for loan losses	43.4	17.5	26.2	8.0	3.4	8.6	13.3
Net security gains (losses)	22.1	8.1	8.3	5.5	(27.2)	(0.1)	(4.7)
All other non-interest income	215.3	221.8	295.3	179.9	174.6	173.4	156.4
Non-interest expense (4)	512.4	540.8	709.0	439.3	346.9	344.4	479.7
Income (loss) from continuing operations	76.3	104.1	137.8	149.2	121.7	125.9	(5.6)
Income from discontinued operations (5)	—	—	—	1.5	2.3	11.2	205.3
Net income	76.3	104.1	137.8	150.7	124.0	137.1	199.7

Selected Financial Ratios And Other Data:
Performance Ratios:
Return on average assets (6)	0.49%	0.68%	0.68%	1.18%	1.15%	1.27%	1.86%
Return on average tangible assets (6)	0.53	0.73	0.73	1.19	1.16	1.28	1.88
Return on average stockholders’ equity (6)	2.0	2.7	2.6	4.2	9.4	11.1	17.6
Return on average tangible stockholders’ equity (6)	2.8	3.8	3.7	4.3	10.2	12.1	19.5
Net interest margin (7)	3.18	3.65	3.62	4.12	3.87	3.68	3.33
Net interest rate spread	2.97	3.33	3.31	3.54	3.75	3.59	3.25
Efficiency ratio	73.3	65.4	66.6	56.1	61.3	62.8	69.2
Average interest-earning assets to average interest-bearing liabilities	151.5	151.1	151.5	171.3	138.6	140.1	139.5

	As of and for the Nine Months Ended September 30,		As of and for the Fiscal Year Ended December 31,
	2009	2008	2008 (1)	2007	2006	2005	2004
(in millions, except per share data)
Per Common Share Data:
Basic earnings per share	$0.23	$0.32	$0.42	$0.52	$0.42	$0.46	$0.68
Diluted earnings per share	0.23	0.32	0.42	0.52	0.41	0.46	0.68
Dividends paid per share (8)	0.45	0.43	0.58	0.52	0.46	0.40	0.36
Book value (end of period)	15.24	15.65	15.44	15.43	4.49	4.33	4.06
Tangible book value (end of period)	10.71	11.06	10.86	15.07	4.13	3.98	3.69
Dividend payout ratio (8)	199.9%	138.6%	141.1%	87.0%	48.3%	38.3%	22.9%
Capital Ratios:
Average stockholders’ equity to average total assets	25.0%	25.4%	25.6%	28.1%	12.3%	11.5%	10.6%
Stockholders’ equity to total assets	24.6	26.1	25.7	32.8	12.5	11.8	11.2
Tangible stockholders’ equity to tangible assets	18.6	20.0	19.5	32.3	11.7	10.9	10.3
Regulatory Capital Ratios (9):
Leverage (core) capital	10.9%	12.3%	10.0%	24.1%	12.0%	11.2%	10.5%
Tier 1 risk-based capital	12.8	15.0	12.2	32.3	14.8	14.8	14.6
Total risk-based capital	14.0	16.2	13.4	33.4	16.1	16.4	16.7
Asset Quality Ratios:
Non-performing loans to total loans	1.23%	0.59%	0.58%	0.23%	0.24%	0.25%	0.35%
Non-performing assets to:
Total assets	0.93	0.46	0.46	0.19	0.21	0.20	0.27
Total loans, REO and repossessed assets	1.35	0.64	0.64	0.29	0.24	0.26	0.36
Tangible stockholders’ equity and allowance for loan losses	5.11	2.37	2.47	0.59	1.74	1.75	2.46
Net loan charge-offs to average loans (7)	0.26	0.09	0.10	0.10	0.05	0.07	0.15
Allowance for loan losses to non-performing loans	98.2	181.6	186.8	357.9	327.9	352.5	264.6
Allowance for loan losses to total loans	1.21	1.08	1.08	0.81	0.79	0.87	0.91

(1)	Previously reported amounts for the year ended December 31, 2008 have been revised to reflect the recognition of additional non-interest expense, which, after taxes, reduced net income by $1.7 million. Certain statistical information and other per common share data have been revised as necessary.

(2)	Includes securities purchased under agreements to resell.

(3)	Fully taxable equivalent basis.

(4)	Includes $51.3 million of merger-related expenses and other one-time charges for the year ended December 31, 2008, a $60.0 million contribution to the People’s United Community Foundation for the year ended December 31, 2007, and restructuring costs of $2.7 million and $133.4 million for the years ended December 31, 2005 and 2004, respectively.

(5)	Includes an after-tax gain on sale of $6.2 million and $198.5 million for the years ended December 31, 2005 and 2004, respectively, related to the sale of the credit card business in March 2004.

(6)	Calculated based on net income for all periods. Nine month ratios are presented on an annualized basis.

(7)	Nine month ratios are presented on an annualized basis.

(8)	Reflects the waiver of dividends on the substantial majority of the common shares owned by People’s Mutual Holdings, the mutual holding company that owned a majority of the outstanding common stock of People’s United Bank, prior to completing the second-step conversion in April 2007.

(9)	Regulatory capital ratios presented are for People’s United Bank and, as such, do not reflect the additional capital residing at People’s United in 2009, 2008 and 2007. Ratios are calculated in accordance with Office of Thrift Supervision regulations for all periods since December 31, 2006 and Federal Deposit Insurance Corporation regulations for all prior periods.

People’s United Non-GAAP Financial Measures and Reconciliation to GAAP

In addition to evaluating People’s United’s results of operations in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP, People’s United management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, and tangible book value per share. People’s United management believes these non-GAAP financial measures provide information useful to investors in understanding People’s United’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by People’s United management in its assessment of financial performance specifically as it relates to non-interest expense control, while the tangible equity ratio and tangible book value per share are used to analyze the relative strength of People’s United’s capital position.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United to generate a dollar of revenue, is the ratio of (i) total non-interest expense (excluding goodwill impairment charges, amortization of acquisition-related intangibles and fair value adjustments, losses on real estate assets and nonrecurring expenses) (the numerator) to (ii) net interest income on a fully taxable equivalent basis (excluding fair value adjustments) plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and nonrecurring income) (the denominator). People’s United generally considers an item of income or expense to be nonrecurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years.

The tangible equity ratio is the ratio of (i) tangible stockholders’ equity (total stockholders’ equity less goodwill and other acquisition-related intangibles) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangibles) (the denominator). Tangible book value per share is calculated by dividing tangible stockholders’ equity by common shares outstanding (total common shares issued, less common shares classified as treasury shares and unallocated ESOP common shares).

In light of diversity in presentation among financial institutions, the methodologies for determining the non-GAAP financial measures discussed above may vary significantly.

Although management believes that the above-mentioned non-GAAP financial measures enhance investors’ understanding of People’s United’s operating performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

The following table summarizes People’s United’s efficiency ratio derived from amounts reported in the consolidated statements of income incorporated by reference into this proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the Fiscal Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(in millions)
Total non-interest expense	$512.4	$540.8	$709.0	$439.3	$346.9	$344.4	$479.7
Less:
Merger-related expenses and other one-time charges	—	51.3	51.3	—	—	—	—
Contribution to The People’s United Community Foundation	—	—	—	60.0	—	—	—
Amortization of other acquisition-related intangibles	15.6	15.8	21.3	1.0	1.1	1.8	3.4
REO expense	1.6	2.1	2.5	1.0	0.3	0.1	0.3
FDIC special assessment	8.4	—	—	—	—	—	—
Fair value adjustments	2.4	2.4	3.2	—	—	—	—
Severance-related charges	—	—	—	—	1.2	—	—
Goodwill impairment charge	—	—	—	—	—	2.0	—
Restructuring costs	—	—	—	—	—	2.7	133.4
Non-recurring compensation costs	—	—	—	—	—	—	6.7
Other	5.5	(1.1)	0.9	—	1.2	0.7	1.3

Total	$478.9	$470.3	$629.8	$377.3	$343.1	$337.1	$334.6

Net interest income (1)	$431.9	$486.0	$640.3	$486.6	$382.4	$370.0	$327.4
Total non-interest income	237.4	229.9	303.6	185.4	147.4	173.3	151.7
Add:
BOLI FTE adjustment (1)	3.5	3.6	4.5	5.7	4.6	1.8	—
Fair value adjustments	4.8	7.8	10.4	—	—	—	—
Net security losses	—	—	—	—	27.2	0.1	4.7
Less:
Net security gains	22.1	8.1	8.3	5.5	—	—	—
Gain on sale of assets	1.7	0.2	4.3	—	0.7	8.1	—
Other	0.3	—	—	—	1.3	0.3	0.1

Total	$653.5	$719.0	$946.2	$672.2	$559.6	$536.8	$483.7

Efficiency ratio	73.3%	65.4%	66.6%	56.1%	61.3%	62.8%	69.2%

(1)	Fully taxable equivalent.

The following table summarizes People’s United’s tangible equity ratio and tangible book value per share derived from amounts reported in the consolidated statements of condition incorporated by reference into this proxy statement/prospectus.

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
(in millions, except per share data)
Total stockholders’ equity	$5,115	$5,239	$5,174	$4,445	$1,340	$1,289	$1,200
Less: Goodwill and other acquisition-related intangibles	1,520	1,537	1,536	104	105	106	110

Tangible stockholder’s equity	$3,595	$3,702	$3,638	$4,341	$1,235	$1,183	$1,090

Total assets	$20,810	$20,042	$20,168	$13,555	$10,687	$10,933	$10,718
Less: Goodwill and other acquisition-related intangibles	1,520	1,537	1,536	104	105	106	110

Tangible assets	$19,290	$18,505	$18,632	$13,451	$10,582	$10,827	$10,608

Tangible equity ratio	18.6%	20.0%	19.5%	32.3%	11.7%	10.9%	10.3%

Common shares outstanding	335.6	334.8	335.0	288.1	298.5	297.4	295.8

Tangible book value per share	$10.71	$11.06	$10.86	$15.07	$4.13	$3.98	$3.69

SELECTED HISTORICAL FINANCIAL DATA OF FINANCIAL FEDERAL

Financial Federal is providing the following information to aid you in your analysis of the financial aspects of the merger. Except as otherwise described below, the financial information as of and for the fiscal years ended July 31, 2005 through July 31, 2009 is derived from Financial Federal’s historical audited financial statements and notes thereto for these fiscal years. Except as otherwise described below, the financial information for the three months ended October 31, 2008 and 2009 is derived from Financial Federal’s unaudited financial statements and notes thereto, which financial statements include, in the opinion of Financial Federal’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The results for the three months ended October 31, 2009 are not necessarily indicative of the results that may be expected for the year ending July 31, 2010. This information is only a summary, and you should read it in conjunction with Financial Federal’s consolidated financial statements and the related notes and “Management’s Discussion of Financial Condition and Results of Operations” contained in Financial Federal’s periodic and current reports filed with the Securities and Exchange Commission that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

Certain amounts presented below for all periods have been revised as required and where applicable for the application of FASB ASC 470-20 (formerly referred to as FASB Staff Position APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements)” and FASB ASC 260-10 (formerly referred to as FASB Staff Position EITF 03-6-1), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” each of which became effective for Financial Federal on August 1, 2009, retrospectively to all periods, including prior periods, presented in financial statements issued after that date. Accordingly, certain amounts shown for each year in the five-year period ended July 31, 2009 are different from the amounts reported originally in Financial Federal’s prior periodic reports filed with the Securities and Exchange Commission. For further information concerning these retrospective adjustments, please refer to Financial Federal’s Current Report on Form 8-K, dated December 18, 2009, which is incorporated by reference in this proxy statement/prospectus.

	As of and for the Three Months Ended October 31,				As of and for the Fiscal Year Ended July 31,
	2009		2008		2009	2008	2007	2006	2005
(in thousands, except per share data)
Finance receivables – net (1)	$1,410,964		$1,860,699		$1,511,391	$1,916,023	$2,104,361	$1,967,588	$1,641,854
Total assets	1,429,559		1,891,100		1,548,114	1,942,868	2,120,074	1,988,144	1,661,545
Debt	925,000		1,406,300		1,052,000	1,464,400	1,654,400	1,517,861	1,246,600
Stockholders’ equity	463,310		426,273		452,046	416,572	391,753	396,579	350,414
Finance income	33,138		42,993		157,488	188,402	191,254	162,475	126,643
Interest expense (2)	8,666		16,286		53,757	79,073	88,228	70,602	46,748
Net interest margin (3)	24,472		26,707		103,731	109,329	103,026	91,873	79,895
Provision for credit losses	2,500		1,400		7,900	4,000	—	—	1,500
Salaries and other expenses	7,721		7,169		29,537	27,323	24,945	23,676	21,477
Net income	10,302		11,079		41,448	47,784	47,850	41,519	34,652
Earnings per common share, diluted	0.39	(4)	0.43	(4)	1.59	1.84	1.75	1.52	1.30
Earnings per common share, basic	0.39		0.43		1.59	1.85	1.77	1.55	1.33
Cash dividends per common share	0.15		0.15		0.60	0.60	0.55	0.37	0.20

Leverage (5)	2.00		3.30		2.33	3.52	4.22	3.83	3.56

Available liquidity	$404,400		$398,000		$579,000	$357,000	$240,300	$201,400	$88,000
Non-performing assets	82,188		45,919		87,043	46,724	21,159	14,559	25,330
Delinquent receivables	28,626		22,375		37,998	22,901	9,868	8,619	10,171
Net charge-offs (6)	2,479		1,380		7,662	3,223	108	125	1,356

	As of and for the Three Months Ended October 31,		As of and for the Fiscal Year Ended July 31,
	2009	2008	2009	2008	2007	2006	2005
(in thousands, except per share data)
Loss ratio	0.67%	0.29%	0.43%	0.16%	0.01%	0.01%	0.09%
Net interest margin (7)	6.56	5.52	5.82	5.30	4.98	5.03	5.17
Net interest spread	5.43	4.37	4.67	4.15	3.65	3.77	4.09
Expense ratio (8)	2.07	1.48	1.66	1.33	1.21	1.30	1.39
Efficiency ratio (9)	31.60	26.80	28.50	25.00	24.20	25.80	26.90
Return on equity	8.90	10.40	9.50	11.80	12.10	11.10	10.40

(1)	Receivables from installment sale agreements, secured loans and leases, net of the allowance for credit losses.

(2)	Interest expense incurred on debt used to fund finance receivables.

(3)	Net finance income before provision for credit losses.

(4)	Reflects the correction of the amount shown in Financial Federal’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2009.

(5)	Debt as a multiple of equity.

(6)	Write downs of finance receivables less recoveries.

(7)	Net finance income before provision for credit losses expressed as a percentage of average finance receivables.

(8)	Salaries and other expenses expressed as a percentage of average finance receivables.

(9)	Expense ratio expressed as a percentage of net interest margin.

UNAUDITED COMPARATIVE PER SHARE DATA

The table on the following page presents, for both People’s United and Financial Federal, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis. The preliminary pro forma information was prepared as if the merger had become effective on January 1, 2008.

The preliminary pro forma information assumes total merger consideration of approximately $738 million, consisting of approximately $300 million in cash and approximately 26.5 million shares of People’s United common stock with a fair value of approximately $438 million based on the $16.47 closing sale price of People’s United common stock on November 20, 2009, the last trading day before announcement of the merger. Cash consideration was calculated at the rate of $11.27 per share of Financial Federal common stock and stock consideration was calculated at the rate of 1.0 share of People’s United common stock per share of Financial Federal common stock. Using those assumptions, the value of the merger consideration to be received in exchange for one share of Financial Federal common stock would have been approximately $27.74.

The preliminary pro forma equivalent per share information shown for Financial Federal in the following table was obtained by multiplying the pro forma per share amounts shown for People’s United by the exchange ratio of 1.0. The actual number of shares to be issued by People’s United in the merger will also depend on the number of shares of Financial Federal common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record Financial Federal’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Financial Federal’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments presented in this document. Increases or decreases in the fair value of certain balance sheet amounts and other items of Financial Federal as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide People’s United with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United and Financial Federal, which are incorporated into this document by reference. See “Selected Historical Financial Data of People’s United” beginning on page 7.

	As of or for the Nine Months Ended September 30, 2009	As of or for the Fiscal Year Ended December 31, 2008
People’s United
Basic earnings per common share
Historical	$0.23	$0.42
Pro forma	0.29	0.50
Diluted earnings per common share
Historical	0.23	0.42
Pro forma	0.29	0.49
Dividends declared per common share
Historical	0.45	0.58
Pro forma	0.45	0.58
Book value per common share
Historical	15.24	15.44
Pro forma	15.24	N/A

	As of or for the Nine Months Ended July 31, 2009(1)	As of or for the Twelve Months Ended October 31, 2008(2)
Financial Federal
Basic earnings per common share
Historical	$1.16	$1.82
Pro forma equivalent	0.29	0.50
Diluted earnings per common share
Historical	1.16	1.82
Pro forma equivalent	0.29	0.49
Dividends declared per common share
Historical	0.45	0.60
Pro forma equivalent	0.45	0.58
Book value per common share
Historical	17.46	16.50
Pro forma equivalent	15.24	N/A

(1)	Reflects Financial Federal’s results for its second, third and fourth quarters of fiscal 2009.
(2)	Reflects Financial Federal’s results for its second, third and fourth quarters of fiscal 2008 and its first quarter of fiscal 2009.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

People’s United common stock is listed and traded on the NASDAQ Global Select Market under the symbol “PBCT.” Financial Federal common stock is listed and traded on the New York Stock Exchange under the symbol “FIF.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of People’s United common stock and the high and low sales prices of Financial Federal common stock, as reported on the NASDAQ Global Select Market and the New York Stock Exchange, respectively. In addition, the table also sets forth the quarterly cash dividends per share declared by People’s United and Financial Federal with respect to their common stock. On January 11, 2010, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 348,246,791 shares of People’s United common stock outstanding and 25,902,375 shares of Financial Federal common stock outstanding.

	People’s United			Financial Federal
	High	Low	Dividends Declared	High	Low	Dividends Declared
For the calendar quarterly period ended:
2008
March 31, 2008	$18.25	$14.29	$0.1333	$24.67	$17.66	$0.15
June 30, 2008	$18.52	$15.52	$0.15	$25.81	$20.45	$0.15
September 30, 2008	$21.76	$13.92	$0.15	$26.92	$20.30	$0.15
December 31, 2008	$20.15	$14.75	$0.15	$24.52	$13.91	$0.15

2009
March 31, 2009	$18.18	$15.61	$0.15	$23.76	$17.35	$0.15
June 30, 2009	$18.54	$14.72	$0.1525	$25.72	$20.04	$0.15
September 30, 2009	$17.41	$14.84	$0.1525	$26.29	$18.56	$0.15
December 31, 2009	$17.16	$15.15	$0.1525	$28.13	$19.81	$0.15

2010
March 31, 2010 (through January 11, 2010)	$17.08	$16.56	N/A	$28.09	$27.45	N/A

The following table presents:

•	the last reported sale price of a share of Financial Federal common stock, as reported on the New York Stock Exchange; and

•	the last reported sale price of a share of People’s United common stock, as reported on the NASDAQ Global Select Market,

in each case, on November 20, 2009, the last full trading day prior to the public announcement of the proposed merger, and on January 11, 2010, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent value of the merger consideration per share of Financial Federal common stock on those dates:

	Financial Federal Common Stock	People’s United Common Stock	Equivalent Value Per Share of Financial Federal Common Stock(1)
November 20, 2009	$20.55	$16.47	$27.74
January 11, 2010	$27.85	$16.83	$28.10

(1)	Calculated by adding (i) the cash portion of the merger consideration, or $11.27, and (ii) the closing price of People’s United common stock as of the specified date multiplied by the exchange ratio of 1.0.

The market value of the People’s United common stock to be issued in exchange for shares of Financial Federal common stock upon the completion of the merger will not be known at the time of the Financial Federal special meeting. The above tables show only historical comparisons. Because the market prices of People’s United common stock and Financial Federal common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Financial Federal stockholders in determining whether to approve the merger agreement. Stockholders are encouraged to obtain current market quotations for People’s United common stock and Financial Federal common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

The holders of People’s United common stock receive dividends as and when declared by People’s United’s board of directors out of statutory surplus or from net profits. People’s United declared quarterly cash dividends of $0.1525 per share of common stock for each of the last three quarters in 2009 and of $0.15 for the first quarter in 2009 and for each of the last three quarters in 2008. Following the completion of the merger, subject to approval and declaration by People’s United’s board of directors, People’s United expects to continue paying quarterly cash dividends on a basis consistent with past practices.

The merger agreement permits Financial Federal to continue to pay regular quarterly cash dividends equal to $0.15 per share of common stock with record and payment dates consistent with past practice prior to completion of the merger.

SELECTED UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA OF PEOPLE’S UNITED AND FINANCIAL FEDERAL

The following table presents summarized preliminary unaudited pro forma selected financial information reflecting the merger of People’s United and Financial Federal. The preliminary unaudited pro forma selected operating data and per common share data assume the merger was completed as of the beginning of the periods presented. The preliminary unaudited pro forma selected financial condition data and book value per share assume the merger had been completed as of September 30, 2009. The preliminary pro forma financial information has been derived from, and should be read in conjunction with, “Preliminary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 84.

(In millions, except per share data)	As of or for the Nine Months Ended September 30, 2009	As of or for the Fiscal Year Ended December 31, 2008
Selected Operating Data:
Net interest income	$499.2	$725.7
Provision for loan losses	49.9	31.2
Non-interest income	241.3	311.5
Non-interest expense	534.7	737.0
Income before income taxes	155.9	269.0
Net income	103.7	176.7

Per Common Share Data:
Diluted earnings per share	$0.29	$0.49
Dividends per share	0.45	0.58
Book value per share	15.24	N/A

Selected Financial Condition Data:
Loans	$15,759.0	—
Short-term investments	1,633.0	—
Securities purchased under agreements to resell	1,144.0	—
Securities	550.1	—
Allowance for loan losses	172.5	—
Total assets	22,332.9	—
Deposits	15,050.4	—
Borrowings	1,193.0	—
Subordinated notes	181.5	—
Stockholders’ equity	5,551.7	—

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 22, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Because the market price of People’s United common stock will fluctuate, Financial Federal stockholders will not know until the effective time of the merger the value of the shares of People’s United common stock that will be issued in the merger.

Upon the completion of the merger, each share of Financial Federal common stock outstanding immediately prior to the merger will be converted into the right to receive cash and one share of People’s United common stock. Because the per share stock consideration is fixed at one share of People’s United common stock, the market value of the People’s United common stock to be issued in the merger will depend upon the market price of People’s United common stock. This market price may vary from the closing price of People’s United common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to Financial Federal stockholders and on the date of the Financial Federal special meeting. Accordingly, at the time of the Financial Federal special meeting, Financial Federal stockholders will not know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the merger.

Neither People’s United nor Financial Federal is permitted to terminate the merger agreement or resolicit the vote of Financial Federal stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of People’s United and Financial Federal, and regulatory considerations. Many of these factors are beyond the control of People’s United or Financial Federal.

The market price of People’s United common stock after the merger may be affected by factors different from those affecting the shares of People’s United or Financial Federal currently.

The businesses of People’s United and Financial Federal differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of People’s United and Financial Federal. For a discussion of the businesses of People’s United and Financial Federal and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 92.

The failure to successfully integrate Financial Federal’s business and operations in the expected time frame may adversely affect People’s United’s future results.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of People’s United and Financial Federal. However, to realize these anticipated benefits, the businesses of People’s United and Financial Federal must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

People’s United and Financial Federal have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect People’s United’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of People’s United and Financial Federal.

The loss of key personnel may adversely affect People’s United.

After the closing of the merger, People’s United expects to run the Financial Federal business as a separate collateralized lending, financing and leasing services business unit within People’s United’s Commercial Banking division. The integration process and People’s United’s ability to successfully conduct Financial Federal’s collateralized lending, financing and leasing services businesses after the merger will require the experience and expertise of key employees of Financial Federal. Therefore, the ability to successfully integrate Financial Federal’s operations with those of People’s United, as well as the future success of the combined company’s collateralized lending, financing and leasing services operations, will depend, in part, on People’s United’s ability to retain key employees of Financial Federal following the merger. Although several key employees of Financial Federal have entered into employment arrangements with People’s United, there can be no assurance that People’s United will be successful in retaining these employees for the time period necessary to complete the integration process or beyond. If any of these employees were to cease to be employed by People’s United, People’s United’s ability to successfully conduct its collateralized lending, financing and leasing services businesses could be adversely affected, which could have an adverse effect on People’s United’s financial results.

A lawsuit has been filed against Financial Federal challenging the merger, and an adverse judgment, order, injunction or decree in such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Financial Federal is named as defendant in a purported class action lawsuit brought by Financial Federal stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendant from completing the merger on the agreed-upon terms. See “The Merger—Litigation Relating to the Merger” beginning on page 56 for more information about the class action lawsuit related to the merger that has been filed.

One of the conditions to the closing of the merger is that no order, injunction (whether temporary, preliminary or permanent) or decree issued by a court or other agency of competent jurisdiction that makes the merger illegal or prohibits the completion of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendant from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of People’s United and Financial Federal.

If the merger is not completed, the ongoing businesses of People’s United and Financial Federal may be adversely affected and People’s United and Financial Federal will be subject to several risks, including the following:

•	Financial Federal may be required, under certain circumstances, to pay People’s United a termination fee of $25,830,000 under the merger agreement;

•

People’s United and Financial Federal will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, Financial Federal is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by People’s United and Financial Federal management, which could otherwise have been devoted to other opportunities that may have been beneficial to People’s United and Financial Federal as independent companies, as the case may be.

In addition, if the merger is not completed, People’s United and/or Financial Federal may experience negative reactions from the financial markets and from their respective customers and employees. People’s United and/or Financial Federal also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against People’s United or Financial Federal to perform their respective obligations under the merger agreement. If the merger is not completed, People’s United and Financial Federal cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of People’s United and/or Financial Federal.

The shares of People’s United common stock to be received by Financial Federal stockholders as a result of the merger will have different rights from shares of Financial Federal common stock.

Following completion of the merger, Financial Federal stockholders will no longer be stockholders of Financial Federal, a Nevada corporation, but will instead be stockholders of People’s United, a Delaware corporation. There will be important differences between your current rights as a Financial Federal stockholder and the rights to which you will be entitled as a People’s United stockholder. See “Comparison of Stockholder Rights” beginning on page 73 for a discussion of the different rights associated with People’s United common stock and Financial Federal common stock.

Financial Federal’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Financial Federal stockholders.

Executive officers of Financial Federal negotiated the terms of the merger agreement with their counterparts at People’s United, and the Financial Federal board of directors approved the merger agreement and unanimously recommended that Financial Federal stockholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Financial Federal’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Financial Federal stockholders generally. These interests include the acceleration of vesting of their outstanding Financial Federal equity compensation awards and rights to continued indemnification and insurance coverage by People’s United after the merger for acts or omissions occurring before the merger. In addition, certain executives of Financial Federal have entered into employment arrangements with People’s United Bank under which, effective as of completion of the merger, these executives will be employed by People’s United Bank. See “The Merger—Interests of Financial Federal’s Directors and Executive Officers in the Merger” beginning on page 42 for a discussion of these financial interests.

Future results of the combined company may differ materially from the summary pro forma financial information presented in this proxy statement/prospectus.

The unaudited pro forma financial data in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This data reflects certain assumptions about the price of People’s United common stock and the number of shares of such stock that will be issued in the merger. This data also reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Financial Federal’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Financial Federal as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between People’s United and Financial Federal, including future financial and operating results and performance; statements about People’s United’s and Financial Federal’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of People’s United’s and Financial Federal’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of People’s United and Financial Federal. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the stockholders of Financial Federal to approve the merger agreement;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	costs or difficulties related to the integration of the businesses following the merger;

•	changes in general, national or regional economic conditions;

•	the risk that the anticipated benefits, cost savings and any other savings from the merger may not be fully realized or may take longer than expected to realize;

•	changes in loan default and charge-off rates;

•	reductions in deposit levels necessitating increased borrowings to fund loans and investments;

•	changes in interest rates or credit availability;

•	changes in levels of income and expense in non-interest income and expense related activities; and

•	competition and its effect on pricing, spending, third-party relationships and revenues.

Additional factors that could cause People’s United’s and Financial Federal’s results to differ materially from those described in the forward-looking statements can be found in People’s United’s and Financial Federal’s filings with the Securities and Exchange Commission, including People’s United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Financial Federal’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to People’s United or Financial Federal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, People’s United and Financial Federal undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

People’s United Financial, Inc.

People’s United is a savings and loan holding company and is a Delaware corporation. People’s United Bank is a federal stock savings bank and a wholly-owned subsidiary of People’s United. A diversified financial services company founded in 1842, People’s United Bank provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail and small business banking, and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits. In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking and finance. Through its non-banking subsidiaries, People’s United Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp.; and other insurance services through R.C. Knox and Company, Inc. and Chittenden Insurance Group, LLC.

This full range of financial services is delivered through a network of nearly 300 branches in Connecticut, Massachusetts, New Hampshire, Vermont, Maine and New York, including 81 full-service supermarket branches, 43 investment and brokerage offices, nine People’s Capital and Leasing Corp. offices, 16 commercial banking offices and over 400 ATMs. People’s United Bank’s distribution network also includes online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network.

At September 30, 2009, People’s United had total consolidated assets of approximately $21 billion, loans of approximately $14 billion, deposits of approximately $15 billion and stockholders’ equity of approximately $5 billion.

The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171. For additional information about People’s United, see “Where You Can Find More Information” beginning on page 92.

Financial Federal Corporation

Financial Federal, a Nevada corporation organized in 1989, is a financial services company providing collateralized lending, financing and leasing services nationwide to small and medium sized businesses in the general construction, road and infrastructure construction and repair, road transportation and refuse industries. Among the types of equipment Financial Federal finances are bulldozers, buses, cement mixers, compactors, concrete pumps, crawler cranes, earthmovers, excavators, hydraulic truck cranes, loaders, motor graders, pavers, personnel and material lifts, recycling equipment, resurfacers, rough terrain cranes, sanitation trucks, scrapers, trucks, truck tractors and trailers. Nearly all of Financial Federal’s finance receivables are secured by a first lien on the equipment financed. Financial Federal has marketing personnel in over twenty locations nationwide including eight full-service operations centers in Texas, North Carolina, New Jersey, Illinois and California.

The address of Financial Federal’s principal executive offices is 730 Third Avenue, New York, New York 10017, and its telephone number is (212) 599-8000. For additional information about Financial Federal, see “Where You Can Find More Information” beginning on page 92.

THE SPECIAL MEETING OF FINANCIAL FEDERAL STOCKHOLDERS

This proxy statement/prospectus is being furnished to holders of Financial Federal common stock for use at a special meeting of Financial Federal stockholders and any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Financial Federal will be held at 730 Third Avenue, New York, NY, 10017, 18th Floor, on February 16, 2010, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Financial Federal stockholders as of the record date will be asked to consider and vote on the following proposals:

1.        to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 22, 2009, by and between People’s United and Financial Federal, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.        to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or any adjournment of that meeting, to approve the merger agreement.

Recommendation of the Financial Federal Board of Directors

The Financial Federal board of directors has determined that the merger is fair and in the best interests of Financial Federal and its stockholders and unanimously recommends that stockholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal.

Record Date; Shares Entitled to Vote

Only holders of record of Financial Federal common stock at the close of business on the record date of January 11, 2010, are entitled to notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting. As of the record date, there were 25,902,375 shares of Financial Federal common stock outstanding, held of record by approximately 65 stockholders. Each holder of Financial Federal common stock is entitled to one vote for each share of Financial Federal common stock he, she or it owned as of the record date.

A list of Financial Federal stockholders as of the record date will be available for review by any Financial Federal stockholder entitled to vote at the special meeting at Financial Federal’s principal executive offices during regular business hours for the 10 days before the special meeting. The list will also be available during the special meeting to any stockholder present at the special meeting.

Quorum; Vote Required

A quorum of Financial Federal stockholders is necessary to hold a valid meeting. If the holders of a majority of the total number of outstanding shares of Financial Federal common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist.

The affirmative vote of the holders of a majority of the outstanding shares of Financial Federal common stock as of the record date is required to approve the merger agreement. A majority of the votes properly cast is required to approve one or more adjournments of the special meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of Financial Federal and their affiliates collectively owned 1,816,432 shares of Financial Federal common stock, or approximately 7.0% of Financial Federal’s outstanding shares entitled to vote at the special meeting. Financial Federal currently expects that each of its directors and executive officers and their affiliates will vote their shares of Financial Federal common stock “FOR” approval of the merger agreement, although none of them has entered into an agreement requiring them to do so.

When considering the Financial Federal board of directors’ recommendation that you vote in favor of the approval of the merger agreement, you should be aware that the executive officers and directors of Financial Federal have financial interests in the merger that are different from, or in addition to, the interests of stockholders of Financial Federal. See “The Merger—Interests of Financial Federal’s Directors and Executive Officers in the Merger” beginning on page 42.

Voting of Proxies

The Financial Federal board of directors requests that you submit the proxy card accompanying this proxy statement/prospectus for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. The Internet voting facility and the telephone voting facility for stockholders of record will close at 1:00 a.m. Eastern Standard Time, on February 16, 2010.

Each properly signed proxy received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxy or, if no instructions are given on a properly signed proxy, the shares will be voted “FOR” approval of the merger agreement, and “FOR” an adjournment of the special meeting to solicit additional proxies, if such a resolution is submitted to a vote of stockholders.

If you hold your shares of Financial Federal common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Financial Federal common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact Troy H. Geisser, Secretary, at the following address or telephone number:

Financial Federal Corporation

730 Third Avenue, 23rd Floor

New York, New York 10017

(212) 599-8000

You may also contact Georgeson Inc. at (866) 316-2778.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of Financial Federal, stating that you revoke your proxy;

•	signing and delivering to the secretary of Financial Federal a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Troy H. Geisser, Secretary, at the following address:

Financial Federal Corporation

730 Third Avenue, 23rd Floor

New York, New York 10017

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares are held in street name, you must obtain a proxy from the record holder to vote your shares in person at the special meeting. Whether or not you plan to attend the special meeting, Financial Federal requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this proxy statement/prospectus. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement and shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Financial Federal common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by following the directions you receive from your broker with this proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included with this proxy statement/prospectus, or comply with the voting instructions supplied by your bank, broker or other nominee, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as votes cast against approval of the merger agreement. Because a majority of the votes properly cast is required to approve one or more adjournments of the special meeting, abstentions and broker non-votes will have no effect on the outcome of that vote.

Proxy Solicitation

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by and on behalf of the Financial Federal board of directors. All expenses of the solicitation of proxies are being borne by Financial Federal. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of Financial Federal may also solicit proxies by telephone and other electronic means and in person and arrange for nominees, custodians and fiduciaries to forward proxies and proxy material to their principals at the expense of Financial Federal.

This proxy statement/prospectus and the proxy card are first being sent to Financial Federal stockholders on or about January 14, 2010.

Financial Federal has also retained Georgeson Inc. to assist with the solicitation of proxies for a fee of $8,000, plus a fee for each telephone solicitation and reimbursement of out-of-pocket expenses.

Stock Certificates

You should not send in any certificates representing Financial Federal common stock at this time. Following the closing date of the merger, you will receive separate instructions for the exchange of your certificates representing Financial Federal common stock. For more information regarding these instructions, please see “The Merger—Conversion of Shares; Exchange of Certificates; Dividends; Withholding” beginning on page 54.

Proposal to Approve Adjournment of the Special Meeting

Financial Federal is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Financial Federal may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Financial Federal would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder vote to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the special meeting is adjourned for 30 days or fewer, Financial Federal is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the special meeting.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.

On November 22, 2009 the People’s United board of directors and the Financial Federal board of directors approved the merger agreement. The merger agreement provides for the acquisition by People’s United of Financial Federal through a merger of Financial Federal with and into People’s United, with People’s United as the surviving corporation. Immediately following the merger, the subsidiaries of Financial Federal will be contributed to People’s United Bank and become subsidiaries of People’s United Bank.

Upon completion of the merger, each outstanding share of Financial Federal common stock will be converted into the right to receive one share of People’s United common stock and $11.27 in cash.

See “The Merger Agreement,” beginning on page 57, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Management of Financial Federal has from time to time explored and assessed, and has discussed with the Financial Federal board of directors, various strategic options potentially available to Financial Federal. The strategic options included, among other things, the possibility of a business combination with another financial institution.

In June 2009, Paul Sinsheimer, the Chief Executive Officer of Financial Federal, along with other members of Financial Federal management, met with representatives from Keefe, Bruyette & Woods, Inc., which we refer to as KBW, to review market conditions, industry trends and strategic considerations for Financial Federal, including a possible business combination with a financial institution. Based on these discussions with management, KBW identified several financial institutions, including People’s United, that it believed would provide benefits to Financial Federal and its stockholders in a business combination, including access to more diversified and lower-cost funding sources and a stronger capital base to support growth of Financial Federal’s business and would likely be interested in such a transaction. Following this meeting, and at Financial Federal’s direction, KBW contacted these institutions on a no-names basis to inquire whether they would have an interest in a possible business combination with a company with the characteristics of Financial Federal. As part of this process, on July 13, 2009, representatives of KBW sent presentation materials to People’s United describing a potential business combination transaction between Financial Federal and People’s United. In mid July 2009, due to market conditions in the commercial finance industry and limited interest by potential buyers at the time, Financial Federal and KBW determined to discontinue the process of contacting potential buyers.

In mid-August 2009, following discussions with Morgan Stanley & Co. Inc., which we refer to as Morgan Stanley, People United’s regular financial advisor, regarding potential opportunities in the equipment finance sector, People’s United expressed an interest in exploring a possible business combination transaction with Financial Federal. On August 20, 2009, Financial Federal sent a proposed confidentiality agreement to People’s United in anticipation of Financial Federal providing confidential business information to People’s United. On August 26, 2009, Financial Federal and People’s United executed the confidentiality agreement.

On September 14, 2009, Mr. Sinsheimer met with Philip Sherringham, the Chief Executive Officer of People’s United, to discuss a possible business combination transaction. A representative from KBW also attended the meeting. By letter dated September 21, 2009, People’s United submitted a non-binding indication of interest to Financial Federal stating that People’s United was interested in pursuing a business combination transaction with Financial Federal in an all-stock transaction at a price per share in the range of $28 to $32. The indication of interest was subject to a number of conditions, including a due diligence review, negotiation of a mutually acceptable merger agreement, regulatory approvals and approval of People’s United’s board of directors.

On September 22, 2009, the Financial Federal board of directors met with Financial Federal management and representatives of KBW and Covington & Burling LLP, Financial Federal’s outside counsel. The board of directors discussed, among itself and with its advisors, a number of matters, including industry trends, Financial Federal’s current business and prospects, other possible merger candidates and the non-binding proposal from People’s United. The board of directors of Financial Federal authorized management to pursue exploratory discussions with People’s United regarding a potential business combination transaction.

On September 25, 2009, senior management of Financial Federal and People’s United, along with representatives from KBW and Morgan Stanley met at KBW’s offices in New York, New York. The senior management of Financial Federal and People’s United each gave a presentation about their respective companies, including business, financial, operational and legal matters. At the meeting, the participants discussed steps for further review of information about the respective companies, and subsequent to the meeting, Financial Federal and People’s United exchanged document request lists.

On September 30, 2009, the board of directors of People’s United held a special meeting, at which Mr. Sherringham provided an overview of Financial Federal’s business, reviewed the background and status of discussions with Financial Federal and discussed the strategic benefits and risks associated with a potential acquisition of Financial Federal. Mr. Sherringham noted that People’s United’s management was in the process of completing its due diligence investigation of Financial Federal and that management would update the board following completion of its due diligence investigation.

Beginning on October 5, 2009 and over the next several days, representatives of People’s United reviewed documents and other business information of Financial Federal at offices of Financial Federal in Houston, Texas and Teaneck, New Jersey and KBW in New York, New York.

On October 15, 2009, the board of directors of People’s United held a regular meeting with members of management and representatives of People’s United’s financial advisor, Morgan Stanley. Management of People’s United discussed with the board the results of its due diligence investigation of Financial Federal and the progress of discussions relating to the proposed acquisition. Following discussion among management, representatives of Morgan Stanley and members of the board concerning the proposed acquisition, the board authorized Mr. Sherringham and other members of management to negotiate the terms of a merger agreement by and between People’s United and Financial Federal.

On October 16, 2009, Mr. Sherringham contacted Mr. Sinsheimer and informed him that People’s United was interested in proceeding with a possible transaction. Also on October 16, 2009, the parties entered into a confidentiality agreement in anticipation of People’s United providing confidential business information to Financial Federal.

On October 18, 2009, People’s United furnished an initial draft of the merger agreement to Financial Federal.

In mid October 2009, after Financial Federal had concluded that the chances of there being an agreement on price was less likely, KBW communicated with another financial institution that had previously been contacted by KBW with respect to a potential business combination with Financial Federal. After discussions between this institution and KBW, the institution declined to submit an indication of interest.

On October 29, 2009, senior management of Financial Federal, along with representatives of KBW and Covington & Burling LLP, met with representatives of People’s United and Morgan Stanley in Bridgeport, Connecticut. Representatives of People’s United provided materials and presentations on People’s United’s business, including its corporate strategy, asset quality, finances and legal and regulatory matters, and answered questions from representatives of Financial Federal and its legal and financial advisors. Also on October 29, 2009, Mr. Sherringham and Mr. Sinsheimer met separately to discuss the importance to People’s United of management continuity to operate the business upon the completion of a business combination, and that People’s United would make a proposal for continued employment arrangements for key executives.

During the days following the October 29 meeting, discussions were held between KBW and Morgan Stanley with regard to a possible merger price and form of consideration, including the possibility, at Financial Federal’s request, of paying up to 40% of the merger price in cash, with the balance to be paid in People’s United common stock, in order to, among other reasons, reduce the potential volatility of the value of the purchase price between signing and closing of the proposed transaction. On November 5, 2009, a representative of People’s United sent to Mr. Sinsheimer proposed employment terms for key Financial Federal executives.

On November 11, 2009, Financial Federal provided its initial comments to People’s United on the draft merger agreement. On November 13, 2009, the Financial Federal board of directors met with management, Covington & Burling LLP and KBW to discuss the proposed transaction with People’s United, including the proposed terms of the merger agreement and employee continuity arrangements. Following the meeting, KBW advised Morgan Stanley that Financial Federal required a specific proposal from People’s United on price to continue discussing a potential transaction. Later on November 13, 2009, representatives of Morgan Stanley communicated to representatives of KBW a preliminary offer of $27 per share of Financial Federal common stock.

Between November 16 and November 19, 2009, KBW and Morgan Stanley had renewed discussions about the price and structure of a proposed transaction, and Financial Federal’s legal counsel continued negotiating the terms of the merger agreement with People’s United’s legal counsel. Also during this period, Mr. Sherringham sent Mr. Sinsheimer a revised proposal on the terms of employment arrangements for the key Financial Federal executives, and the People’s United and Financial Federal financial and legal advisors, as well as the separate legal advisors to the Financial Federal executives, had a number of discussions with regard to the terms of such employment arrangements.

On November 19, 2009, Mr. Sherringham and Mr. Sinsheimer met in New York, New York to discuss the terms of the transaction. At that meeting, Mr. Sherringham communicated an offer price per share equal to 35% over the closing price per share of Financial Federal common stock on November 20, 2009 to be paid in approximately 40% cash and 60% shares of People’s United common stock. Mr. Sherringham and Mr. Sinsheimer also discussed various other key terms of the proposed transaction.

On November 20, 2009, the Financial Federal board of directors met with Financial Federal management, and its legal counsel and financial advisors to consider People’s United’s proposal. After discussions regarding the proposal, current market conditions, and the other strategic alternatives available to Financial Federal, the board authorized Mr. Sinsheimer to proceed with the negotiation of a transaction with People’s United on the basis of an offer price per share equal to 35% over the closing price per share of Financial Federal common stock on November 20, 2009, to be paid approximately 40% in cash and 60% in stock of People’s United.

Over the course of the following days, the parties and their respective legal counsel and financial advisors worked to finalize the terms of the merger agreement and the employment continuity arrangements for senior executives of Financial Federal.

On November 22, 2009, the Financial Federal board of directors met to consider the merger agreement, the proposed merger consideration of $11.27 in cash per share plus one share of People’s United common stock (representing a transaction value of approximately $27.74 per share of Financial Federal common stock, based upon the $16.47 closing price of People’s United common stock on November 20, 2009), and the proposed employment arrangements. In attendance were representatives of KBW, Covington & Burling LLP, Snell & Wilmer L.L.P., special Nevada counsel to Financial Federal, and members of senior management of Financial Federal. KBW made a presentation to the board concerning the financial terms of the merger, including the analyses that they had performed regarding financial terms. Representatives of KBW delivered an oral opinion (subsequently confirmed in writing) to the board that in its opinion, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by Financial Federal stockholders in the merger was fair, from a financial point of view, to Financial Federal’s stockholders. The Financial Federal board unanimously determined that the merger was advisable and that the merger, the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of Financial Federal and its stockholders, and voted to approve the merger agreement.

Following the meeting of Financial Federal’s board of directors, on November 22, 2009, the board of directors of People’s United held a special meeting to review and consider the merger, the merger agreement and the related transactions. Management of People’s United, together with representatives of Simpson Thacher & Bartlett LLP, its legal advisor, and Morgan Stanley, updated the board on the business, financial condition and prospects of Financial Federal and discussed with the board the course of negotiations with Financial Federal and the terms of the proposed merger agreement and the proposed employment and offer letter agreements with members of Financial Federal’s management team. Following discussion among management, People’s United’s legal and financial advisors and members of the board concerning the proposed acquisition, the board of directors of People’s United unanimously approved the merger agreement, the employment and offer letter agreements, the merger and the other transactions contemplated by the merger agreement.

Following the meetings of the boards of Financial Federal and People’s United, on the evening of November 22, 2009, the parties executed the merger agreement and certain executives of Financial Federal entered into employment continuity arrangements effective contingent upon the closing of the merger. On the morning of November 23, 2009, before the open of the NASDAQ Global Select Market and New York Stock Exchange, Financial Federal and People’s United issued a joint press release announcing the transaction.

Financial Federal’s Reasons for the Merger; Recommendation of the Financial Federal Board of Directors

After careful consideration, the Financial Federal board of directors has determined that the merger is fair and in the best interests of Financial Federal and its stockholders. At a meeting held on November 22, 2009, the Financial Federal board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the proposed merger.

Accordingly, Financial Federal’s board of directors unanimously recommends that Financial Federal’s stockholders vote “FOR” approval of the merger agreement.

In reaching its recommendation, the Financial Federal board of directors consulted with Financial Federal’s senior management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Financial Federal and its stockholders. The Financial Federal board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Value and Form of Merger Consideration. The Financial Federal board considered the value and form of the consideration offered by People’s United, including:

•

the implied merger consideration of $27.74 per share, based upon the $16.47 closing market price of People’s United’s common stock on November 20, 2009 and the $11.27 in cash per share, which represented a 35% premium over the closing market price of Financial Federal’s common stock on November 20, 2009, the last trading day prior to press reports regarding the proposed merger;

•

the mix of the aggregate consideration payable by People’s United in the merger of approximately 40% cash and 60% in People’s United common stock (based on the closing market price of People’s United’s common stock on November 20, 2009);

•

the fact that a portion of the merger consideration will be paid in cash, providing Financial Federal stockholders certainty of value and an opportunity to immediately realize gains for this portion of their investment;

•	the right of Financial Federal stockholders to continue to participate in any future earnings or growth of the combined company through their investment in People’s United common stock;

•	the potential advantages to Financial Federal stockholders from owning shares in a larger company with a higher trading volume; and

•

the expected treatment of the merger as a “reorganization” for U.S. federal income tax purposes, meaning that the gain (but not loss) will be recognized only up to the lesser of the excess, if any, of the sum of the cash and fair market value of the People’s United common stock a U.S. stock holder receives in the merger, over the tax basis in the shares of Financial Federal common stock surrendered by the U.S. stock holder in the merger, or the amount of cash received. See “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50.

•

Opinion of Financial Federal’s Financial Advisor. The Financial Federal board considered the opinion of KBW, financial advisor to Financial Federal, as to the fairness to Financial Federal stockholders, from a financial point of view, of the merger consideration to be received by holders of Financial Federal common stock, as more fully described under “—Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Financial Federal” beginning on page 36.

•

Economic Turmoil and Challenging Environment for Financing Companies. The Financial Federal board considered the difficulty of remaining independent and enhancing stockholder value in the face of current economic, market and industry conditions, and the impact of these conditions on Financial Federal’s access to the credit markets.

•

The Company’s Business and Financial Condition and Prospects if it were to Remain Independent. The Financial Federal board considered its familiarity with the business, operations, prospects, business strategy, properties, assets and financial condition of Financial Federal, including the drop in net finance receivables from approximately $2.1 billion at the end of fiscal year 2007 to approximately $1.5 billion at the end of fiscal year 2009 largely attributable to the current business and economic conditions.

•

Future Prospects of Combined Company. The Financial Federal board considered the enhanced future prospects of the combined company compared to those that Financial Federal was likely to achieve on a stand-alone basis. The Financial Federal board considered the projected market capitalization and market position of the combined entity, the growth potential offered by combining Financial Federal’s established financing operations with access to lower cost funding from People’s United’s deposits as compared to Financial Federal’s current sources of funding, and the fact that there is little overlap between People’s United’s equipment financing business and that of Financial Federal.

•

People’s United’s Business and Financial Condition and Prospects. The Financial Federal board considered its understanding of People’s United’s business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of People’s United.

•

Review of Strategic Alternatives. The Financial Federal board considered the value of the proposed merger consideration as compared to the potential value of other strategic opportunities believed to be reasonably available to Financial Federal.

•

Negotiations with People’s United. The Financial Federal board considered the history of the extended negotiations with People’s United relating to the terms of the merger agreement, including those terms relating to the value and form of merger consideration.

•

Ability of People’s United to Pay Merger Consideration. The Financial Federal board noted that People’s United had approximately $2.5 billion in excess capital available to finance the merger, thereby not needing to condition the merger on obtaining external financing.

•

No Lock-Up. The Financial Federal board considered that, because there is no lock-up on the shares that the Financial Federal stockholders would receive as consideration in the merger, Financial Federal stockholders would have the ability to monetize their holdings immediately by selling their People’s United common stock if they wish to do so.

•

Likelihood of Completion. The Financial Federal board considered, in addition to the absence of a financing condition, the limited nature of the closing conditions in the merger agreement, and the likelihood of receiving the necessary regulatory approvals in a timely fashion. The Financial Federal board also took into account People’s United’s successful completion of its merger with Chittenden Corporation in 2008.

•

Informed Consent of the Company’s Stockholders. The Financial Federal board noted that the requirement to submit the merger agreement to Financial Federal stockholders for approval permits the Financial Federal stockholders to make an informed vote on the merits of the transaction.

•	Sale Process. The Financial Federal board considered the extent of the sale process, including the assistance of KBW in identifying and soliciting other potential buyers of Financial Federal.

•

Unsolicited Bona Fide Acquisition Proposals. The Financial Federal board considered that notwithstanding the merger agreement’s prohibitions on solicitations of third party proposals, Financial Federal is permitted under the merger agreement to respond to, discuss and negotiate qualifying business combination proposals from third parties.

•

Ability of Financial Federal Board to Change its Recommendation of the Merger. The Financial Federal board considered that the merger agreement permits the Financial Federal board to withdraw or change its recommendation in certain circumstances in order to comply with its fiduciary duties.

•

Impact on Constituencies. The Financial Federal board considered the social and economic effect of the proposed merger on Financial Federal’s employees and customers as well as on the communities in which the Financial Federal operates.

The Financial Federal board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•

Fixed Share Ratio. The Financial Federal board considered that because the stock portion of the merger consideration is a fixed exchange ratio of one share of People’s United common stock for each share of Financial Federal common stock, the value of the aggregate merger consideration is subject to change based on fluctuations in the price of People’s United common stock. As a result, before the effective time of the merger, a decrease in the trading price of People’s United common stock will reduce the value of the merger consideration received by Financial Federal stockholders.

•

Effect of Public Announcement. The Financial Federal board considered the possible effects of the public announcement of the merger agreement, including the effects on Financial Federal’s stock price, liquidity, customer relationships and ability to retain employees.

•

Effect of Failure to Complete Transactions. The Financial Federal board considered the possible effects on Financial Federal should the parties fail to complete the merger, including the possible effects on the price of Financial Federal common stock, and the associated business and opportunity costs.

•

Challenges of Combining Two Entities. The Financial Federal board considered the challenges of combining the two companies generally, including the likelihood of a successful integration of the companies and differences in cultures and business management philosophies.

•

Interim Restrictions on the Operation of the Company’s Business. The Financial Federal board considered the covenants included in the merger agreement which place restrictions on the conduct of Financial Federal’s business during the period between the signing of the merger agreement and the closing of the merger, including a requirement that Financial Federal conduct its business in the usual, regular and ordinary course consistent with past practice.

•

Significant Costs Involved. The Financial Federal board considered the significant costs involved in connection with completing the merger, including the substantial management time and effort required to complete the merger and to integrate the two businesses, and the related disruption to the Financial Federal’s operations.

•

No Active Solicitation of Acquisition Proposals. The Financial Federal board considered that while the merger agreement is in effect Financial Federal will be prohibited from actively soliciting any other acquisition proposals.

•

Termination Fee. The Financial Federal board considered that under the terms of the merger agreement, Financial Federal is obligated to pay a termination fee of $25,830,000 in the event that the merger agreement is terminated in certain circumstances, including if Financial Federal terminates the merger agreement to accept a superior offer.

•

Potential Conflicts of Interest of Officers and Directors. The Financial Federal board considered that Financial Federal’s directors and executive officers have financial interests in the merger that are different from, or are in addition to, their interests as Financial Federal stockholders, including the impact of the merger on their compensation arrangements with Financial Federal and, in the case of certain executive officers, employment arrangements with People’s United to take effect upon the closing of the merger. See “—Interests of Financial Federal’s Directors and Executive Officers in the Merger,” beginning on page 42.

•

No Appraisal or Dissenters’ Rights to Stockholders. The Financial Federal board considered that under Nevada law, Financial Federal stockholders do not have appraisal or dissenters’ rights in connection with the merger.

The foregoing discussion of the factors considered by the Financial Federal board is not intended to be exhaustive, but does set forth the principal factors considered by the board. The Financial Federal board members collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board felt were appropriate. In view of the wide variety of factors considered by the Financial Federal board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the Financial Federal board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Financial Federal

Financial Federal retained KBW to act as its financial advisor and engaged KBW to render a fairness opinion in connection with the transactions contemplated by the merger agreement. At the meeting of the Financial Federal board of directors on November 22, 2009, KBW rendered its opinion that as of November 22, 2009 and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration per share of Financial Federal common stock pursuant to the merger agreement was fair, from a financial point of view, to Financial Federal stockholders. KBW presented to the Board its financial analyses performed in rendering its fairness opinion. KBW has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of KBW’s written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Financial Federal stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Financial Federal board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the Financial Federal stockholders if the merger is completed. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Financial Federal stockholder as to how the stockholder should vote at the Financial Federal special meeting on the merger or any related matter.

In arriving at its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement;

•	the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended July 31, 2009 and December 31, 2008 of Financial Federal and People’s United, respectively;

•	certain interim reports on Form 8-K and Quarterly Reports on Form 10-Q of Financial Federal and People’s United; and

•	other financial information concerning the businesses and operations of Financial Federal and People’s United furnished to it by Financial Federal and People’s United for purposes of its analysis;

•	held discussions with members of senior management of Financial Federal and People’s United regarding their respective companies’:

•	past and current business operations;

•	regulatory relations;

•	financial condition; and

•	future prospects;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Financial Federal and People’s United;

•	compared the proposed financial terms of the merger with the financial terms of certain other selected transactions that it deemed to be relevant; and

•	performed such other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Financial Federal and People’s United as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Financial Federal and People’s United are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Financial Federal or People’s United, nor did it examine or review any individual credit files.

The projections relating to People’s United that were furnished to KBW and used by it in certain of its analyses were prepared by People’s United’s senior management. The projections relating to

Financial Federal, which we refer to as the Financial Federal projections, that were used by KBW in certain of its analyses were prepared by KBW based on publicly available First Call consensus estimates and discussions with Financial Federal’s senior management. These Financial Federal projections were not shared with People’s United and were prepared solely for use in performing KBW’s analyses in connection with the proposed merger. Neither Financial Federal nor People’s United publicly discloses internal management projections of the type provided to or used by KBW in connection with its review of the merger. Such projections are by their nature based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and in all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity.

KBW’s opinion is not an expression of an opinion as to the prices at which shares of Financial Federal common stock or shares of People’s United common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Financial Federal and People’s United. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The following is a summary of the material analyses presented by KBW to the Financial Federal board of directors on November 22, 2009, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Financial Federal board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration

The terms of the merger agreement call for each outstanding share of Financial Federal common stock to be converted into one share of People’s United common stock and $11.27 in cash. Based on People United’s closing stock price on November 20, 2009 of $16.47, the transaction consideration represents a value of $27.74 per share to Financial Federal.

Selected Transactions Analysis

KBW reviewed publicly available information related to selected acquisitions of commercial finance-related companies announced from January 2000 to November 2009. The transactions included in this group were:

Announcement Date	Target	Acquiror
September 2009	Genesis Lease Ltd.	AerCap Holdings N.V.
July 2007	Williams Scotsman Intl. Inc.	Ristretto Group S.a.r.l.
April 2007	Interpool, Inc.	Fortress Investment Group
September 2002	ABB Ltd.’s Structured Finance Operations	General Electric Capital Corporation
July 2001	XTRA Corp.	Berkshire Hathaway Inc.
July 2001	Heller Financial Inc.	General Electric Capital Corporation
July 2001	SAFECO Credit Co. Inc.	General Electric Capital Corporation
March 2001	Franchise Finance Corporation of America	General Electric Capital Corporation
March 2001	CIT Group Inc.	Tyco International Ltd.
January 2001	Rollins Truck Leasing Corp.	General Electric Capital Corporation
September 2000	Associates First Capital Corporation	Citigroup, Inc.

Transaction multiples for the merger were derived from an offer price of $27.74 (based upon People’s United’s closing share price on November 20, 2009) per share for Financial Federal. For each selected transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

•

the tangible book value per share of the acquired company or business unit, as applicable, based on the latest publicly available financial statements of the company or business unit, as applicable, available prior to the announcement of the acquisition; and

•	the closing price per share, which we refer to as the market premium, for the acquired company for the one month period prior to the announcement of the acquisition.

KBW also derived and compared the receivables premium for the acquired company, calculated as the equity consideration less tangible book value divided by the book value of receivables, based on the latest publicly available financial statements of the company or business unit, as applicable, available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Metric	Low	Median	High
Receivables Premium	(12.1%)	16.7%	78.6%
Price / Book Value	0.61x	1.80x	6.61x
Price / LTM Earnings per Share	8.5x	12.3x	23.8x
1-Month Premium	10.5%	28.2%	82.5%

No company or transaction used as a comparison in the above analysis is identical to Financial Federal, People’s United or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. Based on these judgments, KBW used the median results from the chart above, and applied them to the applicable metrics (earnings per share, tangible book value, receivables premium and market premium) of Financial Federal to arrive at implied per share valuations of Financial Federal.

KBW arrived at an implied valuation for Financial Federal common stock based on its selected transactions analysis ranging from $19.64 per share to $31.41 per share, compared to the proposed merger consideration of $27.74 per share based on the closing price of People’s United common stock on November 20, 2009.

Discounted Cash Flow Analysis of Financial Federal

In conducting its analysis, KBW performed a discounted cash flow analysis to determine the valuation of Financial Federal. This analysis yielded a range of implied present values per share of Financial Federal.

KBW performed a stand alone discounted cash flow analysis to calculate the estimated present value per share of Financial Federal common stock. In this analysis, KBW derived (i) the present value of estimated free cash flows that Financial Federal could generate over the period from November 2009 to July 2014, assuming the distribution of excess capital over over the ratio of tangible common equity to tangible assets, which we refer to as the TCE/TA ratio, of Financial Federal and (ii) the present value of the “terminal value” of the common stock based on forward earnings multiples. The valuation range is modeled based on Financial Federal projections through July 31, 2014. In calculating the free cash flows, KBW applied a TCE/TA ratio ranging from 16.0% to 24.0% (based on Financial Federal’s historical data). In calculating the terminal value of Financial Federal’s common stock, KBW applied multiples ranging from 13.0x to 15.0x (based on Financial Federal’s 10-year median consensus price/forward earnings as obtained from First Call, a provider of broker-sourced research and earnings estimates) to Financial Federal’s 2015 projected divdendable net income, which was derived based on the projected dividendable net income growth from July 2013 to July 2014 and applied to the July 2014 dividendable net income. The free cash flows and the terminal value were then discounted back to November 20, 2009 (the last business day before the signing of the merger agreement) using discount rates ranging from 11.5% to 13.5% (based on a capital asset pricing model, as calculated by Ibbotson Associates, a financial research firm, and Financial Federal’s 2-year weekly raw beta).

KBW calculated a range of implied equity value of $22.71 to $27.91 per share of Financial Federal common stock, compared to the proposed merger consideration of $27.74 per share based on the closing price of People’s United common stock on November 20, 2009.

Financial Federal Market Price Analysis

KBW reviewed the market performance of Financial Federal common stock. Financial Federal’s 52-week market price range was $13.89 to $26.29 per share of Financial Federal common stock. Based on a market premium of 29.1% (based on the average of the 1-day and 1-month median premiums from publicly available data for all transactions in the bank, thrift, specialty lender, brokerage/insurance, insurance, asset manager and financial technology sectors with publicly available information since January 2000), KBW calculated an implied equity value range of $19.64 to $33.94 per share of Financial Federal common stock, compared to the proposed merger consideration of $27.74 per share based on the closing price of People’s United common stock on November 20, 2009.

People’s United Discounted Cash Flow Analysis.

KBW performed a discounted cash flow analysis to calculate the estimated present value per share of People’s United common stock. This was calculated by adding (i) the present value of dividendable earnings and excess capital over TCE/TA of People’s United and (ii) the present value of the “terminal value” of People’s United common stock based on forward earnings multiples. For estimating the valuation range, the cash flows were modeled based on management projections through December 31, 2012, and a 10.0% year-over-year earnings growth rate afterwards based on First Call’s consensus earnings estimates. In calculating the dividendable earnings, KBW applied a TCE/TA ratio ranging from 6.0% to 7.0% (based on management’s stated target). In calculating the terminal value of the People’s United’s common stock, KBW applied multiples ranging from 11.0x to 13.0x (based on historical price/forward earnings of KBW’s Bank Sector Index (BKX)) to People’s United’s 2015 projected net income on the assumptions described above. The projected dividend and the terminal value were then discounted back to November 20, 2009 using discount rates ranging from 11.0% to 13.0%.

KBW calculated a range of implied equity value of $17.39 to $19.75 per share of People’s United common stock, compared to the closing share price for People’s United common stock on November 20, 2009, the last trading day before announcement of the proposed merger, of $16.47.

People’s United Market Price Analysis

KBW reviewed the market performance of People’s United common stock. People’s United’s 52-week market valuation range was $14.72 to $19.38 per share of People’s United common stock, compared to the closing share price for People’s United common stock on November 20, 2009, the last trading day before announcement of the proposed merger, of $16.47.

Agreement between Financial Federal and KBW

The Financial Federal board of directors has retained KBW as an independent contractor to act as financial advisor to Financial Federal regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Financial Federal and People’s United. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Financial Federal and People’s United for KBW’s own account and for the accounts of its customers. During the past two years KBW has acted as financial advisor to People’s United in connection with its divestiture of certain branches and received a fee for such services. In addition, Michael Zimmerman, a current director of Financial Federal, is also a director of KBW, Inc., the parent company of KBW.

Financial Federal and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Financial Federal paid KBW a cash fee of $750,000, which we refer to as the opinion fee, concurrent with the rendering of the fairness opinion described above, and will pay to KBW at the time of closing of the merger a cash fee, which we refer to as the contingent fee, equal to 1.00% of the market value of the aggregate consideration paid by People’s United in exchange for the outstanding shares of common stock and in settlement of outstanding employee stock options of Financial Federal under the terms of the merger agreement, where “aggregate consideration” means the total amount of cash and the fair market value on the date of closing of People’s United common stock paid or payable by People’s United to Financial Federal’s stockholders and option holders in connection with the merger. The fees paid prior to the contingent fee payment will be credited against the contingent fee. Pursuant to the KBW engagement agreement, Financial Federal also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Interests of Financial Federal’s Directors and Executive Officers in the Merger

In considering the Financial Federal’s board of directors’ recommendation to vote in favor of the approval of the merger agreement, you should be aware that Financial Federal’s executive officers and directors might have interests in the merger that may be different from, or in addition to, the interests of other Financial Federal stockholders generally. The Financial Federal board was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Future Employment by People’s United

In connection with Financial Federal’s entry into the merger agreement, a number of Financial Federal’s executive officers have entered into agreements with People’s United Bank, a wholly-owned subsidiary of People’s United, which we refer to as the Bank, under which the executives will be employed by the Bank if the merger is completed, with the right to receive severance payments if their employment by the Bank thereafter terminates under certain circumstances.

Employment Agreement with Paul Sinsheimer. Paul Sinsheimer, Financial Federal’s Chief Executive Officer, has entered into an employment agreement with the Bank that will become effective at the time of the closing of the merger. If the merger is not completed, the employment agreement will be of no force or effect.

The employment agreement has a three-year term commencing upon the closing date of the merger. During the employment period, Mr. Sinsheimer will serve as Executive Vice President of the Bank, and President and Chief Executive Officer of the subsidiary of the Bank that will operate Financial Federal’s former business. Mr. Sinsheimer will receive an initial annual base salary of $600,000, which may be increased, but not decreased, by the Bank’s board of directors during the term of the agreement. In addition, Mr. Sinsheimer will be granted a merger closing award of 100,000 restricted shares of People’s United common stock, which we refer to as the Merger Closing Stock Grant, which shares will vest annually in three equal installments, contingent upon his continued employment, but subject to the acceleration of vesting under certain circumstances as more fully described below.

During each year Mr. Sinsheimer is employed by the Bank, Mr. Sinsheimer will be eligible to receive an annual discretionary cash bonus with an annual target amount of $600,000, which we refer to as the Target Bonus Amount, with the actual payment ranging from 0% to 200% of the target depending on the extent to which performance measures (to be established) are achieved. Each year, Mr. Sinsheimer will also be entitled to receive a long-term incentive award with an annual target amount equal to

$600,000, which we refer to as the Total Annual Target Amount, with (i) 50% of the target amount to be granted in the form of restricted shares of People’s United common stock with a fair market value on the date of grant of $300,000, which we refer to as the Target Restricted Stock Award, (ii) 25% of the target amount to be granted in the form of options to purchase shares of People’s United common stock with a Black-Scholes value equal to $150,000 on the date of grant, which we refer to as the Target Stock Option Award, and (iii) 25% of the target amount to be payable in cash, which we refer to as the Target Cash Award.

Also under the employment agreement, Mr. Sinsheimer will be entitled to participate in all retirement and non-retirement employee benefit plans and programs to the same extent available to other senior executive officers of the Bank from time to time and will be entitled to perquisites that are consistent with the perquisites provided to other senior executive officers of the Bank. Mr. Sinsheimer is also entitled for the duration of his employment agreement term to continued use of Financial Federal’s apartment in New York City pursuant to the same terms and conditions as currently in effect with Financial Federal.

If, during the three-year term of the employment agreement, Mr. Sinsheimer’s employment is terminated by the Bank without cause or Mr. Sinsheimer elects to terminate his employment for any reason, Mr. Sinsheimer will be entitled to:

•	a lump sum cash payment equal to the sum of:

•	the balance of his base salary for the remainder of the three-year term of the agreement;

•	1/12 of the Target Bonus Amount multiplied by the number of months of employment remaining under the employment agreement at the time of termination;

•	any outstanding Target Cash Award; and

•

the Total Annual Target Amount multiplied by the result of (x) three minus (y) the number of years in which all of the Target Cash Award, Target Restricted Stock Award and Target Stock Option Award have been made in respect of each such year;

•	accelerated vesting of the unvested portion of the Merger Closing Stock Grant and any outstanding Target Restricted Stock Award and Target Stock Option Award; and

•	continued participation in the Bank’s group health plans for 24 months, at Mr. Sinsheimer’s expense.

As a condition to receiving the benefits described above, Mr. Sinsheimer will be required to execute a general release of claims. If Mr. Sinsheimer’s employment is terminated without cause or he resigns for any reason before the expiration of the three-year term of the employment agreement, Mr. Sinsheimer will be subject to non-competition and non-solicitation obligations for (i) one year after termination of employment or (ii) the remainder of the three-year term, whichever period is longer.

In connection with his employment by the Bank, Mr. Sinsheimer is entitled to enter into a change of control agreement with People’s United. The agreement has a term of three years. If Mr. Sinsheimer’s employment with the Bank is terminated without cause, or Mr. Sinsheimer resigns for good reason, within three years following a change in control of People’s United that occurs during the term of the change in control agreement, People’s United will make payments and provide benefits to Mr. Sinsheimer as follows:

•

cash severance equal to 2.5 times the sum of (i) his base salary immediately prior to the date of termination and (ii) the target amount of his annual cash bonus for the year prior to the year in which the change in control occurs; and

•	continued participation in the Bank’s group health plans for 24 months, at the expense of People’s United.

As a condition to receiving these benefits, Mr. Sinsheimer will be required to execute a general release of claims.

If any payments or distributions made to Mr. Sinsheimer by People’s United in connection with the change in control of People’s United become subject to the excise tax imposed by Section 4999 of the Code, then Mr. Sinsheimer will be entitled to receive a “gross up” payment in an amount such that after payment of all applicable taxes, interest and penalties, it will equal the amount of the excise tax payable by Mr. Sinsheimer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no “gross up” payment will be made.

Employment Agreements with Other Senior Financial Federal Executives. William Gallagher, Troy Geisser, John Golio and James Mayes, Jr., each a senior executive of Financial Federal, have each entered into an employment agreement with the Bank that will become effective at the time of the closing of the merger. If the merger is not completed, the employment agreements will be of no force or effect.

These employment agreements each have a two-year term commencing upon the closing of the merger. During the employment period, each executive will serve as Senior Vice President of the Bank and have an executive position with the subsidiary of the Bank that will operate Financial Federal’s former business that is consistent with the position he currently holds with Financial Federal.

The initial annual base salary of each executive is as follows: Mr. Gallagher - $325,000, Mr. Geisser - $340,000, Mr. Golio - $350,000 and Mr. Mayes - $350,000, each of which amounts may be increased, but not decreased, by the Bank’s board of directors during the term of the agreement. In addition, each executive will be granted a merger closing award of the following number of restricted shares of People’s United common stock, which shares will vest annually in two equal installments, contingent upon his continued employment: Mr. Gallagher - 5,000, Mr. Geisser - 20,000, Mr. Golio - 25,000 and Mr. Mayes - 25,000.

During each year the executive is employed by the Bank, he will be eligible to receive an annual discretionary cash bonus with an annual target amount equal to the following percentage of his base salary: Mr. Gallagher - 55%, Mr. Geisser - 30%, Mr. Golio - 55% and Mr. Mayes - 55%, with the actual payment ranging from 0% to 200% of the target depending on the extent to which performance measures (to be established) are achieved. Each year, each executive will also be entitled to receive a long-term incentive award with an annual target amount equal to the following percentage of his base salary: Mr. Gallagher - 20%, Mr. Geisser - 20%, Mr. Golio - 60% and Mr. Mayes, - 60%.

The employment agreements further provide that each executive will be entitled to participate in all retirement and non-retirement employee benefit plans and programs to the same extent available other senior officers of the Bank from time to time and will be entitled to perquisites that are consistent with the perquisites provided to other senior officers of the Bank.

If, during the two-year term of the employment agreement, the executive’s employment is terminated by the Bank without cause or any executive elects to terminate his employment for good reason, such executive will be entitled to:

•	a lump sum severance payment in the amount of $1,245,000 for Mr. Gallagher, $1,708,000 for Mr. Geisser, $1,865,000 for Mr. Golio and $1,865,000 for Mr. Mayes; and

•	continued participation in the Bank’s group health plans for 24 months, at the executive’s expense.

As a condition to receiving the benefits described in the immediately preceding paragraph above, each executive will be required to execute a general release of claims. If the executive’s employment is terminated without cause or he resigns with good reason before the expiration of the two-year term, he will be subject to non-competition and non-solicitation obligations for two years after termination of employment. If the executive’s employment is terminated with cause or he resigns without good reason before the expiration of the two-year term, he will be subject to non-competition and non-solicitation obligations for one year after termination of employment.

In connection with his employment by the Bank, each executive is entitled to enter into a change of control agreement with People’s United. The agreement has a term of three years. If the executive’s employment with the Bank is terminated without cause, or the executive resigns for good reason, within three years following a change in control of People’s United that occurs during the term of the change in control agreement, People’s United will make payments and provide benefits to the executive as follows:

•

cash severance payment equal to 2.0 times the sum of the executive’s base salary immediately prior to the date of termination, plus the target amount of the executive’s annual cash bonus for the year prior to the year in which the change in control occurs; and

•	continued participation in the Bank’s group health plans for 24 months, at the expense of People’s United.

As a condition to receiving these benefits, the executive will be required to execute a general release of claims.

If any payments or distributions made to an executive by People’s United in connection with a change in control of People’s United become subject to the excise tax imposed by Section 4999 of the Code, then such executive will be entitled to receive a “gross up” payment in an amount such that after payment of all applicable taxes, interest and penalties, it will equal the amount of the excise tax payable by such executive with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no “gross up” payment will be made.

Each of the executives is eligible to enter to enter into the change in control agreement at the time of the closing of the merger.

Letter Agreements with Other Financial Federal Executives. Angelo Garubo, Steven Groth and David Hamm, each a senior executive of Financial Federal, have each entered into a letter agreement with the Bank, under which each has been offered employment with the Bank. If the merger is not completed, the employment offers will terminate.

If the executive accepts employment with the Bank, his title and annual salary will be as follows: Mr. Groth—Senior Vice President, with an annual salary of $340,000; Mr. Garubo—First Vice President, with an annual salary of $275,000 and Mr. Hamm—First Vice President, with an annual salary of $250,000. Each executive also will be eligible to participate in the Bank’s short-term and long-term incentive plans and retirement programs and to receive perquisites, fringe benefits, group insurance coverage, vacation entitlements and other benefits generally provided to other officers of the Bank from time to time.

Each of the executives who has entered into a letter agreement will be an “at will” employee of the Bank, thereby entitling the Bank to terminate the executive’s employment at any time and for any or no reason. If, however, (i) after being employed by the Bank for 90 days following the closing of the merger, the executive elects to resign as an employee of the Bank for any reason on such 90th day or (ii) at any time during the two year period following the closing of the merger, the executive’s employment is terminated by the Bank without cause or the executive resigns for good reason, the executive will be entitled to receive:

•	a lump sum severance payment in the amount of $1,708,000 for Mr. Groth, $1,027,000 for Mr. Garubo, and $920,000 for Mr. Hamm; and

•	continued participation in the Bank’s group health plans for 24 months, at the executive’s expense.

As a condition to receiving these severance benefits, the executive will be required to execute a general release of claims.

If Mr. Groth accepts employment with the Bank, he also is entitled to enter into a change of control agreement with People’s United on the same terms and conditions as the change in control agreements for Messrs. Gallagher, Geisser, Golio and Mayes, as described above under “—Employment Agreements with Other Senior Financial Federal Executives.”

Quantification of Termination of Employment Benefits

The table below sets forth an estimate of the value of the payments and other benefits that each of Financial Federal’s executive officers would be entitled to receive under his employment agreement or letter agreement with People’s United if his employment by the Bank terminates under the following circumstances:

•	Mr. Sinsheimer’s employment by the Bank is terminated by the Bank without cause or he voluntarily resigns as an employee of the Bank on the first day following the closing of the merger;

•

in the cases of each of Messrs. Gallagher, Geisser, Golio and Mayes, his employment is terminated by the Bank without cause, or he terminates his employment for good reason, on the first day following the closing of the merger; and

•	in the cases of each of Messrs. Garubo, Groth and Hamm, he voluntary terminates his employment by the Bank on the 90th day following the closing of the merger.

The computation of the amount of Mr. Sinsheimer’s Merger Closing Stock Grant assumes a People’s United common stock price of $16.75 (the closing sale price on January 4, 2010). The actual value of this award will depend on the price of People’s United common stock on the date his employment with the Bank terminates. All amounts are shown before the deduction of any applicable withholding taxes.

	Cash Severance Payment	Merger Closing Stock Grant	Total
Paul R. Sinsheimer	$5,400,000	$1,675,000	$7,075,000
John V. Golio	$1,865,000	0	$1,865,000
James H. Mayes, Jr.	$1,865,000	0	$1,865,000
William M. Gallagher	$1,245,000	0	$1,245,000
Troy H. Geisser	$1,708,000	0	$1,708,000
Steven F. Groth	$1,708,000	0	$1,708,000
Angelo G. Garubo	$1,027,000	0	$1,027,000
David H. Hamm	$920,000	0	$920,000

Settlement of Executive Officer Equity Awards in the Merger

The merger has had or will have the following impact on stock incentive awards currently held by Financial Federal’s executive officers:

Acceleration of the Vesting of Restricted Stock. At the time Financial Federal entered into the merger agreement each of the executive officers of Financial Federal held shares of restricted stock granted under the Financial Federal Corporation 2006 Stock Incentive Plan, which we refer to as the SIP, or the Financial Federal Corporation Amended and Restated 2001 Management Incentive Plan, which we refer to as the MIP. The shares of restricted common stock were subject to vesting based on either or both of (i) the continued service of the executive until a specified date or dates, which we refer to as a service-based condition, and (ii) the achievement of one or more established performance objectives, which we refer to as a performance-based condition. Under the terms of each of the award agreements, all such shares of restricted common stock would have vested immediately prior to the merger, without requiring the satisfaction of the applicable service-based and/or performance-based conditions. In anticipation of the merger, the Compensation Committee of the Financial Federal board of directors has exercised its discretion under the respective plans to accelerate the vesting of all such shares of restricted common stock, with the result that all such shares of restricted stock became vested and nonforfeitable shares of Financial Federal common stock effective December 30, 2009. This action was taken with the consent of People’s United for the purpose of eliminating the excise tax that each of the executive officers otherwise would have incurred in connection with the merger, and the corresponding “gross-up” payments that People’s United otherwise would have had to make to the executives, as more fully described below under the heading “—Excise Tax Gross-up Payments.” In connection with vesting, each executive officer surrendered to Financial Federal a portion of the vested shares for the purpose of discharging the associated federal and state tax withholding obligations. In the merger, each of the remaining shares of Financial Federal common stock held by the executive officers will be cancelled and converted into the right to receive (i) one share of People’s United common stock and (ii) $11.27 in cash, which we refer to, collectively, as the merger consideration, on the same terms as all other outstanding shares of Financial Federal common stock.

Acceleration of the Vesting of Unvested Restricted Stock Units. Each of the executive officers of Financial Federal (other than Mr. Sinsheimer) currently holds unvested restricted stock units granted under the SIP. The restricted stock units are subject to vesting based on a service-based condition. Under the terms of the award agreements, immediately prior to the merger, all such restricted stock units will become vested and will be settled by the issuance to the executive of shares of Financial Federal common stock, without requiring the satisfaction of the service-based condition. In the merger, each such share of Financial Federal common stock will be cancelled and converted into the right to receive the merger consideration on the same terms as all other outstanding shares of Financial Federal common stock.

The following table sets forth the value that each of the executive officers will receive in connection with the merger as the result of the accelerated vesting of his restricted stock and his unvested restricted stock units as described above. The calculations assume a People’s United common stock price of $16.75 (the closing sale price on January 4, 2010) on the closing date of the merger. The actual value of the merger consideration will depend on the price of the People’s United common stock on the closing date of the merger.

	Vesting of Restricted Common Stock
	Shares Surrendered for Tax Withholdings(1)	Shares Retained	Settlement of Unvested Restricted Stock Units	Total
Paul R. Sinsheimer	$4,425,265	$7,849,803	—	$12,275,068
John V. Golio	$2,053,243	$2,409,918	$280,200	$4,743,361
James H. Mayes, Jr.	$2,026,742	$3,734,571	$280,200	$6,041,513
William M. Gallagher	$633,028	$1,347,096	$140,100	$2,120,224
Troy H. Geisser	$1,937,311	$2,280,958	$280,200	$4,498,469
Steven F. Groth	$1,570,750	$2,039,205	$280,200	$3,890,155
Angelo G. Garubo	$599,776	$864,295	$140,100	$1,604,171
David H. Hamm	$878,161	$1,227,283	$140,100	$2,245,544

(1)	Calculated by multiplying the number of shares of common stock surrendered by $27.54, the closing sale price of Financial Federal common stock on December 30, 2009.

Settlement of Stock Units. Mr. Sinsheimer holds 150,000 stock units issued under a Supplemental Retirement Benefit Plan, which we refer to as the SERP. In accordance with the terms of the SERP, immediately prior to the merger, each stock unit will be settled by the issuance to Mr. Sinsheimer of one share of Financial Federal common stock. In the merger, each such share of Financial Federal common stock will be cancelled and converted into the right to receive the merger consideration. Assuming a People’s United common stock price of $16.75 (the closing sale price on January 4, 2010) on the closing date of the merger, Mr. Sinsheimer would receive People’s United common stock with a market value of $2,512,500 and $1,690,500 in cash in exchange for his vested stock units.

Settlement of Stock Options. Under the terms of the merger agreement, each stock option to purchase shares of Financial Federal common stock granted under any Financial Federal stock incentive plan that is outstanding immediately prior to the effective time of the merger, whether or not vested and exercisable, will become vested and exercisable immediately prior to the effective time of the merger. At the effective time of the merger, all outstanding stock options will be cancelled and the holder will be entitled to receive from People’s United a cash payment equal to the number of shares of Financial Federal common stock to which the stock option relates, multiplied by the amount, if any, by which the “per share amount” exceeds the exercise price of the stock option. The per share amount is the sum of (i) $11.27 and (ii) the volume weighted average per share prices of the People’s United common stock on the NASDAQ Global Select Market for the five consecutive trading days ending two days prior to the closing date of the merger. Mr. Garubo, who holds stock options to purchase 5,000 shares of Financial Federal common stock at an exercise price of $26.96 (of which 2,500 are unvested), is the only executive officer who holds stock options. Assuming a weighted average price of the People’s United common stock price of $16.75 (the closing sale price on January 4, 2010) as of the closing date of the merger, Mr. Garubo would receive a cash payment of approximately $5,300 in exchange for his stock options.

Excise Tax Gross-up Payments

Under the terms of either the employment agreements or letter agreements described above under the heading “—Future Employment by People’s United,” each Financial Federal executive officer will be entitled to a “gross-up” payment if any payments that are contingent on the merger with People’s United are determined to be excess parachute payments under Section 280G of the Code, for which an excise tax is imposed under Section 4999 of the Code. Accordingly, to the extent that the acceleration of the vesting of shares of restricted common stock and the settlement of unvested restricted stock units and unvested stock options in connection with the merger either alone or in conjunction with the receipt of severance payments or other post-merger compensation from the Bank result in the executive becoming subject to the excise tax, the executive will receive an additional cash payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the “gross-up” payment, the executive will receive the same net after-tax amount that he would have received if there were no excise taxes. The receipt of a “gross-up” payment is subject to the qualification that, if the excise tax can be avoided by reducing payments that are contingent on the merger (other than the gross-up payment) by an amount that is less than 10% of such payments, such payments will be so reduced and no gross-up payment will be payable. This “gross up” provision supersedes the provisions of excise tax restoration agreements to which each Financial Federal executive officer is a party, which did not include the provision allowing for a reduction in payments of up to 10% if it would avoid the need for a gross-up payment. Based on an analysis prepared by the consulting firm Towers Perrin at the direction of People’s United, People’s United has determined that, due to Financial Federal’s acceleration of the vesting of restricted common stock as described above, none of the Financial Federal executive officers are expected to be subject to an excise tax in connection with the merger. The Towers Perrin analysis is based on the following assumptions: the merger occurs on April 1, 2010; the price of Financial Federal common stock is $27.74 per share at the time of the merger; the price of People’s United common stock at the time of the merger is $16.63 per share; and each executive terminates employment with People’s United on October 1, 2010.

Settlement of Director Equity Awards

Each of Financial Federal’s non-employee directors (Messrs. Fisher, Palitz, Swergold, Timanus and Zimmerman) holds 8,000 vested stock units. Under the terms of the award agreements, immediately prior to the merger, each of the stock units will become nonforfeitable and will be settled by the issuance to the director of shares of Financial Federal common stock. In the merger, each such share of Financial Federal common stock will be cancelled and converted into the right to receive the merger consideration. Assuming a People’s United common stock price of $16.75 (the closing sale price on January 4, 2010), each of the directors would receive People’s United common stock with a market value of $134,000 and $90,160 in cash in exchange for his stock units.

Indemnification and Insurance

Under the terms of the merger agreement, People’s United has agreed that it will, from and after the closing of the merger, indemnify and hold harmless all past and present officers and directors of Financial Federal and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under applicable law and the articles of incorporation and bylaws of Financial Federal as in effect on the date of the merger agreement.

The merger agreement also provides that immediately prior to the effective time of the merger, People’s United will cause the persons serving as officers and directors of Financial Federal to be covered with respect to claims arising from facts or events that existed or occurred at or prior to the effective time of the merger for a period of six years after completion of the merger by directors’ and officers’ liability insurance policies that are at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than Financial Federal’s current policy, subject to specified cost limitations. The obligations of People’s United may be satisfied by prepaid insurance policies under specified circumstances.

People’s United’s Reasons for the Merger

People’s United’s reasons for entering into the merger agreement include:

•	the opportunity to add to People’s United’s equipment financing platform with an institution that has a similar underwriting, credit philosophy and outlook on equipment finance;

•	the opportunity to replace the higher cost funding structure currently relied upon at Financial Federal with People’s United’s lower-cost and stable deposit-centric funding base;

•	the quality of Financial Federal’s business, customer relationships and assets and the compatibility of the People’s United and Financial Federal operating models pertaining to equipment finance; and

•	the opportunity to expand People’s United’s equipment finance offerings into heavy construction and refuse equipment, as well as to enhance its offerings of road transportation finance.

People’s United’s Board of Directors and Management after the Merger

The directors and officers of People’s United are not expected to change in connection with the merger. The directors and officers of People’s United immediately prior to the merger will continue to be the directors and officers of People’s United after completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Financial Federal common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Financial Federal common stock that hold their Financial Federal common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Financial Federal common stock in light of their individual circumstances or to holders of Financial Federal common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Financial Federal common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of Financial Federal common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Financial Federal common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

Based on representations contained in representation letters provided by People’s United and Financial Federal and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above, it is the opinion of Simpson Thacher & Bartlett LLP, counsel to People’s United, and Covington & Burling LLP, counsel to Financial Federal, that the merger will qualify as a

“reorganization” within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by People’s United or Financial Federal as a result of the merger;

•

gain (but not loss) will be recognized by U.S. holders of Financial Federal common stock who receive shares of People’s United common stock and cash in exchange for shares of Financial Federal common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the People’s United common stock and cash received by a U.S. holder of Financial Federal common stock exceeds such U.S. holder’s basis in its Financial Federal common stock and (ii) the amount of cash received by such U.S. holder of Financial Federal common stock (except with respect to any cash received instead of fractional share interests in People’s United common stock, which is discussed below under “—Cash Received Instead of a Fractional Share of People’s United Common Stock”);

•

the aggregate basis of the People’s United common stock received by a U.S. holder of Financial Federal common stock in the merger (including fractional shares of People’s United common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Financial Federal common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of fractional share interests in People’s United common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of fractional share interests in People’s United common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”); and

•

the holding period of People’s United common stock received in exchange for shares of Financial Federal common stock (including fractional shares of People’s United common stock deemed received and redeemed as described below) will include the holding period of the Financial Federal common stock for which it is exchanged.

If a U.S. holder of Financial Federal common stock acquired different blocks of Financial Federal common stock at different times or at different prices, any gain will be determined separately with respect to each block of Financial Federal common stock, and the cash and shares of People’s United common stock received will be allocated pro rata to each such block of stock.

Completion of the merger is conditioned on, among other things, the receipt by Financial Federal and People’s United of legal opinions from Covington & Burling LLP and Simpson Thacher & Bartlett LLP, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by Financial Federal and People’s United to be delivered at the time of closing. Although the merger agreement allows each of People’s United and Financial Federal to waive this condition to closing, neither People’s United nor Financial Federal currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither People’s United nor Financial Federal intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of Financial Federal common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Financial Federal common stock for more than one year as of the date of the merger. For U.S. holders of Financial Federal common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

Additional Considerations — Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Financial Federal common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant stockholder of People’s United or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in People’s United after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of People’s United common stock rather than a combination of cash and shares of People’s United common stock in the merger. This could happen, for example, because of ownership of additional shares of People’s United common stock by such holder, ownership of shares of People’s United common stock by a person related to such holder or a share repurchase by People’s United from other holders of People’s United common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Financial Federal common stock, including the application of certain constructive ownership rules, holders of Financial Federal common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of People’s United Common Stock

A U.S. holder of Financial Federal common stock who receives cash instead of a fractional share of People’s United common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by People’s United. As a result, such U.S. holder of Financial Federal common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Financial Federal common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Financial Federal common stock who receives People’s United common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Financial Federal common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives People’s United common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in the Financial Federal common stock surrendered and the fair market value of the People’s United common stock and cash received in the merger. A “significant holder” is a holder of Financial Federal common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of Financial Federal.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with People’s United treated as the acquiror. Under this method of accounting, Financial Federal’s assets and liabilities will be recorded by People’s United at their respective fair values as of the closing date of the merger and added to those of People’s United. Any excess of purchase price over the net fair values of Financial Federal’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Financial Federal’s net assets over the purchase price will be recognized in earnings by People’s United on the closing date of the merger. Financial statements of People’s United issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Financial Federal prior to the merger. The results of operations of Financial Federal will be included in the results of operations of People’s United beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

People’s United and Financial Federal have agreed to use reasonable best efforts to obtain the regulatory approvals necessary or advisable to complete the merger.

The merger is subject to review by antitrust authorities under the HSR Act. The HSR Act prohibits People’s United and Financial Federal from completing the merger until People’s United and Financial Federal file notification and report forms with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the applicable waiting period has either expired or been earlier terminated. People’s United and Financial Federal each filed the required notification and report forms on December 4, 2009 and requested early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on December 11, 2009.

People’s United has determined that it is not required to file any application with or provide advance notification to the Office of Thrift Supervision with respect to the merger.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware and articles of merger in Nevada at or before the effective time of the merger, People’s United and Financial Federal are not aware of any other significant governmental approvals that are required for completion of the merger. If any other approval or action is required, it is presently contemplated that People’s United and Financial Federal would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

Conversion and Exchange of Shares. The conversion of shares of Financial Federal common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The exchange agent will, as soon as reasonably practicable after the effective time of the merger, exchange Financial Federal shares for the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of Financial Federal common stock immediately prior to the effective time of the merger. This mailing will contain instructions on how to surrender Financial Federal shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement. When you deliver to the exchange agent your properly completed letter of transmittal and any other required documents (including your Financial Federal stock certificates if you hold your shares in certificated form), your shares will be cancelled. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement.

If you hold your shares in certificated form, do not submit your Financial Federal stock certificates for exchange until you receive the transmittal instructions and letter of transmittal from the exchange agent.

If a certificate for Financial Federal common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by People’s United.

Fractional Shares. You will not receive fractional shares of People’s United common stock in connection with the merger. Instead, each holder of Financial Federal shares exchanged in the merger who would otherwise have received a fraction of a share of People’s United common stock will receive cash (without interest) in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Financial Federal common stock owned by such holder at the effective time of the merger) by the closing sale price of one share of People’s United common stock on the last trading day immediately preceding the closing date of the merger on the NASDAQ Global Select Market as reported on the NASDAQ Global Select Market website.

Dividends and Distributions. Until shares of Financial Federal common stock are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of People’s United common stock into which Financial Federal shares may have been converted will accrue but will not be paid. People’s United will pay to former Financial Federal stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their shares. At and after the effective time of the merger, there will be no transfers on the stock transfer books of Financial Federal of any Financial Federal shares. If shares of Financial Federal common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the applicable merger consideration into which such shares have been converted pursuant to the merger agreement.

Withholding. People’s United or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Financial Federal stockholder the amounts it is required to deduct and withhold under any provision of any federal, state, local or foreign tax law. To the extent that People’s United or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders in respect of whom such deduction and withholding were made.

No Appraisal or Dissenters’ Rights

Under Nevada law, stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. However, this dissent and appraisal right is not available to holders of Financial Federal common stock in connection with the merger. Nevada law provides that stockholders do not have dissenters’ rights with respect to a merger if stockholder approval is required and both of the following factors are present: (i) the stock held by such stockholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and (ii) the consideration such stockholders are required to accept under the terms of the merger consists of either cash and/or shares of any class or any series of securities of a corporation that is listed on any of the exchanges described in clause (i). Because (a) Financial Federal common stock is listed on the New York Stock Exchange, (b) People’s United common stock is listed on the NASDAQ Global Select Market and (c) the terms of the merger provide that Financial Federal stockholders will receive cash and shares of People’s United common stock, Financial Federal stockholders do not have any appraisal or dissenters’ rights with respect to the merger.

Litigation Relating to the Merger

On December 2, 2009, an action captioned Edward Opton v. Financial Federal Corp., et al. (No. 09 OC 00542 1B) was filed in the First Judicial District Court of the State of Nevada on behalf of a putative class of Financial Federal stockholders against Financial Federal and its current directors. The complaint alleges that Financial Federal and its directors breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing by approving the merger. Specifically, the complaint alleges that the merger agreement contains unlawful deal protection provisions, including a $26 million termination fee, a “no solicitation” agreement and “matching rights” for People’s United. The complaint further alleges that the directors gave preferential treatment to People’s United in order to secure employment agreements for certain members of Financial Federal’s management. The complaint seeks, among other things, an order enjoining the defendants from proceeding with or consummating the merger, and other equitable relief. Financial Federal and the individual defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against the claim.

Restrictions on Sales of Shares by Certain Affiliates

The shares of People’s United common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any stockholder who is an “affiliate” of People’s United as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or under the common control with People’s United and include the executive officers and directors of People’s United and may include significant stockholders of People’s United.

Stock Exchange Listings

People’s United will notify the NASDAQ Global Select Market of the listing on the NASDAQ Global Select Market of the People’s United common stock to be issued in the merger. Following the merger, the shares of People’s United common stock will continue to trade on the NASDAQ Global Select Market under the symbol “PBCT.”

Delisting and Deregistration of Financial Federal Common Stock after the Merger

When the merger is completed, the Financial Federal common stock currently listed on the New York Stock Exchange will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated herein by reference and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Nevada and Delaware law, at the completion of the merger, Financial Federal will merge with and into People’s United. People’s United will be the surviving corporation in the merger and will continue its corporate existence under the laws of the State of Delaware. Upon completion of the merger, the separate corporate existence of Financial Federal will terminate.

Each share of People’s United common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of People’s United, and each share of Financial Federal common stock issued and outstanding at the effective time of the merger (other than shares owned directly by Financial Federal or People’s United) will be converted into the right to receive a combination of cash and People’s United common stock, as described below. See “—Consideration to be Received in the Merger.”

The certificate of incorporation of People’s United will be the certificate of incorporation of the combined company, and the bylaws of People’s United will be the bylaws of the combined company. See “Comparison of Stockholder Rights” beginning on page 73.

The merger agreement provides that People’s United may change the method of effecting the business combination between People’s United and Financial Federal; however, no such change will alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to Financial Federal stockholders or holders of Financial Federal options, restricted stock or restricted stock units in the merger.

Effective Time and Timing of Closing

The merger will be completed and become effective when People’s United files the certificate of merger with the Secretary of State of the State of Delaware and Financial Federal files the articles of merger with the Secretary of State of the State of Nevada. However, People’s United and Financial Federal may agree to a later time for completion of the merger and specify that time in the certificate of merger and the articles of merger in accordance with Delaware and Nevada law. The closing of the merger will take place no later than on the third business day after the conditions to the merger have been satisfied or waived, or on such other date as People’s United and Financial Federal may agree.

People’s United and Financial Federal anticipate that the merger will be completed during the first quarter of 2010. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, People’s United and Financial Federal will obtain the required approvals or complete the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of Financial Federal common stock (other than shares owned directly by Financial Federal or People’s United) will be converted into the right to receive one share of People’s United common stock and $11.27 in cash. The value of the per share stock consideration is dependent upon the value of People’s United common stock and therefore will fluctuate with the market price of People’s United common stock.

Stock Options and Other Stock-Based Awards

Immediately before the effective time of the merger, each outstanding and unexercised option to purchase shares of Financial Federal common stock granted under Financial Federal’s stock option and incentive plans will fully vest and be cancelled at the effective time of the merger, and each option holder will be entitled to receive, as soon as practicable after the effective time of the merger, but not later than 10 business days following such effective time, an amount in cash equal to (i) the number of Financial Federal shares subject to that holder’s option(s) multiplied by (ii) the excess, if any, of the “per share amount” over the per-share exercise price of that holder’s option(s), less any required withholding taxes. The “per share amount” is the amount equal to $11.27 plus the volume weighted average of the per share prices of People’s United common stock on the NASDAQ Global Select Market for the five consecutive trading days ending two days prior to the effective time of the merger.

Under the terms of the merger agreement, at the effective time of the merger, all restricted stock and restricted stock unit awards that are outstanding at the effective time that were granted under Financial Federal’s stock plans will fully vest, and all of the related shares will be treated as outstanding Financial Federal shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the same merger consideration as all other shares of Financial Federal common stock are entitled to receive in the merger as described above under “—Consideration to be Received in the Merger.” Financial Federal, with the consent of People’s United, has accelerated the vesting of shares of restricted stock held by executive officers of Financial Federal to a date on or before December 31, 2009. See “The Merger—Interests of Financial Federal’s Directors and Executive Officers in the Merger” beginning on page 42 for a discussion of this acceleration.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of People’s United and Financial Federal relating to their respective businesses. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “—Conditions to Complete the Merger” below, subject to certain exceptions, each party’s representations and warranties will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results or would reasonably be expected to result in a “material adverse effect” on the party making the representations and warranties. For purposes of the merger agreement, “material adverse effect” means with respect to People’s United or Financial Federal, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or circumstances, (i) has a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) prevents such party’s ability to consummate the merger no later than June 30, 2010. However, in determining whether a material adverse effect has occurred with respect to clause (i) above and, with respect to the second bullet below only, clause (ii) above, there will be excluded any effect on the referenced party the cause of which is:

•	any change in laws, rules or regulations of general applicability or in generally accepted accounting principles or regulatory accounting requirements;

•

the announcement of the merger agreement or any action of either People’s United, Financial Federal, or their respective subsidiaries required to be taken under the merger agreement or taken with the prior written consent of the other party to the merger agreement;

•

any changes or developments after the date of the merger agreement in general economic, business or financial conditions in the United States (including changes in interest rates, credit availability and price levels or trading volumes in securities markets), but only to the extent that such changes or developments (including changes in interest rates, credit availability and price levels or trading volumes in securities markets) do not have a disproportionate impact on such party and its subsidiaries as measured relative to other participants in the industries in which such party and its subsidiaries operate; or

•

changes in national or international political conditions (including the engagement of the United States in hostilities), or the occurrences of a military or terrorist attack on the United States or any of its territories, possessions, diplomatic or consular officers or upon any military installation, equipment or personnel of the United States, but only to the extent that such changes do not have a disproportionate impact on such party and its subsidiaries as measured relative to other participants in the industries in which such party and its subsidiaries operate.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to People’s United and Financial Federal. The statements embodied in those representations and warranties were made for purposes of the contract between People’s United and Financial Federal and are subject to important qualifications and limitations agreed to by People’s United and Financial Federal in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between People’s United and Financial Federal rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Each of People’s United and Financial Federal has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of events having, or reasonably expected to have, a material adverse effect;

•	legal proceedings;

•	approval by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the required vote, if any, of such party’s stockholders to complete the merger;

•	compliance with applicable laws;

•	absence of agreements with regulatory agencies restricting the conduct of its business; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, Financial Federal has made other representations and warranties about itself to People’s United as to:

•	tax matters;

•	employee matters and benefit plans;

•	matters relating to certain contracts;

•	real and personal property;

•	insurance matters;

•	environmental liabilities;

•	the receipt of a fairness opinion from its financial advisor;

•	intellectual property;

•	finance receivable matters;

•	securitization matters;

•	transactions with affiliates;

•	labor matters;

•	derivative instruments and transactions; and

•	the inapplicability of state takeover laws.

The representations and warranties of each of People’s United and Financial Federal will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Conduct of Business of Financial Federal Pending the Merger

Financial Federal has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of People’s United (which consent People’s United will not unreasonably withhold or delay), it will, and will cause its subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) maintain and preserve intact its business organization and its rights, authorizations, franchises and other authorizations issued by governmental entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees.

Financial Federal further has agreed that, except as expressly contemplated or permitted by the merger agreement and with certain other exceptions, Financial Federal will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of People’s United (which consent People’s United will not unreasonably withhold or delay):

•	adjust, split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•

issue shares of its capital stock except pursuant to the exercise of Financial Federal stock options and the conversion of restricted stock or stock units in existence as of the date of the merger agreement;

•

make, declare or pay any dividends or other distributions on any shares of its capital stock, other than regular quarterly cash dividends at a rate not to exceed the rate paid during the fiscal quarter immediately preceding the date of the merger agreement;

•

enter into any new line of business or change its lending, risk and asset liability management and other material lending, financing, leasing or operating policies in any material respect, except as required by law or a governmental entity;

•

other than with certain exceptions, sell, license, lease, transfer, mortgage, encumber or otherwise dispose of any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to any such person or any claims held by any such person, in each case, outside of workouts in the ordinary course of business consistent with past practice of finance receivables;

•

make any acquisition or investment or make any material property transfers or material purchases of any debt securities, property or assets, other than in each case in the ordinary course of business consistent with past practice and with certain other exceptions;

•	enter into, renew, extend or terminate material contracts or broker agreements, or make any material change in any material contract or broker agreement;

•

other than with certain exceptions, (i) increase (or decrease) the compensation or benefits of any employee; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any employee; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any employee; (iv) establish, amend, terminate or grant any waiver or consent under existing employee benefit plan or similar arrangement; (v) grant any equity or equity-based awards; or (vi) hire, or terminate the employment of, any employee; however, Financial Federal may accelerate the vesting and/or payment of any outstanding restricted stock held by any employee as of November 22, 2009, but only to the extent that Financial Federal determines based on estimates provided by Towers Perrin (a compensation consultant retained by People’s United) that as a result of such acceleration, such employee would not be subject to an excise tax imposed under the Code that would otherwise apply as a result of the transactions contemplated by the merger agreement (Notwithstanding the provisions of the merger agreement, Financial Federal has, with the consent of People’s United, accelerated the vesting and payment of shares of restricted stock held by executive officers of Financial Federal. See “The Merger—Interests of Financial Federal’s Directors and Executive Officers in the Merger” beginning on page 42 for a discussion of this acceleration.);

•	make or commit to make capital expenditures in excess of $100,000 in total, except in accordance with the budget given to People’s United before the date of the merger agreement;

•	incur any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for the long-term indebtedness of any other person, other than

(i) indebtedness under existing lines of credit and renewals or extensions under such lines of credit or (ii) renewal or replacement of an existing debt facility so long as the renewed or new debt facility does not contain a prepayment or other similar penalty;

•	open, relocate or close any operation center or similar facility where credit analysis and approval, collection and marketing functions are performed;

•	originate or acquire any new finance receivable, issue a commitment for any new finance receivable, or increase an existing finance receivable, in each case meeting certain specified criteria;

•

other than with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates of any of its officers or directors;

•

settle any claim, action or proceeding involving monetary damages in excess of $50,000, waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations in any material respect, other than in connection with workouts in the ordinary course of business of finance receivables;

•	amend its articles of incorporation or bylaws, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person;

•

except as required by law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service finance receivables or (ii) its hedging practices and policies;

•	make any changes in its methods, practices or policies of financial or tax accounting, except as may be required under law, rule, regulation or generally accepted accounting principles;

•

other than with certain exceptions, create any new securitization vehicle, make any material change in any securitization document or other securitization or create any special purpose funding or variable interest entity;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	except as required by law, make or change any tax election, file any amended tax returns, or settle or compromise any material tax liability; or

•	agree to, or make any commitment to, take any of the foregoing actions.

Conduct of Business of People’s United Pending the Merger

People’s United has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or as required by law, it will not, without the prior written consent of Financial Federal, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Financial Federal stockholders.

Stockholders’ Meeting and Duty to Recommend

Financial Federal has agreed to hold a meeting of its stockholders as promptly as practicable following the effectiveness of the registration statement with respect to People’s United common stock to be issued in the merger for the purpose of obtaining stockholder approval of the merger agreement.

Financial Federal’s board of directors has agreed (i) to recommend the approval of the merger agreement by Financial Federal stockholders and (ii) not to withdraw, modify or qualify its recommendation in any manner adverse to People’s United, or take any action or make any statement in connection with the Financial Federal stockholder meeting, or in reference to an acquisition proposal (as defined below), inconsistent with its recommendation.

However, if Financial Federal complies with its non-solicitation obligations described under “—No Solicitation of Alternative Transactions,” Financial Federal may engage in any of the activities described in clause (ii) above if Financial Federal’s board of directors, based on the advice of its outside counsel, determines in good faith that it is required to take such action in order to comply with its fiduciary duties under applicable law, and Financial Federal may engage in any of the activities described in clause (ii) above in response to an acquisition proposal if in addition to satisfying the foregoing requirements:

•

the acquisition proposal was unsolicited and Financial Federal’s board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal (as defined below) after giving effect to all of the adjustments that may be offered by People’s United;

•

Financial Federal notifies People’s United, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to People’s United a copy of the relevant proposed transaction agreement and other material documents; and

•

prior to taking such action, Financial Federal negotiates, and causes its financial and legal advisors to negotiate, in good faith with People’s United (to the extent People’s United desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer relating to any direct or indirect:

•

acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated revenues, net income or assets (including stock of Financial Federal’s subsidiaries) of Financial Federal and its subsidiaries;

•

merger, consolidation, business combination, recapitalization, reorganization, share exchange, liquidation, dissolution or similar transaction involving Financial Federal or any of its significant subsidiaries; or

•

purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of Financial Federal or any of its significant subsidiaries that would result in any person (or the stockholders of such person) beneficially owning 20% or more of the equity or total voting power of Financial Federal, any of its significant subsidiaries or the surviving parent entity in such transaction.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal to acquire a majority of the total voting power of Financial Federal that Financial Federal’s board of directors concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of such proposal and the person making the proposal:

•	is more favorable to Financial Federal’s stockholders, from a financial point of view, than the merger with People’s United; and

•	is reasonably capable of being consummated on the terms proposed.

No Solicitation of Alternative Transactions

Financial Federal has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants) will not, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal;

•	have any discussions with or provide any nonpublic information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•

approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal; or

•

enter into any agreement or agreement in principle requiring, directly or indirectly, Financial Federal to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

However, if Financial Federal receives an unsolicited bona fide acquisition proposal, Financial Federal may engage in discussions with, or provide nonpublic information to, the person making the acquisition proposal if and only to the extent that:

•	the special meeting of Financial Federal stockholders has not occurred;

•	Financial Federal’s board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•

prior to providing any nonpublic information, Financial Federal enters into a confidentiality agreement with the person making the acquisition proposal on terms no less favorable to Financial Federal than those specified in the confidentiality agreement between Financial Federal and People’s United;

•

Financial Federal promptly provides to People’s United any non-public information concerning Financial Federal or its subsidiaries provided to the party making the acquisition proposal which was not previously provided to People’s United; and

•

Financial Federal’s board of directors concludes in good faith (after receiving the advice of its outside counsel) that it is required to take such actions in order to comply with its fiduciary duties under applicable law.

In addition, Financial Federal may terminate the merger agreement in order to enter into an agreement with respect to a superior proposal if it complies with the procedures set forth under the last termination right under “—Termination of the Merger Agreement—General” and pays a termination fee as set forth under “—Termination of the Merger Agreement—Termination Fee.”

Financial Federal has also agreed to:

•

advise People’s United promptly (within 24 hours) following receipt of any acquisition proposal, or any inquiry which could reasonably be expected to lead to an acquisition proposal, describing the material terms thereof (including the identity of the person making such acquisition proposal);

•

keep People’s United apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing People’s United with a copy of all material documentation and correspondence) on a reasonably current basis; and

•

notify People’s United orally and in writing within 24 hours after entering into discussions or negotiations with another person in connection with an acquisition proposal, or providing non-public information or data to another person in connection with an acquisition proposal.

Employee Matters

People’s United has agreed that, with respect to the employees of Financial Federal and its subsidiaries at the effective time of the merger, among other things:

•

on or as soon as practicable following the effective time of the merger, such employees shall become eligible to participate in the employee benefit plans sponsored or maintained by People’s United or People’s United Bank, as applicable, to the same extent and on the same terms (or, on more favorable terms) as similarly situated employees of People’s United Bank. Until such time, Financial Federal employees will continue to participate in Financial Federal benefit plans (excluding equity-based plans) in which each such Financial Federal employee participated before the effective time of the merger on the same (or more favorable) terms as in effect immediately prior to the effective time of the merger. However, under the merger agreement, neither People’s United nor any of its subsidiaries will be required to make any grants to any Financial Federal employee under any equity-based People’s United benefit plans, as such grants are completely discretionary; and, People’s United is not required to allow Financial Federal’s employees to participate in any People’s United defined benefit pension plan;

•

give such employees full credit for service with Financial Federal or its subsidiaries for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any People’s United post-retirement welfare benefit plan); however, service with Financial Federal or its subsidiaries will not be recognized to the extent that such recognition would result in a duplication of benefits;

•

give such employees full credit for the service with Financial Federal or its subsidiaries for the purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any People’s United benefit plan;

•	each People’s United benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable Financial Federal benefit plan; and

•

such employees shall be given credit for amounts paid under a corresponding Financial Federal or any subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments, out-of-pocket maximums and similar payments as though such amounts had been paid in accordance with the terms and conditions of the People’s United benefit plan during the applicable plan year.

In addition, People’s United’s board of directors, or a committee of non-employee directors thereof, will adopt a resolution providing that the receipt by certain Financial Federal officers and directors of shares of People’s United common stock to be issued in connection with the merger and subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is intended to be exempt from liability pursuant to Section 16(b).

All provisions contained in the merger agreement with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of Financial Federal and People’s United and shall not create any right (i) in any other person, including Financial Federal benefit plans or any beneficiary thereof or (ii) to continued employment with People’s United or any of its affiliates.

Indemnification and Insurance

People’s United has agreed to indemnify and hold harmless all past and present officers and directors of Financial Federal and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under the articles of incorporation and bylaws of Financial Federal as in effect on the date of the merger agreement and permitted by applicable law.

The merger agreement provides that People’s United will cause the persons serving as officers and directors of Financial Federal immediately prior to the effective time to be covered for a period of six years after completion of the merger by Financial Federal’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy, subject to specified cost limitations.

Additional Agreements

People’s United and Financial Federal have also agreed to use their reasonable best efforts to:

•	take all actions necessary, proper or advisable under the merger agreement and applicable law to consummate the merger as soon as practicable; and

•

promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to consummate the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters, public announcements and the listing of People’s United common stock on the NASDAQ Global Select Market.

Conditions to Complete the Merger

Conditions to Both Parties’ Obligations. The obligations of People’s United and Financial Federal to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Financial Federal stockholders;

•	the expiration or earlier termination of the waiting period under the HSR Act and to the extent required by the Office of Thrift Supervision, notification to the Office of Thrift Supervision;

•

the effectiveness of the registration statement with respect to the People’s United common stock to be issued in the merger under the Securities Act and the absence of any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger or the transactions contemplated by the merger agreement and the absence of any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger.

Conditions to Each Party’s Obligations. The obligations of each party to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standard contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement; and

•

the receipt by the party of a legal opinion from its counsel, dated the closing date, to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section  368(a) of the Code.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by mutual written consent of People’s United and Financial Federal, or by either People’s United or Financial Federal if:

•	any governmental entity which must grant a requisite regulatory approval denies approval of the merger and such denial becomes final and non-appealable;

•	any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•

the merger is not completed on or before June 30, 2010, provided that neither People’s United nor Financial Federal may terminate the merger agreement for this reason if its failure to perform or observe its covenants and agreements has resulted in the failure of the merger to occur on or before that date;

•

the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would prevent satisfaction by the other party of the relevant closing condition and the breach, if curable, is not cured within 30 days of written notice of the breach (and the terminating party is not then in material breach of any representation, warranty, covenant or agreement); or

•	Financial Federal stockholders fail to adopt the merger agreement at the Financial Federal special meeting or at any adjournment or postponement thereof.

The merger agreement may also be terminated by People’s United if:

•

(i) Financial Federal’s board has failed to recommend the merger to Financial Federal stockholders or withdrawn, modified or changed in a manner adverse to People’s United its recommendation of the merger (or has taken any action or made any statement in connection with the Financial Federal stockholder meeting, or in reference to an acquisition proposal, inconsistent with its recommendation), (ii) Financial Federal has materially breached its “non-solicitation” obligations in any respect adverse to People’s United, or (iii) Financial Federal’s board has failed to call, give notice of, convene and hold a meeting of Financial Federal stockholders; or

•

a tender offer or exchange offer for 20% or more of the outstanding Financial Federal common stock is commenced and Financial Federal’s board of directors recommends that Financial Federal stockholders tender their shares or otherwise fails to recommend that Financial Federal stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

The merger agreement may also be terminated by Financial Federal prior to the approval of the merger agreement by Financial Federal stockholders in order to enter into a transaction that is a superior proposal, if:

•

the bona fide acquisition proposal was unsolicited and the Financial Federal board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments that may be offered by People’s United;

•

Financial Federal notifies People’s United in writing at least five business days in advance of its intent to accept such superior proposal and specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to People’s United a copy of the relevant proposed transaction agreement and other material documents;

•

during this five-business day period, Financial Federal negotiates, and causes its financial and legal advisors to negotiate, in good faith with People’s United (to the extent People’s United desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal;

•	Financial Federal enters into definitive documentation with respect to such superior proposal concurrently with such termination; and

•	Financial Federal pays the termination fee described below to People’s United prior to or concurrently with such termination.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and none of People’s United, Financial Federal, any of their respective subsidiaries or any of their officers or directors will have any liability under the merger agreement, except that:

•	both People’s United and Financial Federal will remain liable for any willful and material breach of the merger agreement (other than the payment of punitive damages); and

•

designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.

Termination Fee

The merger agreement provides that Financial Federal will be required to pay a termination fee of $25,830,000 to People’s United in the following circumstances:

•

if People’s United terminates the merger agreement because (i) Financial Federal’s board has failed to recommend the merger to Financial Federal stockholders or withdrawn, modified or changed in a manner adverse to People’s United its recommendation of the merger (or has taken any action or made any statement in connection with the Financial Federal stockholder meeting, or in reference to an acquisition proposal, inconsistent with its recommendation), (ii) Financial Federal has materially breached its “non-solicitation” obligations in any respect adverse to People’s United, or (iii) Financial Federal’s board has failed to call, give notice of, convene and hold a meeting of Financial Federal stockholders;

•

if People’s United terminates the merger agreement as a result of the commencement of a tender offer or exchange offer for 20% or more of the outstanding Financial Federal common stock for which Financial Federal’s board of directors recommends that Financial Federal stockholders tender their shares or otherwise fails to recommend that Financial Federal stockholders reject such tender offer or exchange offer with 10 business days of the commencement of the offer; or

•

if Financial Federal terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, following the procedures and requirements described under the last termination right under “—Termination of the Merger Agreement—General.”

The merger agreement also provides that Financial Federal will be required to pay a termination fee of 10% of $25,830,000 (or $2,583,000) in the following circumstances:

•

if People’s United terminates the merger agreement because of a willful and material breach by Financial Federal of the merger agreement and an acquisition proposal has been publicly announced or otherwise communicated or made known to Financial Federal’s senior management or board of directors at any time prior to such termination;

•

if either party terminates the merger agreement due to the failure of Financial Federal stockholders to adopt the merger agreement at the Financial Federal special meeting or at any adjournment or postponement thereof and an acquisition proposal has been publicly announced or otherwise communicated or made known to Financial Federal’s senior management or board of directors at any time prior to the Financial Federal special meeting; or

•	if either party terminates the merger agreement because the merger was not completed by June 30, 2010 without a vote of the Financial Federal stockholders at the Financial Federal special meeting having occurred and an acquisition proposal has been publicly announced or otherwise communicated or made known to Financial Federal’s senior management or board of directors at any time prior to such termination.

In addition, under any of the circumstances described above in which Financial Federal is required to pay a termination fee of 10% of $25,830,000 (or $2,583,000), if Financial Federal or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, within 12 months following any such termination, then Financial Federal has agreed to pay the remaining 90% of the $25,830,000 termination fee (or $23,247,000) on the date of such execution or consummation. For purposes of determining whether the termination fee is payable as described in this paragraph, the term acquisition proposal has the meaning described above under “—Stockholders Meeting and Duty to Recommend,” except that the references to “20% or more” in the definition of acquisition proposal will be deemed to be references to “50% or more.”

Amendment, Waiver and Extension of the Merger Agreement

Amendment

People’s United and Financial Federal may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the approval of the merger agreement by the Financial Federal stockholders, no amendment will be made which by law requires further approval by Financial Federal stockholders without such further approval.

Extension; Waiver

At any time prior to the completion of the merger, People’s United and Financial Federal, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, except with respect to the termination fee described under “––Termination of the Merger Agreement—Termination Fee,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense.

Specific Performance

People’s United and Financial Federal have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

DESCRIPTION OF PEOPLE’S UNITED CAPITAL STOCK

The following summary is a description of the material terms of People’s United’s capital stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 73. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, and the amended and restated certificate of incorporation of People’s United and the restated bylaws of People’s United. You are urged to read those documents carefully. Copies of the amended and restated certificate of incorporation of People’s United and the restated bylaws of People’s United are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

General

People’s United’s authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of the merger, People’s United would have approximately 374.1 million shares of common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of People’s United common stock expected to be issued in the merger (approximately 25.9 million, based on the number of shares of Financial Federal common stock outstanding on January 11, 2010) to the 348.2 million shares of People’s United common stock issued and outstanding as of January 11, 2010.

Common Stock

Holders of People’s United common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors’ right to declare dividends will be subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and People’s United’s legal ability to make certain other payments. People’s United’s board of directors may fix the dividend rights and rates of preferred stock when it is issued.

Each holder of People’s United common stock is entitled to one vote for each share held on each matter submitted for stockholder action. People’s United common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

In the event of People’s United’s liquidation, dissolution or winding up, the holders of People’s United’s common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities, all of People’s United’s assets available for distribution.

If People’s United issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

All outstanding shares of People’s United common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.

Preferred Stock

People’s United’s board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization includes the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions, liquidation rights, and any other relative rights, preferences, and limitations. As of January 11, 2010, there were no shares of People’s United preferred stock issued and outstanding.

The issuance of shares of People’s United preferred stock could adversely affect the availability of earnings for distribution to the holders of People’s United common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of People’s United is Mellon Investor Services LLC d/b/a/ BNY Mellon Shareowner Services. The common stock is listed on the NASDAQ Global Select Market under the symbol “PBCT.”

Restrictions on Ownership

Office of Thrift Supervision regulations provide that for a period of three years following April 16, 2007, the date of the completion of the second-step conversion of People’s United from a mutual holding company to a stock holding company, no person may, directly or indirectly, acquire or offer to acquire the beneficial ownership of more than 10% of any class of People’s United’s equity securities without the prior written approval of the Office of Thrift Supervision. If any person violates this prohibition, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

COMPARISON OF STOCKHOLDER RIGHTS

People’s United is incorporated under the laws of the State of Delaware and Financial Federal is incorporated under the laws of the State of Nevada. Upon completion of the merger, the certificate of incorporation and bylaws of People’s United in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, the rights of Financial Federal stockholders who receive shares of People’s United common stock as a result of the merger will be governed by Delaware law, People’s United’s second amended and restated certificate of incorporation, which we refer to as the certificate of incorporation of People’s United, and People’s United’s third amended and restated bylaws, which we refer to as the bylaws of People’s United. The following discussion summarizes certain material differences between the rights of holders of Financial Federal common stock and People’s United common stock resulting from the differences in their governing documents and Nevada and Delaware law.

This discussion does not purport to be a complete statement of the rights of holders of People’s United common stock under applicable Delaware law, People’s United’s certificate of incorporation and People’s United’s bylaws or the rights of holders of Financial Federal common stock under applicable Nevada law, Financial Federal’s amended articles of incorporation, which we refer to as the articles of incorporation of Financial Federal, and Financial Federal’s amended and restated bylaws, which we refer to as the bylaws of Financial Federal, and is qualified in its entirety by reference to the governing corporate documents of People’s United and Financial Federal and applicable law. See “Where You Can Find More Information” beginning on page 92.

Capital Stock

People’s United. People’s United’s certificate of incorporation authorizes 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of January 11, 2010, there were 348,246,791 shares of People’s United common stock and no shares of People’s United preferred stock issued and outstanding.

Financial Federal. Financial Federal’s articles of incorporation authorize 100,000,000 shares of common stock, par value $0.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of January 11, 2010, there were 25,902,375 shares of Financial Federal common stock and no shares of Financial Federal preferred stock issued and outstanding.

Board of Directors

People’s United. The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors. The certificate of incorporation or bylaws of a corporation may fix the number of directors. People’s United’s certificate of incorporation provide that the number of directors shall be determined only by resolution of the board of directors, but shall not be less than five nor more than 15 directors. People’s United currently has 11 directors. People’s United’s board of directors is divided into three classes, with each class comprising as near as possible to one-third of the total number of directors. All the directors of a particular class are elected in the same year for a three-year term of office; only one class of directors is up for election in any particular year.

Financial Federal. Nevada law states that the board of directors must consist of at least one member with the number of directors to be fixed as provided in the articles of incorporation or the bylaws. Financial Federal’s articles of incorporation provide that the number of directors to constitute the whole board of directors may be increased or decreased as provided in the bylaws, but that the number of directors shall never be less than one. Financial Federal’s bylaws provide that the number of directors to constitute the whole board of directors shall be five or more and that the number of directors may be altered from to time by amendment of the bylaws. The Financial Federal board of directors currently consists of six directors.

Removal of Directors

People’s United. As described above under “—Board of Directors,” People’s United has a classified board of directors. Under the DGCL, unless the certificate of incorporation provides otherwise, in a corporation with a classified board of directors any director or the entire board of directors may be removed only for cause and by the holders of a majority of the shares then entitled to vote at an election of directors. People’s United’s certificate of incorporation provides that a director may be removed prior to the expiration of his or her term only for cause and upon the affirmative vote of at least two-thirds of the outstanding shares of voting stock. No director can be removed without cause.

Financial Federal. Nevada law states that any director or one or more of the incumbent directors may be removed by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock then entitled to vote. Nevada law also provides that the articles of incorporation may require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove one or more directors. Financial Federal’s articles of incorporation do not address removal of directors. Financial Federal’s bylaws provide that a director may be removed with or without cause at any special meeting the notice of which shall state that it is called for the purpose of voting to remove one or more directors.

Filling Vacancies on the Board of Directors

People’s United. The DGCL and People’s United’s certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by a vote of a majority of directors then holding office, whether or not a quorum. Any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified.

Financial Federal. Nevada law provides that, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors, even if the remaining directors constitute less than a quorum. Nevada law also provides that whenever the holders of any class or series of shares are entitled to elect one or more directors, unless otherwise provided in the articles of incorporation, removal of any such director requires only the vote of the holders of that class or series, and not the votes of the outstanding shares as a whole.

Financial Federal’s articles of incorporation and bylaws both provide that all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders which vacancies are not filled by the stockholders, may be filled by the remaining directors, though less than a quorum. Financial Federal’s bylaws provide that at a special meeting of she stockholders called for the purpose of removing a director, any vacancies resulting from such removal of any director by the stockholders may be filled by the stockholders; provided, however, that if a director has been elected by the holders of any class of stock voting separately as a class pursuant to the articles of incorporation, then such director may be removed and the vacancy filled only by the stockholders of that class. Financial Federal’s bylaws further provide that all other vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Amendment of Certificate/Articles of Incorporation

People’s United. People’s United’s certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

People’s United’s certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) not less than a majority of the authorized number of directors and, if one or more “interested shareholders” (as defined in People’s United’s certificate of incorporation) exist, by not less than a majority of the “disinterested directors” (as defined in People’s United’s certificate of incorporation); or (ii) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of People’s United capital stock entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an “interested shareholder” or a director who is an “affiliate” or “associate” (each as defined in People’s United’s certificate of incorporation) of an “interested shareholder,” by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an “interested shareholder” or an “affiliate” or “associate” thereof. Amendment of the provision of People’s United’s certificate of incorporation relating to “business combinations” (as defined in People’s United’s certificate of incorporation) must also be approved by either (a) a majority of the “disinterested directors;” or (b) the affirmative vote of not less than two-thirds of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock entitled to vote generally in the election of directors, voting together as a single class, together with the affirmative vote of not less 50% of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock entitled to vote generally in the election of directors not beneficially owned by any “interested shareholder” or “affiliate” or “associate” thereof, voting together as a single class. Absent these provisions, the DGCL provides that a corporation’s certificate of incorporation may be amended by the holders of a majority of the corporation’s outstanding capital stock.

Financial Federal. Under Nevada law, all amendments to a corporation’s articles of incorporation occurring after the issuance of stock must be submitted to the stockholders by the board of directors for consideration by the stockholders at a special meeting called for that purpose or at the next annual meeting of the stockholders. The holders of shares entitled to exercise at least a majority of the voting power must approve the amendment, unless a greater proportion is required by the articles of incorporation. Further, in the case of amendments that adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, in addition to the affirmative vote otherwise required, a majority of the voting power of the affected class or series must also approve the amendment, unless the articles of incorporation specifically deny such approval rights to the otherwise affected class or series.

Financial Federal’s articles of incorporation do not grant any particular class or series special approval rights with regard to amendments. The articles of incorporation expressly reserve Financial Federal’s right to amend the articles of incorporation in the manner prescribed by statute and provide that all rights conferred upon the stockholders are subject to this reservation.

Amendment of Bylaws

People’s United. People’s United’s bylaws provide that, except as otherwise provided by applicable law, the bylaws or the certificate of incorporation, the bylaws may be amended or repealed at any meeting of the entire board of directors by the vote of two-thirds of the members of the entire board. People’s United’s certificate of incorporation also provides that the board of directors is authorized to make, alter, amend, rescind or repeal any of the bylaws in accordance with the terms of the bylaws at any meeting of the entire board of directors by the vote of two-thirds of the members of the entire board. People’s United’s certificate of incorporation provides that any bylaw made by the board of directors may be altered, amended, rescinded or repealed in accordance with the terms of the bylaw by the holders of two-thirds of the capital stock entitled to vote on such matter at any annual meeting or at any special meeting called for that purpose. Both People’s United’s certificate of incorporation and bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board of directors or holders of capital stock entitled to vote on the matter that is not less than the supermajority specified in such provision.

Financial Federal. Nevada law provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. Nevada law further provides that unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Nevada law also provides that a corporation’s articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors. Financial Federal’s articles of incorporation do not address the issue of adoption, amendment or repeal of bylaws. Financial Federal’s bylaws provide that its board of directors may amend, alter or repeal the bylaws, and may adopt new bylaws. Financial Federal’s bylaws further provide that, at any annual meeting or any special meeting, the stockholders may similarly amend, alter or repeal the bylaws, including any bylaws adopted by the board of directors, and the stockholders may also adopt any other bylaws; provided, that in the case of any amendment, alteration, repeal or adoption to be considered at a special meeting, notice of such proposed alteration, amendment, repeal or adoption is included in the notice of such meeting.

Notice of Stockholder Meetings

People’s United. In accordance with the DGCL, People’s United’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.

Financial Federal. In accordance with Nevada law, Financial Federal’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting date.

Right to Call Special Meeting of Stockholders

People’s United. Under the DGCL, a special meeting of stockholders may be called by (i) the board of directors or (ii) any other person authorized to do so in the certificate of incorporation or the bylaws. People’s United’s bylaws authorize the calling of a special meeting of stockholders only by the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office. People’s United’s stockholders do not have the ability to call a special meeting.

Financial Federal. Under Nevada law, a special meeting of stockholders may be called by (i) the person or persons authorized to do so by the articles of incorporation or bylaws, (ii) the entire board of directors, (iii) any two directors or (iv) the president. Financial Federal’s bylaws authorize the calling of a special meeting of stockholders by the board of directors, the chairman of the board of directors, the chief executive officer or the president. In addition, the bylaws provide that the chairman of the board of directors, the chief executive officer, the president or the secretary shall call a special meeting of stockholders upon the written request of the holders of at least 25% of all of the shares then outstanding and entitled to vote at such meeting.

Stockholder Nominations and Proposals

People’s United. The certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than 120 days’ notice in advance of the annual stockholders’ meeting to the secretary. This advance notice provision requires a stockholder who wishes to nominate any person for election as a director to provide certain information to People’s United concerning the nominee and the proposing stockholder. Similarly, People’s United’s bylaws generally require a stockholder who intends to raise new business at an annual meeting to give not less than 90 days notice in advance of the anniversary of the prior year’s annual meeting to the corporate secretary. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to People’s United concerning the nature of the new business, the stockholder and the stockholder’s interest in the matter.

Financial Federal. Neither Financial Federal’s articles of incorporation nor its bylaws set forth provisions regarding the procedure for the submission of stockholder proposals in advance of stockholder meetings.

Indemnification of Officers, Directors and Employees.

People’s United. Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

The certificate of incorporation of People’s United provides that People’s United shall indemnify, to the fullest extent permitted by Delaware law, any person who is or was or has agreed to become a director or officer of People’s United against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers. The certificate of incorporation also provides that People’s United shall indemnify any present or former director or officer of People’s United to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

Financial Federal. Subject to statutory limitations, Nevada law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person (i) is not liable for a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification, however, shall be made in respect of any claim, issue or matter as to which such person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law requires that a corporation must indemnify a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding of the type described in the first sentence of this paragraph, to the extent such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding. Any permissive indemnification permitted under Nevada law may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct, with such determination to be made by either (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (if either a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or if such a quorum cannot be obtained).

Financial Federal’s articles of incorporation provide that Financial Federal shall, to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. The articles of incorporation further provide that the indemnification authorized under the articles of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and such indemnification rights shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Financial Federal’s bylaws similarly provide that Financial Federal shall indemnify to the full extent permitted by Nevada law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Financial Federal or is or was serving, at the request of Financial Federal, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Anti-Takeover Provisions

People’s United. Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if:

•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but People’s United has not done so.

In addition, the certificate of incorporation of People’s United requires the approval of the holders of at least two-thirds of People’s United’s outstanding shares of voting stock, together with the affirmative vote of at least 50% of the outstanding shares of voting stock not beneficially owned by an “interested shareholder” (as defined in People’s United’s certificate of incorporation) to approve certain “business combinations” (as defined in People’s United’s certificate of incorporation) and related transactions with an interested shareholder that would result in People’s United or its subsidiaries being merged into or with another corporation or securities of People’s United being issued in a transaction that would permit control of People’s United to pass to another entity, or similar transactions having the same effect. Approval by the holders of at least two-thirds of People’s United’s shares is required in connection with any business combination except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the board of directors who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder; or (ii) if the proposed transaction meets certain conditions set forth in People’s United certificate of incorporation which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term “interested shareholder” is generally defined in People’s United’s certificate of incorporation to include any person or entity (subject to certain exceptions) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of People’s United voting stock.

Financial Federal. Nevada law prohibits a resident domestic corporation from engaging in any combination with an interested stockholder of such corporation for three years after the date that the stockholder first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. Absent approval by the board of directors, the corporation may engage in a combination with the interested stockholder after the expiration of the three-year period only if the combination complies with the corporation’s articles of incorporation and certain approval or consideration requirements set forth in the applicable provisions of the Nevada Revised Statutes.

A “resident domestic corporation” is a Nevada corporation that has 200 or more stockholders of record. An “interested stockholder” includes a person who is either the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation. The statutory definition of “combination” under the Nevada Revised Statutes includes any merger or consolidation of the corporation with the interested stockholder.

A corporation that is or would otherwise be a “resident domestic corporation” may opt-out of the provisions of the business combination statute; however, neither Financial Federal’s articles of incorporation nor its bylaws contain any such opt-out provisions.

Nevada law also provides stockholders in certain Nevada corporations the right to regulate the voting rights of persons attempting to acquire shares of stock of the corporation that would enable such person to exercise at least one-fifth of all of the voting power in the election of directors. Specifically, Nevada’s “control share” statute restricts an acquiring person who acquires such a controlling interest in an issuing corporation from exercising voting rights on their control shares absent the required stockholder approval of such transaction in accordance with the procedures set forth in the Nevada Revised Statutes. An “issuing corporation” is a corporation organized in Nevada and which (a) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this proxy statement/prospectus, Financial Federal does not have at least 100 stockholders of record in Nevada and, therefore, is not an “issuing corporation” under Nevada’s control share statute.

A corporation may opt-out of the control share provisions by expressly electing not to be governed by such provisions in either its articles of incorporation or its bylaws or by amending its articles of incorporation or its bylaws in effect on the 10th day following the acquisition of a controlling interest by an acquiring person. Neither Financial Federal’s articles of incorporation nor its bylaws contain any provisions electing not to be governed by the provisions of Nevada law governing the acquisition of control shares.

Stockholder Approval of a Merger

People’s United. Under the DGCL, a merger must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend such constituent corporation’s certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger. People’s United’s certificate of incorporation provides for a greater vote only in the case of a business combination involving an “interested shareholder” (as defined in People’s United’s certificate of incorporation).

Financial Federal. In order to effect a merger under Nevada law, a corporation’s board of directors must adopt a plan of merger and must recommend it for approval to the stockholders, who must approve the plan. Nevada law further provides that the board may condition its submission of the proposed merger on any basis. The plan of merger must be approved by a majority of the voting power of the stockholders, unless a greater vote is required either (i) under other provisions of Nevada law, (ii) in the articles of incorporation, (iii) in the resolutions of the board of directors establishing a class or series of stock or (iv) by the board of directors acting under the provision of Nevada law described in the preceding sentence. Notwithstanding the requirement for stockholder approval of a merger, no vote of the stockholders is required if the merger involves a merger of a subsidiary into a parent, or a parent into a subsidiary, or if the terms of the merger meet the requirements set forth in Section 92A.130 of the Nevada Revised Statutes. Where stockholder approval is otherwise required, Nevada law does not permit a board of directors to submit, or to agree to submit, a plan of merger to the stockholders without the recommendation of the board of directors unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation and it communicates the basis for that determination to the stockholders with the plan. Any agreement that the board of directors will submit a plan of merger to the stockholders notwithstanding an adverse recommendation of the board of directors is of no force or effect. Neither Financial Federal’s articles of incorporation nor its bylaws address the issue of stockholder approval of a merger.

Stockholder Action Without A Meeting

People’s United. Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The certificate of incorporation of People’s United prohibits stockholder action by written consent.

Financial Federal. Under Nevada law, unless otherwise precluded in the articles of incorporation or the bylaws, stockholders may act by a written consent in lieu of a meeting; provided, that the written consent is signed by stockholders holding at least a majority of the voting power, unless a different proportion of voting power is required for such an action at a meeting under the articles of incorporation, the bylaws or otherwise, in which case that proportion of the voting power is required. Financial Federal’s articles of incorporation do not address the issue of stockholders taking action by written consent. Financial Federal’s bylaws provide that unless otherwise provided in the articles of incorporation, action by written consent of the stockholders must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Financial Federal’s bylaws further provide that prompt notice of the taking of any such corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing to such action.

Dissenters’ Rights

People’s United. Under DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

•

with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

•

to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

Financial Federal. Under Nevada law, stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, dissenters’ rights are available under Nevada law to any stockholder of a constituent corporation in the event of a merger if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent. One of the exceptions under Nevada law to the general rule described in the preceding sentence that stockholders have dissenters’ rights with respect to a merger if stockholder approval is required and both of the following factors are present: (i) the stock held by such stockholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and (ii) the consideration such stockholders are required to accept under the terms of the merger consists of either cash and/or shares of any class or any series of securities of a corporation that is listed on any of the exchanges described in clause (i).

Dissenters’ rights are also available under Nevada law (i) in certain circumstances in which a corporate action would result in money or scrip being delivered to a stockholder instead of fractional shares and (ii) when a disinterested stockholder dissents to the approval by the disinterested majority stockholders of the acquisition of a “controlling interest” by an “acquiring person” under Nevada’s control share statute. Neither Financial Federal’s articles of incorporation nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the Nevada Revised Statutes in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Dividends

People’s United. People’s United can pay dividends out of statutory surplus or in case there is no such surplus, from net profits if, as and when declared by the board of directors. The holders of People’s United common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available. If People’s United issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Financial Federal. Financial Federal’s articles of incorporation do not address dividends. Financial Federal’s bylaws provide that Financial Federal’s board of directors has the power to declare and pay dividends upon shares of Financial Federal’s stock out of funds available for payment of dividends as provided by Nevada law, subject to the provisions of Financial Federal’s articles of incorporation. Financial Federal’s bylaws also provide that no committee of the board of directors shall have the power or authority to declare a dividend, unless the board of directors expressly grants such power or authority to the committee in the resolution creating the committee, or unless Financial Federal’s articles of incorporation or bylaws provide that a committee shall have such power to declare a dividend. Under Nevada law, a corporation may make a distribution to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation, unless, after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or

•

except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

LEGAL MATTERS

The validity of the shares of People’s United common stock to be issued in the merger will be passed upon for People’s United by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP and Covington & Burling LLP will deliver opinions to People’s United and Financial Federal, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50.

EXPERTS

The consolidated financial statements of People’s United as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in People’s United’s Annual Report on Form 10-K for the year ended December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Financial Federal as of July 31, 2009 and 2008, and for each of the years in the three-year period ended July 31, 2009 included in Financial Federal’s Current Report on Form 8-K dated December 18, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2009 included in Financial Federal’s Annual Report on Form 10-K for the year ended July 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report on the consolidated financial statements refers to the retrospective application of Financial Accounting Standards Board (FASB) ASC 470-20 (formerly referred to as Staff Position No. APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FASB ASC 260-10 (formerly known as Staff Position No. EITF 03-6-1), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which became effective on August 1, 2009.

STOCKHOLDER PROPOSALS

In view of the pending merger with People’s United, Financial Federal postponed indefinitely its 2009 annual meeting of stockholders, originally scheduled for December 8, 2009. Financial Federal intends to hold a 2009 annual meeting of stockholders only if the merger is not completed. If such a meeting is held, stockholder proposals will only be considered for inclusion in Financial Federal’s proxy statement for the 2009 annual meeting if they (i) are submitted to the Corporate Secretary of Financial Federal in writing at Financial Federal’s principal executive offices at 730 Third Avenue, New York, New York 10017 within a reasonable time before Financial Federal begins to print and mail its proxy materials, and (ii) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If you intend to introduce a proposal at the 2009 annual meeting of stockholders, should it be held, that was not included in the proxy materials for the meeting, unless you have provided notice of such proposal to the Corporate Secretary of Financial Federal in writing within a reasonable time before Financial Federal begins to print and mail its proxy materials, the proxy holders have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of the matter or how they intend to vote on the matter.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United and Financial Federal may have appeared had the merger been completed at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information reflects the impact of the merger on the combined balance sheets and on the combined statements of income under the purchase method of accounting with People’s United treated as the acquirer. Under the purchase method of accounting, Financial Federal’s assets and liabilities are recorded by People’s United at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2009 assumes the merger was completed on that date. The preliminary unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2009 and for the year ended December 31, 2008 assume the merger was completed on January 1, 2008.

The preliminary unaudited pro forma condensed combined financial information assumes that the merger consideration consisted of approximately $300 million in cash and approximately 26.5 million shares of People’s United common stock. Under the terms of the merger agreement, Financial Federal shareholders will receive $11.27 in cash and one share of People’s United common stock for each share of Financial Federal common stock. Based on the closing price of People’s United common stock on November 20, 2009, the last trading day before the merger was announced, the value of the merger consideration to be received in exchange for one share of Financial Federal common stock would have been approximately $27.74 per share. Total consideration is estimated to be $738 million.

It is anticipated that the merger will provide People’s United with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these anticipated benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed merger completion dates have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of the combined companies had the merger actually been completed at the beginning of each period presented nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Financial Federal. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United and Financial Federal, which are incorporated into this proxy statement/prospectus by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2009 combines the September 30, 2009 balance sheet of People’s United and the July 31, 2009 balance sheet of Financial Federal assuming the merger was completed on September 30, 2009.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2009 (in millions)	People’s United	Financial Federal	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and due from banks	$410.9	$8.0	$(1.5)	(H	)	$417.4
Short-term investments	1,933.0	—	(300.0)	(A	)	1,633.0

Total cash and cash equivalents	2,343.9	8.0	(301.5)			2,050.4

Total securities	550.1	—	—			550.1
Securities purchased under agreements to resell	1,144.0	—	—			1,144.0
Loans	14,301.6	1,536.4	(79.0)	(B	)	15,759.0
Less allowance for loan losses	(172.5)	(25.0)	25.0	(B	)	(172.5)

Total loans, net	14,129.1	1,511.4	(54.0)			15,586.5

Goodwill	1,261.7	—	316.8	(C	)	1,578.5
Other acquisition-related intangibles	258.5	—	—			258.5
Premises and equipment, net	261.7	1.9	—			263.6
Bank-owned life insurance	235.2	—	—			235.2
Other assets	625.9	26.8	(1.5)	(D	)	666.1
			14.9	(G	)

Total assets	$20,810.1	$1,548.1	$(25.3)			$22,332.9

Liabilities
Total deposits	$15,050.4	$—	$—			$15,050.4
Total borrowings	154.0	1,052.0	(13.0)	(E	)	1,193.0
Subordinated notes	181.5	—	—			181.5
Other liabilities	309.0	44.1	3.2	(F	)	356.3

Total liabilities	15,694.9	1,096.1	(9.8)			16,781.2

Stockholders’ Equity
Common stock	3.5	12.9	(12.9)	(H	)	3.8
			0.3	(H	)
Additional paid-in capital	4,506.3	159.5	(159.5)	(H	)	4,942.5
			437.7	(H	)
			(1.5)	(H	)
Retained earnings	943.4	281.6	(281.6)	(H	)	943.4
Treasury stock, at cost	(59.6)	—	—	(H	)	(59.6)
Accumulated other comprehensive loss	(81.4)	(2.0)	2.0	(H	)	(81.4)
Unallocated common stock of ESOP	(197.0)	—	—			(197.0)

Total stockholders’ equity	5,115.2	452.0	(15.5)			5,551.7

Total liabilities and stockholders’ equity	$20,810.1	$1,548.1	$(25.3)			$22,332.9

The following preliminary unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2009 combines the statements of income of People’s United (for the nine months ended September 30, 2009) and Financial Federal (for the nine months ended July 31, 2009) assuming the merger was completed on January 1, 2008.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Nine months ended September 30, 2009 (in millions, except per share data)	People’s United	Financial Federal	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income:
Loans	$550.0	$111.9	$—			$661.9
Short-term investments	4.7	—	(0.6)	(A	)	4.1
Securities	24.0	—	—			24.0
Securities purchased under agreements to resell	0.6	—	—			0.6

Total interest and dividend income	579.3	111.9	(0.6)			690.6

Interest expense:
Deposits	137.5	—	—			137.5
Borrowings	1.1	37.5	3.9	(E	)	42.5
Subordinated notes	11.4	—	—			11.4

Total interest expense	150.0	37.5	3.9			191.4

Net interest income	429.3	74.4	(4.5)			499.2
Provision for loan losses	43.4	6.5	—			49.9

Net interest income after provision for loan losses	385.9	67.9	(4.5)			449.3

Non-interest income:
Total wealth management income	56.8	—	—			56.8
Bank service charges	96.6	—	—			96.6
Net security gains	22.1	—	—			22.1
Other non-interest income	61.9	3.9	—			65.8

Total non-interest income	237.4	3.9	—			241.3

Non-interest expense:
Compensation and benefits	261.3	12.3	—			273.6
Occupancy and equipment	81.8	—	—			81.8
Professional and outside service fees	34.0	—	—			34.0
Other non-interest expense	135.3	10.0	—			145.3

Total non-interest expense	512.4	22.3	—			534.7

Income before income tax expense	110.9	49.5	(4.5)			155.9
Income tax expense	34.6	19.2	(1.6)	(I	)	52.2

Net income	$76.3	$30.3	$(2.9)			$103.7

Earnings per common share:
Basic	$0.23					$0.29
Diluted	$0.23					$0.29

Average common shares outstanding:
Basic	331.8		26.5	(J	)	358.3
Diluted	333.0		26.5	(J	)	359.5

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2008 combines the statements of income of People’s United (for the fiscal year ended December 31, 2008) and Financial Federal (for the twelve months ended October 31, 2008) assuming the merger was completed on January 1, 2008.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2008 (in millions, except per share data)	People’s United	Financial Federal	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income:
Loans	$832.0	$173.9	$—			$1,005.9
Short-term investments	46.9	—	(7.0)	(A	)	39.9
Securities	30.8	—	—			30.8
Securities purchased under agreements to resell	7.5	—	—			7.5

Total interest and dividend income	917.2	173.9	(7.0)			1,084.1

Interest expense:
Deposits	262.1	—	—			262.1
Borrowings	3.5	72.4	5.2	(E	)	81.1
Subordinated notes	15.2	—	—			15.2

Total interest expense	280.8	72.4	5.2			358.4

Net interest income	636.4	101.5	(12.2)			725.7
Provision for loan losses	26.2	5.0	—			31.2

Net interest income after provision for loan losses	610.2	96.5	(12.2)			694.5

Non-interest income:
Total wealth management income	86.1	—	—			86.1
Bank service charges	127.7	—	—			127.7
Net security gains	8.3	—	—			8.3
Other non-interest income	81.5	7.9	—			89.4

Total non-interest income	303.6	7.9	—			311.5

Non-interest expense:
Compensation and benefits	344.6	15.5	—			360.1
Occupancy and equipment	110.3	—	—			110.3
Professional and outside service fees	48.0	—	—			48.0
Other non-interest expense	206.1	12.5	—			218.6

Total non-interest expense	709.0	28.0	—			737.0

Income before income tax expense	204.8	76.4	(12.2)			269.0
Income tax expense	67.0	29.6	(4.3)	(I	)	92.3

Net income	$137.8	$46.8	$(7.9)			$176.7

Earnings per common share:
Basic	$0.42					$0.50
Diluted	$0.42					$0.49
Average common shares outstanding:
Basic	329.3		26.5	(J	)	355.8
Diluted	330.7		26.5	(J	)	357.2

Notes to Preliminary Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Preliminary Pro Forma Presentation

The acquisition of Financial Federal by People’s United will be accounted for using the purchase method of accounting and accordingly, Financial Federal’s assets acquired and liabilities assumed will be recognized at fair value on the date the transaction is completed. The merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008. The historical financial statements of Financial Federal have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of People’s United.

The preliminary unaudited pro forma condensed combined financial information reflects the application of GAAP as of September 30, 2009. The adoption of new or changes to existing GAAP subsequent to September 30, 2009 may result in changes to the final purchase accounting adjustments.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Financial Federal’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Financial Federal’s tangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Financial Federal as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United’s actual weighted-average shares outstanding for the periods presented, plus the incremental shares expected to be issued, assuming the merger occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been completed as of or at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on the total estimated consideration of $738 million, including the value of outstanding stock options, which will be paid with the issuance of approximately 26.5 million shares of People’s United common stock and approximately $300 million in cash consideration. Under the terms of the merger agreement, Financial Federal shareholders will receive $11.27 in cash and one share of People’s United common stock for each share of Financial Federal common stock. Based on the closing price of People’s United common stock on November 20, 2009, the last trading day before the merger was announced, the value of the merger consideration to be received in exchange for one share of Financial Federal common stock would have been approximately $27.74 per share. Upon completion of the merger, outstanding options of Financial Federal will be exchanged for cash.

In the third quarter of 2009, People’s United identified an error relating to an unintentional under-accrual of certain operating expenses. As a result, operating results for the first two quarters of 2009 and the fourth quarter of 2008 were revised to reflect the recognition of additional non-interest expense. The effect of these revisions was immaterial to each period (no change in diluted earnings per share for the second quarter of 2009 and a one cent reduction in diluted earnings per share for both the first quarter of 2009 and the fourth quarter of 2008). Net income for the three months ended June 30, 2009, March 31, 2009 and December 31, 2008 was reduced by $2.1 million, $2.5 million and $1.7 million, respectively, reflecting increase in other non-interest expense of $3.1 million, $3.5 million and $2.7 million for the respective periods (less related income taxes). The revisions of fourth quarter 2008 results also increased other liabilities and reduced retained earnings by $1.7 million at December 31, 2008.

Financial Federal’s fiscal year-end is July 31 and therefore, as required, Financial Federal’s results included in the preliminary unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2009 and for the year ended December 31, 2008 have been adjusted to conform to People’s United’s December 31 fiscal year-end. Accordingly, results for the nine months ended September 30, 2009 include Financial Federal’s results for its second, third and fourth quarters of 2009, and results for the year ended December 31, 2008 include Financial Federal’s results for its second, third and fourth quarters of 2008 and first quarter of 2009.

Note 2—Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of September 30, 2009, assuming the merger with Financial Federal was completed on that date. The preliminary pro forma income statements for the nine months ended September 30, 2009 and for the year ended December 31, 2008 were prepared assuming the merger was completed on January 1, 2008.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 26.5 million shares of People’s United common stock and approximately $300 million in cash consideration. The value of the common stock expected to be issued was based on the exchange ratio noted above in Note 1—Basis of Preliminary Pro Forma Presentation.

A reconciliation of the preliminary consideration paid by People’s United over Financial Federal’s net assets acquired, which we refer to as goodwill, is as follows:

Purchase price:	(in millions)
Cash consideration	$300.0
People’s United common stock issued	438.0

Total purchase price	$738.0

Purchase accounting adjustments:	(in millions)
Financial Federal total stockholders’ equity at July 31, 2009	$452.0
Pro forma adjustment for deferred debt issuance costs	(1.5)

Adjusted net assets acquired	$450.5

Calculation of goodwill:	(in millions	)
Total purchase price	$738.0
Adjusted net assets acquired	450.5

Total excess of purchase price over adjusted net assets acquired	$287.5

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in millions)
Loans	$(54.0)
Long-term debt	13.0
Goodwill	316.8
Net tax asset	16.7
Other liabilities	(5.0)

Total excess of purchase price over adjusted net assets acquired	$287.5

(A)	Adjustment to recognize cash consideration paid to complete the merger. People’s United currently intends to finance the cash portion of the merger by liquidating approximately $300 million of short-term investments. The preliminary pro forma combined income statement impact of the reduction in short-term investments resulted in a decrease to interest income of approximately $0.6 million and $7.0 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. The final financing of the cash portion of the transaction may differ from these preliminary adjustments.

(B)	Fair value adjustment reflecting: (i) management’s estimate of expected credit losses associated with Financial Federal’s loan portfolio; and (ii) the elimination of Financial Federal’s allowance for loan losses. The fair value adjustment reflected is based upon currently available information. A fair value adjustment related to interest rates was not estimated due primarily to the relative short-term maturities of these loans. The final adjustment may be significantly different.

(C)	Adjustment to record goodwill resulting from the merger. See purchase price allocation table above for more information.

(D)	Adjustment to eliminate Financial Federal’s deferred debt issuance costs. People’s United is reviewing its options relating to the prepayment of certain long-term debt of Financial Federal. As such, the preliminary unaudited pro forma condensed combined financial information does not reflect pro forma adjustments associated with the repayment of long-term debt and the resultant prepayment charges that may be incurred in connection with such repayments.

(E)	Fair value adjustment to Financial Federal’s long-term debt, which will be recognized over a two and one-half year period. The preliminary pro forma combined income statement for the adjustment resulted in an increase to interest expense of $3.9 million and $5.2 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. The final adjustment may be significantly different.

(F)	Adjustment to other liabilities to recognize estimated merger-related liabilities, net of income taxes, that qualify for recognition. The final adjustment may be significantly different.

(G)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments.

(H)	Adjustment to eliminate Financial Federal’s historical stockholders’ equity. The acquisition will result in the issuance of approximately 26.5 million shares of People’s United common stock, in addition to cash consideration. The issuance of People’s United common stock is recognized in the preliminary pro forma balance sheet at a value of $16.47 per share, which was the closing price of People’s United common stock on the NASDAQ Global Select Market on the last trading day prior to announcement of the transaction, which results in a net increase to People’s United total stockholders’ equity of approximately $436 million (including estimated registration costs of $1.5 million). For more detail of the structure of the transaction see Note 1—Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.

(I)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

(J)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the merger, assuming the merger occurred at the beginning of the periods presented.

WHERE YOU CAN FIND MORE INFORMATION

People’s United and Financial Federal file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by People’s United and Financial Federal are also available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006 and the New York Stock Exchange, 20 Broad Street, New York, New York 10005, respectively.

People’s United has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of People’s United common stock that Financial Federal stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of People’s United on Form S-4 and is a prospectus of People’s United and a proxy statement of Financial Federal for the Financial Federal special meeting.

The Securities and Exchange Commission permits People’s United and Financial Federal to “incorporate by reference” information into this proxy statement/prospectus. This means that People’s United and Financial Federal can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about People’s United and Financial Federal and their financial conditions.

People’s United Securities and Exchange Commission Filings (SEC File Number 001-33326):	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2008

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2009; quarter ended June 30, 2009; and quarter ended September 30, 2009

Definitive Proxy Statement on Schedule 14A	Filed March 25, 2009

Current Reports on Form 8-K	Filed February 2, 2009; filed April 17, 2009; filed July 21, 2009; filed November 23, 2009; filed November 24, 2009; and filed November 30, 2009 (other than the portions of those documents not deemed to be filed)

Description of People’s United common stock contained in People’s United Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating these descriptions	Filed February 22, 2007

Financial Federal Securities and Exchange Commission Filings (SEC File Number 001-14237):	Period or Date Filed
Annual Report on Form 10-K	Year ended July 31, 2009

Quarterly Report on Form 10-Q	Quarter ended October 31, 2009

Definitive Proxy Statement on Schedule 14A	Filed November 5, 2009

Current Reports on Form 8-K	Filed November 23, 2009; filed November 24, 2009; filed November 25, 2009; filed December 18, 2009; filed January 4, 2010; and filed January 8, 2010

In addition, People’s United and Financial Federal also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the Financial Federal special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from People’s United and Financial Federal, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or be telephone from the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attention: Debbie A. Healey, Investor Relations (203) 338-7171 www.peoples.com (“Investor Relations” tab)	Financial Federal Corporation 730 Third Avenue New York, NY 10017 Attention: Troy H. Geisser, Secretary (212) 599-8000 www.financialfederal.com (“Investor Relations” tab)

Neither People’s United nor Financial Federal has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to People’s United was provided by People’s United, and the information contained in this proxy statement/prospectus with respect to Financial Federal was provided by Financial Federal. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PEOPLE’S UNITED FINANCIAL, INC.

AND

FINANCIAL FEDERAL CORPORATION

DATED AS OF NOVEMBER 22, 2009

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquiror	A-1	ERISA	A-15
Acquiror Common Stock	A-2	ERISA Employee Benefit Plan	A-15
Acquiror Disclosure Letter	A-25	Exchange Act	A-8
Acquiror Plans	A-39	Exchange Agent	A-4
Acquiror Preferred Stock	A-3	Exchange Fund	A-5
Acquiror Regulatory Agreement	A-30	Exchange Ratio	A-3
Acquiror Reports	A-27	Finance Receivables	A-21
Acquisition Proposal	A-38	Form S-4	A-10
affiliate	A-23	GAAP	A-7
Agreement	A-1	Governmental Entity	A-11
Articles of Merger	A-1	HSR Act	A-11
Business Day	A-2	Indemnified Parties	A-40
Capitalization Date	A-8	Insurance Amount	A-41
CERCLA	A-20	IT Assets	A-21
Certificate of Merger	A-1	knowledge	A-49
Certificates	A-4	Law	A-10
Change in Company Recommendation	A-36	Liens	A-9
Closing	A-2	Material Adverse Effect	A-7
Closing Date	A-2	Materials of Environmental Concern	A-20
Code	A-1	Merger	A-1
Company	A-1	Merger Consideration	A-3
Company Board Approval	A-17	NASDAQ	A-3
Company Common Stock	A-2	Notice Period	A-37
Company Contract	A-18	NRS	A-1
Company Disclosure Letter	A-6	Option Consideration	A-3
Company Employees	A-15	Per Share Amount	A-3
Company Financing	A-22	person	A-49
Company Insiders	A-42	Plans	A-16
Company Option	A-3	Proprietary Rights	A-21
Company Preferred Stock	A-8	Proxy Statement/Prospectus	A-10
Company Recommendation	A-36	Required Company Vote	A-17
Company Regulatory Agreement	A-19	Requisite Regulatory Approvals	A-43
Company Reports	A-11	RSU	A-3
Company Securitization Documents	A-23	SEC	A-10
Company Securitization Trust	A-23	Section 16 Information	A-42
Company Stock Incentive Plans	A-4	Securities Act	A-11
Company Stockholders Meeting	A-36	Significant Subsidiary	A-8
Compensation Agreements	A-16	Subsidiary	A-8
Confidentiality Agreement	A-36	Superior Proposal	A-38
control	A-23	Surviving Company	A-1
Conversion Rate	A-3	Tax	A-15
Derivative Transaction	A-24	Tax Return	A-15
DGCL	A-1	Taxes	A-15
Effective Time	A-1	Termination Notice Period	A-46
End Date	A-45	Termination Payment	A-46
Environmental Laws	A-20	willful and material breach	A-46

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2009 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between PEOPLE’S UNITED FINANCIAL, INC., a Delaware corporation (“Acquiror”), and FINANCIAL FEDERAL CORPORATION, a Nevada corporation (the “Company”).

WHEREAS, Acquiror and the Company have agreed to enter into a business combination transaction pursuant to which the Company will merge with and into Acquiror, with Acquiror surviving the merger (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Acquiror and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and related transactions provided for herein;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, this Agreement contains the “plan of merger” described in Section 92A.100 of the Nevada Revised Statutes (as in effect from time to time, the “NRS”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (as in effect from time to time, the “DGCL”) and the NRS, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Acquiror, whereupon the separate corporate existence of the Company shall cease. Acquiror shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws (as defined in Section 4.3(b)) of the State of Delaware.

1.2. Effective Time. On the Closing Date (as defined in Section 1.4), the Company and Acquiror shall cause the Merger to be consummated by filing (i) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) an articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with, the relevant provisions of the NRS. The Merger shall become effective upon (I) the later of (x) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (y) such filing of the Articles of Merger with the Secretary of State of the State of Nevada, or (II) such later date and time specified in the Certificate of Merger and the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the NRS.

1.4. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time (i) promptly after, and in no event later than on the date that is the third Business Day after, the satisfaction or waiver of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York City are required or authorized by Law to be closed.

1.5. Certificate of Incorporation. The certificate of incorporation, as amended, of Acquiror, as in effect as of immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6. Bylaws. The bylaws, as amended, of Acquiror, as in effect as of immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, of the certificate of incorporation of the Surviving Company and of applicable Law.

1.7. Directors of the Surviving Company. The directors of Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

1.8. Officers of the Surviving Company. The officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1. Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.50 per share, of the Company (the “Company Common Stock”):

(a) All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock or (ii) owned directly by Acquiror (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”), cash or other consideration shall be delivered in exchange therefor.

(b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) one (1.0) share of Acquiror Common Stock (the “Exchange Ratio”) plus (ii) $11.27 in cash. For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2).

2.2. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Acquiror Common Stock) by the closing price of Acquiror Common Stock on the NASDAQ Global Select Market (“NASDAQ”) as reported on the NASDAQ website (or such other source as may be mutually agreed to by Acquiror and the Company) (such conversion rate, the “Conversion Rate”), on the last trading day immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3. Acquiror Common Stock; Acquiror Preferred Stock. At and after the Effective Time, each share of Acquiror Common Stock and each share of preferred stock, par value $0.01 per share, of Acquiror (the “Acquiror Preferred Stock”), if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and shall not be affected by the Merger.

2.4. Treatment of Options and Other Stock Based Awards. (a) Each option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to any Company Stock Incentive Plan (as defined in Section 2.4(c)) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested and exercisable, shall become fully vested and exercisable immediately prior to, and shall be cancelled at, the Effective Time, and the holder thereof shall be entitled to receive from Acquiror an amount in cash equal to the product of (i) the excess, if any, of (x) the Per Share Amount over (y) the exercise price per share of Company Common Stock subject to such Company Option, with the aggregate amount payable rounded up to the nearest cent, and (ii) the total number of shares of Company Common Stock subject to such Company Option as in effect immediately prior to the Effective Time, less any required withholding taxes (the “Option Consideration”). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. For purposes of this Agreement, the “Per Share Amount” shall mean $11.27 plus the product of (A) the Exchange Ratio and (B) the volume weighted average of the per share prices of Acquiror Common Stock on the NASDAQ for the five (5) consecutive trading days ending two (2) days prior to the Effective Time.

(b) Each right to receive one share of Company Common Stock granted by the Company under any Company Stock Incentive Plan in the form of “stock units” or “restricted stock” (an “RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become a vested right to receive the Merger Consideration in accordance with the provisions of Section 2.1(b), as if the holder of any such RSU were, immediately prior to the Effective Time, a holder of Company Common Stock.

(c) The 2006 Stock Incentive Plan, the Amended and Restated 2001 Management Incentive Plan and the Supplemental Executive Retirement Plan and the Amended and Restated 1998 Stock Option/Restricted Stock Plan (collectively, the “Company Stock Incentive Plans”) and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (as defined in Section 4.1(b)) thereof shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of any equity-based right shall have any right to acquire equity securities of the Company or the Surviving Company.

2.5. Reservation of Right to Revise Structure. Acquiror may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock, Company Options or RSUs as merger consideration, (B) materially impede or delay consummation of the business combination contemplated by this Agreement or (C) adversely affect the federal income tax treatment of holders of Company Common Stock, Company Options or RSUs in connection with the business combination contemplated by this Agreement. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.6. Withholding Rights. Each of the Exchange Agent (as defined in Section 3.1), Acquiror or any of Acquiror’s Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax (as defined in Section 4.10(n)) Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.7. Certain Adjustments. The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1. Acquiror to Make Merger Consideration Available. At or promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror (subject to the consent, not to be unreasonably withheld, of the Company) (the “Exchange Agent”), for the benefit of the holders of (a) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) and (b) evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock, for exchange in accordance with this Article III, (i) certificates or, at Acquiror’s option, evidence of shares of Acquiror Common Stock in book-entry form issuable pursuant to Section 2.1 and (ii) cash sufficient to make the payments under Sections 2.1 and 2.2. With respect to any cash deposited by Acquiror with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash in the Exchange Fund as directed by Acquiror; provided that during the first nine (9) months after the Effective Time such investments shall consist solely of (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of inbound deposits with commercial banks having a combined capital and surplus of at least $500 million, (iii) commercial paper obligations rated P-1 or A-1 or better by Standard and Poor’s or Moody’s or (iv) institutional cash management funds. Any interest and other income resulting from such investments shall be paid to and be income of Acquiror. For purposes of this Agreement, the “Exchange Fund” shall mean all Acquiror Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.1. In the event that there is insufficient cash in the Exchange Fund at any time during the first nine (9) months after the Effective Time to enable the Exchange Agent to make the payments under Sections 2.1 and 2.2, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the amount necessary to cause there to be sufficient cash in the Exchange Fund to make such payments.

3.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock that holds such shares in book-entry form (rather than through a Certificate) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Article II.

(b) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2 until such holder shall surrender such Certificate in accordance with this

Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive shares of Acquiror Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole Acquiror Common Stock issuable to such holder in respect of such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be paid, at the request of Acquiror, to or as directed by Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Merger Consideration (including cash in lieu of fractional shares) and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Acquiror, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror that, (i) except as set forth on the Company Disclosure Letter delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 4.2, 4.5(a), 4.6(a) and 4.8(a), except as disclosed in the Company Reports (as defined in Section 4.5(a)) filed prior to the date of this Agreement and on or after August 1, 2008 (excluding any disclosures set forth in any “risk factor” section thereof or under the heading “Forward-Looking Statements” in any such filings):

4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Acquiror, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) that prevents such party’s ability to consummate the transactions contemplated hereby no later than the End Date (as defined in Section 9.1(c)); provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above and, with respect to clause (ii) below only, clause (y) above, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in Laws, rules or regulations of general applicability or in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (ii) the announcement of this Agreement, any action of any party to this Agreement or any of its Subsidiaries expressly required to be taken by it under this Agreement or any action or omission of any party to this Agreement or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement, (iii) any changes or developments after the date of this Agreement in general economic, business or financial conditions in the United States (including changes in interest rates, credit availability and price levels or trading volumes in securities markets), provided, that the effect of such changes or developments described in this clause (iii) (including changes in interest rates, credit availability and price levels or trading volumes in securities markets) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries (relative to other participants in the industries in which such party and its Subsidiaries operate), and provided, further, that a decrease in the trading or market prices of a party’s capital stock or failure to meet projections shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood and agreed that the facts and circumstances giving rise to such decrease or failure may be taken into account in determining whether there has been a Material Adverse Effect), and (iv) changes in national or international political conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided, that the effect of such changes described in this clause (iv) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries (relative to other participants in the industries in which such party and its Subsidiaries operate). The articles of incorporation and bylaws of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. “Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.2. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, of the Company (the “Company Preferred Stock”). As of the close of business on November 20, 2009 (the “Capitalization Date”), there were 26,257,347 shares of Company Common Stock outstanding and no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, 1,695,593 shares of Company Common Stock were held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 651,113 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock Incentive Plans and (ii) an aggregate of 272,084 shares of Company Common Stock reserved for issuance upon the vesting of any RSU. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of RSU rights outstanding as of the Capitalization Date under the Company Stock Incentive Plans. Other than with respect to the Company Options and RSUs described in the third preceding sentence, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries. No Company Options or RSUs have been issued or granted on or after the Capitalization Date through the date of this Agreement. Neither the Company nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding.

(b) Section 4.2(b) of the Company Disclosure Letter contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and all other equity or equity-based awards relating to Company Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company, the date each such Company Option or other award was granted, the number of shares of Company Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any) and the closing price of one share of Company Common Stock on the date of grant of each of the foregoing. The exercise price per share of each Company Option was, on the applicable date of grant of the Company Option, no less than the fair market value of one share of Company Common Stock on such grant date.

(c) Section 4.2(c) of the Company Disclosure Letter lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are, to the extent applicable, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither the Company nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding as of the date hereof in accordance with the terms thereof).

4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Required Company Vote (as defined in Section 4.12(b)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of the Company, and no other corporate or stockholder proceedings on the part of the Company (subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Company Vote) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Acquiror) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (as defined in Section 4.4) (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) In accordance with Section 92A.390 of the NRS, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

4.4. Consents and Approvals. Except for (i) the filing with NASDAQ of a notification of the listing on NASDAQ, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in accordance with Article III hereof, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the approval of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada, (iv) the approval of this Agreement by the Required Company Vote, (v) the consents and approvals set forth in Section 4.4 of the Company Disclosure Letter, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the “HSR Act”), and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of collateralized lending, financing and leasing services and (viii) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Acquiror, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls. (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since August 1, 2006 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Acquiror true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 1, 2008 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since August 1, 2006 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has notified the Company that it has initiated any proceeding or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since August 1, 2006. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is (i) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since August 1, 2006, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

4.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, (i) for normal adjustments and accruals necessary to provide a fair presentation for the periods presented and (ii) as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, as filed with the SEC or (ii) liabilities incurred since July 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

4.7. Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Keefe, Bruyette & Woods, Inc. relating to any such fees or commissions have been furnished to Acquiror prior to the date hereof.

4.8. Absence of Certain Changes or Events. Since July 31, 2009 (a) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 (other than subsection (i)) if taken after the date of this Agreement.

4.9. Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings or actions or, to the Company’s knowledge, claims or governmental or regulatory investigations (i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such a director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or (ii) as of the date hereof challenging the validity of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries other than in connection with a workout in the ordinary course of business consistent with past practice of a Finance Receivable (as defined in Section 4.22(a)).

(c) Since August 1, 2007, (i) there have been no subpoenas, written demands, inquiries or information requests received by the Company or any of its Subsidiaries from any Governmental Entity other than (x) in matters in which the Company or any of its Subsidiaries is a plaintiff and involved in a workout in the ordinary course of business consistent with past practice of a Finance Receivable, (y) for subpoenas, written demands, inquiries or information requests received in the ordinary course of business consistent with past practice relating to customers of the Company or any of its Subsidiaries who have outstanding Finance Receivables or (z) with respect to matters relating to any Tax and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request other than (x) in the context of the bankruptcy of a party to a Finance Receivable (other than the Company or any of its Subsidiaries) or (y) with respect to matters relating to any Tax.

4.10. Taxes.

(a) With respect to the Company or any of its Subsidiaries (i) no audit assessment, dispute or claim concerning any material Tax liability is being conducted, is to the Company’s knowledge pending or has been threatened by a Governmental Entity; (ii) each has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as defined in Section 4.10(n)) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) timely paid in full all material Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all such Taxes, whether or not shown as due on such Tax Returns; (iii) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries; and (v) no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.

(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax.

(h) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

(i) Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the

Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, or (v) deferred gains arising prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) The Company has provided Acquiror with complete and accurate information regarding all material Financial Accounting Standards Board (FASB) Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(l) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(m) Neither the Company nor any of its Subsidiaries is or has been an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(n) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11. Employees; Employee Benefit Plans. (a) Each (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)) (an “ERISA Employee Benefit Plan”) and (ii) stock purchase, stock incentive, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which (x) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (y) under which the Company or any of its Subsidiaries has any present or future liability (all arrangements described in this clause (ii), collectively, the “Compensation Agreements”) shall be collectively referred to as the “Plans”. Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of all material Compensation Agreements and each material ERISA Employee Benefit Plan.

(b) With respect to each material Plan, the Company has delivered to Acquiror or made available a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications and any material written communications by the Company or any of its Subsidiaries to Company Employees within the most recent 12 months regarding any commitments to provide additional benefits or compensation to any such Company Employees; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; and (iii) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.

(d) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e) No Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no Plan is subject to Title IV of ERISA.

(f) With respect to any Plan, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened.

(g) No material Plan exists that would reasonably be expected to (i) result in the payment to any present or former Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits to any present or former Company Employee or (iii) require the funding of any trust for the benefit of any present or former Company Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). There is no Plan that, individually or collectively, would reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G in connection with the transactions contemplated under this Agreement.

(h) No RSU provides for the deferral, beyond the Closing Date, of the payment of any compensation under any Plan that is subject to Section 409A of the Code.

4.12. Board Approval; Stockholder Vote Required. (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 7.3(a)).

(b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(c) None of the requirements of the “control share” statute set forth in Section 78.378 et seq. of the NRS, the “business combination” statute set forth in Section 78.411 et seq. of the NRS or any other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state are applicable to this Agreement, the Merger and the other transactions contemplated hereby. The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated hereby comply with, and this Agreement, the Merger and the other transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of the Company’s articles of incorporation or bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

4.13. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have since August 1, 2006 held, all licenses, franchises, permits and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and any other Law relating to discriminatory lending, financing or leasing practices, and the Sarbanes-Oxley Act. The Company and each of its Subsidiaries have complied with, and are not in default or violation of, any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, except where the failure to so comply or the default or violation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has knowledge of, or has received, since August 1, 2006, notice of, any material defaults or material violations of any applicable Law.

4.14. Certain Contracts. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement, (ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or to use the name Financial Federal Corporation or any variant thereof, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (iii) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (v) which limits the payment of dividends by the Company or any of its Subsidiaries, (vi) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vii) which relates to an acquisition, divestiture, merger or similar transaction and which contains material representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (viii) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (ix) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (x) which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended July 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending July 31, 2010, of more than $500,000 (other than pursuant to Finance Receivables), or (xi) which relates to material Proprietary Rights (as defined in Section 4.21) (including permitting the use of the name Financial Federal Corporation or any variant thereof). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports filed since January 1, 2009 and prior to the date hereof, is referred to herein as a “Company Contract”. The Company has made available to Acquiror true, correct and complete copies of each written Company Contract.

(b) Except as would not be material to the Company and its Subsidiaries taken as a whole, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract.

4.15. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Company Disclosure Letter, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has the Company or any of its Subsidiaries been notified by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the knowledge of the Company, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to the Company or any of its Subsidiaries.

4.16. Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Acquiror or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17. Title to Property. (a) The Company and its Subsidiaries do not own any real property other than real property which the Company or any if its Subsidiaries has foreclosed in connection with the enforcement of rights under a Finance Receivable and which real property, as of the date hereof, is set forth in Section 4.17(a) of the Company Disclosure Letter.

(b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) arising out of any securitization facility, (ii) for Taxes, assessments and similar charges not yet due or being contested in good faith and (iii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course or business), except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All leases of real property by the Company or a Subsidiary, as lessee, are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the owner and address thereof. The Company has made available to Acquiror true, correct and complete copies of each such material lease of real property.

4.18. Insurance. The Company and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Company Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Finance Receivables). The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.19. Environmental Liability. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the knowledge of the Company private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal Law relating to the protection of the environment or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation other than with respect to real property securing Finance Receivables or on which the Company or any of its Subsidiaries may foreclose in connection with the enforcement of rights under a Finance Receivable. Other than with respect to real property securing Finance Receivables or on which the Company or any of its Subsidiaries foreclosed in connection with the enforcement of rights under a Finance Receivable, during or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or to the Company’s knowledge former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants or other materials regulated pursuant to, or that would reasonably be expected to give rise to liability under Environmental Laws (“Materials of Environmental Concern”) in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.

4.20. Opinion of Financial Advisor. The Company has received the opinion of Keefe, Bruyette & Woods, Inc., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

4.21. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary and intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship (“Proprietary Rights”), that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, (ii) neither the Company nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which it claims to own or possess, license or otherwise have the right to use (other than nonexclusive licenses to the Company or its Subsidiaries for the use of products, services, software or data in the ordinary course of business, including any shrink-wrap, click-through or other commercially available or non-customized licenses) and (iii) neither the Company nor any of its Subsidiaries to the Company’s knowledge is infringing, diluting, misappropriating or violating, nor has the Company or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its Subsidiaries. The Company and each of its Subsidiaries take reasonable actions to protect and maintain all (a) material Proprietary Rights and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

4.22. Finance Receivable Matters. (a) (i) Section 4.22(a) of the Company Disclosure Letter sets forth a list of all outstanding loans, leases, installment sales and other extensions of credit (including commitments to extend credit) (“Finance Receivables”) as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal stockholders of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Finance Receivables on which the borrower is paying a rate other than that reflected in the note, lease, installment sale contract or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Finance Receivable was originated and (iii) all such Finance Receivables are and were originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Finance Receivable was solicited and originated, and is and has been since August 1, 2006 administered and, where applicable, serviced, and the relevant Finance

Receivable files are being maintained, in all material respects in accordance with the relevant notes, leases, installment sale contracts or other credit or security documents, the Company’s written underwriting standards (and, in the case of Finance Receivables held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws, except for such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its Subsidiaries is party to any agreement pursuant to which the Company or any of its Subsidiaries has sold Finance Receivables or pools of Finance Receivables or participations in Finance Receivables or pools of Finance Receivables.

(d) Section 4.22(d) of the Company Disclosure Letter identifies (A) each Finance Receivable that as of July 31, 2009 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (i) was contractually past due 90 days or more in the payment of principal and/or interest other than those for which there is adequate collateral or short term remediation, (ii) was on non-accrual status, (iii) where a specific reserve allocation exists in connection therewith, or (iv) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of the Company or any of its Subsidiaries with a value over $500,000 that as of July 31, 2009 was classified as an asset to satisfy Finance Receivables, including repossessed equipment, and the book value thereof as of such date. For each Finance Receivable identified in response to clause (A) above, Section 4.22(d) of the Company Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Finance Receivable and the identity of the borrower thereunder.

(e) Except as would not have a material impact on the Company and its Subsidiaries taken as a whole, each outstanding Finance Receivable (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, in each of clauses (ii) and (iii) subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The notes, leases, installment sale contracts or other credit or security documents with respect to each such outstanding Finance Receivable were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

4.23. Securitization Matters. (a) None of the Company or any of its Subsidiaries has entered into any Company Securitization Document (as defined in Section 4.23(d)) other than in connection with on balance sheet financings with indebtedness secured by bank conduits (each, a “Company Financing”). No Company Financing includes any certificates, gain on sale transactions, variable interests or retained equity, and the Company consolidates all indebtedness and related assets for each Company Financings as required by GAAP.

(b) Each of the Company Securitization Documents to which the Company, any of its Subsidiaries, or any Company Securitization Trust (as defined in Section 4.23(d)), as the case may be, is a party, is in full force and effect and is a valid, binding and enforceable obligation of the Company, such Subsidiary or any Company Securitization Trust, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and general principles of equity. The Company, each of its Subsidiaries and each Company Securitization Trust and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Securitization Document to which the Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party. No event or condition exists which does now or with either notice or the passage of time would constitute a default or event of default under any Company Securitization Document to which the Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party.

(c) Since August 1, 2006, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Company Securitization Documents” includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

“Company Securitization Trust” means any trust or other special purpose vehicle created by the Company.

4.24. Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer or director or any such record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except for (a) those of a type available to employees of the Company generally, (b) RSUs, Company Options and agreements, contracts, plans or arrangements otherwise related to employee compensation and (c) as disclosed in the Company Reports, the purchases from time to time (including since the most recent Company Report) by officers and directors of the Company or its Subsidiaries of the Company’s commercial paper. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

4.25. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, arbitration, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

4.26. Derivative Instruments and Transactions. (a) All Derivative Transactions (as defined in Section 4.26(b)) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to (i) one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or (ii) any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.27. Approvals. As of the date of this Agreement, the Company has no knowledge of any reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to the Company that, (i) except as set forth on the Acquiror Disclosure Letter delivered by Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), it being understood and agreed that each item in a particular section of the Acquiror Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 5.2, 5.5(a), 5.6(a) and 5.8, except as disclosed in the Acquiror Reports (as defined in Section 5.5(a)) filed prior to the date of this Agreement and on or after January 1, 2008 (excluding any disclosures set forth in any “risk factor” section thereof or under the heading “Forward-Looking Statements” in any such filings):

5.1. Corporate Organization. Acquiror is duly organized and validly existing as a savings and loan holding company incorporated under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. The copies of the certificate of incorporation and bylaws of Acquiror which have been made available to the Company, are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.

5.2. Capitalization. The authorized capital stock of Acquiror consists of 1,950,000,000 shares of Acquiror Common Stock and 50,000,000 shares of Acquiror Preferred Stock. As of the close of business on the Capitalization Date, there were 348,313,919 shares of Acquiror Common Stock outstanding and no shares of Acquiror Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Acquiror Common Stock or Acquiror Preferred Stock were reserved for issuance, except for (i) an aggregate of 10,920,513 shares of Acquiror Common Stock reserved for issuance upon the exercise of options to purchase Acquiror Common Stock, (ii) 8,781,998 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2008 Long-Term Incentive Plan, (iii) 6,036,630 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2007 Stock Option Plan, (iv) 3,205,268 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2007 Recognition and Retention Plan and (v) 312,765 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Directors’ Equity Compensation Plan. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the close of business on the Capitalization Date, except as set forth in this Section 5.2, neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of

Acquiror’s capital securities or other equity securities of Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror’s capital securities or equity-based awards, nor is there any agreement, to which Acquiror or any of its Subsidiaries is a party obligating Acquiror or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Acquiror or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, Acquiror or any of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding. The shares of Acquiror Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3. Authority; No Violation. (a) Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Acquiror of the transactions contemplated hereby has been duly and validly approved by all necessary corporate and stockholder action of Acquiror, and no other corporate or stockholder proceedings on the part of Acquiror is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Acquiror, nor the consummation by Acquiror of the transactions contemplated hereby, nor compliance by Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Acquiror or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Acquiror or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Acquiror or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

5.4. Consents and Approvals. Except for (i) the filing with NASDAQ of a notification of the listing on NASDAQ, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in accordance with Article III hereof, (ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada, (iv) the approval of this Agreement by the Required Company Vote, (v) the consents and approvals set forth in Section 5.4 of the Acquiror Disclosure Letter, (vi) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors and (viii) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Acquiror are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and (B) the consummation by Acquiror of the Merger and the other transactions contemplated hereby.

5.5. SEC Documents; Other Reports; Internal Controls. (a) Acquiror has filed all required reports, forms, schedules, registration statements and other documents with the SEC since January 1, 2007 (the “Acquiror Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Acquiror Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Acquiror Reports. None of Acquiror’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Acquiror and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Acquiror and its Subsidiaries, no Governmental Entity has notified Acquiror that it has initiated any proceeding or, to the knowledge of Acquiror, threatened an investigation into the business or operations of Acquiror or any of its Subsidiaries since January 1, 2007. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, Acquiror or any of its Subsidiaries.

(c) Acquiror has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s auditors and the audit committee of Acquiror’s board of directors and in Section 5.5(c) of the Acquiror Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal controls over financial reporting.

(d) Acquiror and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) Acquiror has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Acquiror and its Subsidiaries is (i) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of Acquiror by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Acquiror Reports.

(f) Since January 1, 2007, (x) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to the board of directors of Acquiror or any committee thereof or to any director or officer of Acquiror.

5.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of Acquiror (including any related notes and schedules thereto) included in the Acquiror Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, (i) for normal adjustments and accruals necessary to provide a fair presentation for the periods presented and (ii) as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Acquiror included in its Annual Report to Shareholders filed on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, or otherwise disclosed in the Acquiror Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice, neither Acquiror nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

5.7. Broker’s Fees. Except for Morgan Stanley & Co. Inc., whose fees and expenses shall be paid by Acquiror, neither Acquiror nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Since September 30, 2009 no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

5.9. Legal Proceedings. (a) Neither Acquiror nor any of its Subsidiaries (or, to the knowledge of Acquiror, any of the current or former directors or executive officers of Acquiror or any of its Subsidiaries) is a party to any, and there are no pending or, to Acquiror’s knowledge, threatened legal, administrative, arbitral or other proceedings or actions or, to Acquiror’s knowledge, claims or governmental or regulatory investigations (i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to a director or executive officer, to the extent related to or affecting the business of Acquiror or any of its Subsidiaries), or (ii) as of the date hereof challenging the validity of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, settlement, decree, or regulatory restriction imposed upon or entered into by Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries.

(c) Since January 1, 2008, (i) there have been no subpoenas or written demands, inquiries or information requests received by Acquiror or any of its Subsidiaries from any Governmental Entity other than (x) in matters in which Acquiror or any of its Subsidiaries is a plaintiff, (y) for subpoenas, written demands, inquiries or information requests received in the ordinary course of business consistent with past practice relating to customers of Acquiror or any of its Subsidiaries or (z) with respect to matters relating to any Tax, and (ii) no Governmental Entity has requested that the Acquiror or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any subpoena, or written demand, inquiry or information request other than with respect to matters relating to any Tax.

5.10. Board Approval; No Stockholder Vote Required. (a) The board of directors of Acquiror has duly approved this Agreement, the Merger and the other transactions contemplated hereby and has declared it advisable for Acquiror to enter into this Agreement.

(b) No vote of the holders of shares of Acquiror Common Stock is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

5.11. Compliance with Applicable Law. Acquiror and each of its Subsidiaries hold, and have since January 1, 2007 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to Acquiror or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Acquiror and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and any other Law relating to discriminatory lending, financing or leasing practices, and the Sarbanes-Oxley Act. Acquiror and each of its Subsidiaries have complied with, and are not in default or violation of, any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, except where the failure to so comply or the default or violation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has knowledge of, or has received, since January 1, 2007, notice of, any material defaults or material violations of any applicable Law.

5.12. Agreements with Regulatory Agencies. Neither Acquiror nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.12 of the Acquiror Disclosure Letter, “Acquiror Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Acquiror or any of its Subsidiaries been notified by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Acquiror Regulatory Agreement. To the knowledge of Acquiror, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Acquiror or any of its Subsidiaries.

5.13. Acquiror Information. The information relating to Acquiror and its Subsidiaries to be provided by Acquiror for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the prospectus contained therein (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.14. Approvals. As of the date of this Agreement, Acquiror knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis.

5.15. Tax-Free Reorganization Treatment. Acquiror has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business only in the usual, regular and ordinary course consistent with past practice and (ii) maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees.

6.2. Company Forbearances. Except as expressly contemplated or permitted by this Agreement, for the payment of documented fees and expenses incurred in connection with the transactions contemplated hereunder or as set forth in Section 6.2 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Company Common Stock and RSUs equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the Company’s obligations pursuant to Section 6.4); and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest (except pursuant to the exercise of Company Options and conversion of RSUs, in each case outstanding as of the date hereof and disclosed in Section 4.2(b) of the Company Disclosure Letter), or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options);

(b) enter into any new line of business or change its lending, risk and asset-liability management and other material lending, financing, leasing or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

(c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue, or abandon or fail to maintain, any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to any such person or any claims held by any such person, in each case, outside of workouts in the ordinary course of business consistent with past practice of Finance Receivables, except (i) sales of Finance Receivables and repossessions and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Letter;

(d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (i) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, and (ii) transactions that, together with all other such transactions, are not material to the Company, and in each case in the ordinary course of business consistent with past practice;

(e) (A) enter into, renew, extend or terminate (i) any Company Contract (other than the type described in Section 4.14(a)(iii) or if related to indebtedness in Section 4.14(a)(v)) or (ii) any broker agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement); or (B) make any material change in any of such Company Contracts or broker agreements; other than in the case of clause (A)(i), renewals of such Company Contracts for a term of one (1) year or less without material changes to the terms thereof;

(f) except as required by Law or any Plan disclosed in Section 4.11(a) of the Company Disclosure Letter or as expressly provided in Section 2.4(a) of this Agreement: (i) increase (or decrease) the compensation or benefits of any Company Employee (other than, if the Effective Time occurs after March 31, 2010, in the ordinary course (other than any delay caused by this Section 6.2) consistent with past practice with respect to Company Employees (other than Company Employees who as of the date of this Agreement have entered into an employment agreement or other individually-negotiated agreement with Acquiror), increases in annual rates of base salary or wages, which increase occurs as a result of the Company’s annual review of compensation in February 2010, and results in an increase in the annual rate of salary or wages of the Company Employee of no more than 2.5%); (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee except as required under the terms of any Plan and disclosed in Section 4.11(a) of the Company Disclosure Letter; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (iv) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (v) grant any equity or equity-based awards; or (vi) hire, or terminate the employment of, any Company Employee (other than (A) with respect to Company Employees not listed on Section 6.2(f) of the Company Disclosure Letter, terminations for cause or (B), with respect to marketing Company Employees whose annual salary does not exceed $150,000, and with respect to other Company Employees whose annual salary is less than $100,000, hiring or terminations, in any such case in the ordinary course of business consistent with past practice); provided that the Company may, in its discretion, accelerate the vesting and/or payment of any RSU (other than “stock units”) held by any Company Employee that is outstanding on the date of this Agreement, but only to the extent that the Company reasonably and in good faith determines that, as a result of such acceleration, such Company Employee would not be subject to an excise tax imposed under Section 4999 of the Code that would otherwise apply as a result of the transactions contemplated by this Agreement, and, for purposes of this provision, the Company’s reasonable and good faith determination regarding the imposition of such excise tax must be based on good faith estimates by the compensation consulting firm of Towers Perrin, provided that (x) Towers Perrin considers in developing such estimates any calculations and estimates provided by the Company, and (y) Towers Perrin provides its estimates to the Company as soon as practicable after the date of this Agreement and in no event later than December 15, 2009.

(g) (i) make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Acquiror prior to the date hereof or (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), provided that the Company and its Subsidiaries may renew or replace an existing debt facility so long as the renewed or new debt facility does not contain any prepayment penalty, make-whole or similar payment that is required to be made upon early termination or prepayment of such debt facility.

(h) open, relocate or close any operation center or similar facility where credit analysis and approval, collection and marketing functions are performed;

(i) except for Finance Receivables (or increases thereof) or commitments for Finance Receivables that have previously been approved by the Company prior to the date of this Agreement, without previously notifying and consulting with Acquiror, (i) originate or acquire any new Finance Receivable or issue a commitment for any new Finance Receivable (A) in excess of $15 million or (B) (x) that is not originated in conformity, in all material respects, with the Company’s or its Subsidiaries’ ordinary course lending policies and guidelines in effect as of the date hereof and (y) in excess of $500,000; or (ii) increase an existing Finance Receivable (A) if the amount of such increase is in excess of $15 million or (B) if such increase is (x) made in a manner not in conformity, in all material respects, with the Company’s or its Subsidiaries’ ordinary course lending policies and guidelines in effect as of the date hereof and (y) in an amount in excess of $500,000;

(j) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(j) of the Company Disclosure Letter, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than (i) Finance Receivables originated in the ordinary course of the business of the Company and its Subsidiaries and (ii) such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters otherwise permitted pursuant to this Section 6.2;

(k) other than in connection with workouts in the ordinary course of business of Finance Receivables (A) settle any claim, action or proceeding involving monetary damages in excess of $50,000, or waive or release any material rights or claims, other than any claim, action or proceeding that is controlled by an insurance carrier for which the Company is responsible solely for amounts up to the deductible under the applicable insurance policy, or (B) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

(l) other than as permitted by Section 7.4(a), adopt or implement any amendment of its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(m) except as required by Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Finance Receivables or (ii) its hedging practices and policies;

(n) make any changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law, rule, regulation or GAAP;

(o) (i) enter into, renew, extend or terminate any Company Securitization Document or other securitizations of any Finance Receivables other than in connection with the renewal or replacement of any existing Company Securitization Document or other securitization so long as the renewed or new Company Securitization Document or other securitization does not contain any prepayment penalty, make-whole or similar payment that is required to be made upon early termination or prepayment of such securitization, (ii) make any material change in any such Company Securitization Document or other securitization or (iii) create any special purpose funding or variable interest entity;

(p) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(q) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or

(r) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. No Fundamental Acquiror Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, without the prior written consent of the Company, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

6.4. Company Dividends. From the date hereof until the Effective Time, the Company shall consult with Acquiror regarding the record dates and the payment dates relating to any dividends in respect of Company Common Stock, it being the intention of the Company and Acquiror that holders of Company Common Stock shall not receive two dividends (or fail to receive one dividend), for any single calendar quarter with respect to their shares of Company Common Stock and/or any Acquiror Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters. (a) Acquiror and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus, and Acquiror shall cooperate in preparing and promptly cause to be filed with the SEC the Form S-4. Each of Acquiror and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Acquiror and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC.

(b) Subject to the other provisions of this Agreement, Acquiror and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities, including by filing a Notification and Report Form pursuant to the HSR Act, and supplying as promptly as reasonably practicable any additional information and documents requested pursuant to the HSR Act. Without limiting the foregoing, the Company shall have the right to review in advance and be consulted on any notice provided to the Office of Thrift Supervision by Acquiror with respect to the Merger and the other transactions contemplated hereby. Acquiror shall promptly notify the Company of any material communications with the Office of Thrift Supervision relating to such notice.

(c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Acquiror and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(d) Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

7.2. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including Tax Returns and work papers of independent auditors), and to its officers, employees, accountants, counsel and other representatives, in each case and in the aggregate, in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or federal or state lending, financing or leasing or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Without limiting the foregoing, Acquiror and its Subsidiaries shall not directly contact any Company Employee without first obtaining the consent of an officer of the Company. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law applicable to the institution in possession or control of such information or violate any contractual or other duty of confidentiality. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Acquiror shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated August 20, 2009, between Acquiror and the Company (the “Confidentiality Agreement”).

(c) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

7.3. Stockholder Approval. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such stockholders. The board of directors of the Company shall recommend approval of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting, or in reference to an Acquisition Proposal (as defined in Section 7.4(b)), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b) or 7.4(a).

(b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

(i) it has complied in all material respects with Section 7.4,

(ii) its board of directors, based on the advice of its outside counsel, determines in good faith that it is required to take such action in order to comply with its fiduciary duties under applicable Law, and

(iii) if the Company’s board of directors intends to effect a Change in Company Recommendation following an Acquisition Proposal, (A) such Acquisition Proposal was unsolicited and the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.4(c)) after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 7.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days.

7.4. Acquisition Proposals. (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide written Acquisition Proposal and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their officers, directors, employees, agents and representatives to, prior to (but not after) the date of the Company Stockholders Meeting, (A) take any action described in clause (ii) above and (B) to the extent permitted by and in compliance with Section 9.1(h), authorize the execution of a definitive agreement with respect to a Superior Proposal, in each case to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that it is required to take such actions in order to comply with its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement; and provided, further, that the Company shall promptly provide Acquiror with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Acquiror (or its representatives).

(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Acquiror or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Significant Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Significant Subsidiaries or the surviving parent entity in such transaction.

(c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated on the terms proposed.

(d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Acquiror with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Acquiror of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Acquiror with a copy of all material documentation and correspondence relating thereto) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Acquiror orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.

7.5. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Acquiror and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, to satisfy the conditions set forth in Article VIII hereof and, subject to the satisfaction of the conditions set forth in Article VIII hereof, consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Acquiror or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, each of Acquiror and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Acquiror or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6. Employees; Employee Benefit Plans.

(a) On or as soon as practicable following the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall become eligible to participate in the employee benefit plans sponsored or maintained by Acquiror or People’s United Bank, as applicable (the “Acquiror Plans”), to the same extent and on the same terms (or, on more favorable terms) as similarly situated employees of People’s United Bank (it being understood that inclusion of Company Employees in such Acquiror Plans may occur at different times with respect to different plans). Until such time, such Company Employees shall continue to participate in the Plans (excluding equity-based Plans and any Company Common Stock fund feature of the Company’s 401(k) Plan) in which each such Company Employee participated before the Effective Time on the same (or more favorable) terms as in effect immediately prior to the Effective Time); provided, however, that (i) nothing contained herein shall require Acquiror or any of its Subsidiaries to make any grants to any Company Employee under any equity-based Acquiror Plans, it being understood that any such grants are completely discretionary and (ii) nothing contained herein shall require a Company Employee’s participation in any Acquiror Plan that is a defined benefit pension plan.

(b) With respect to each Acquiror Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any post-retirement welfare benefit Acquiror Plan), service with the Company or any Subsidiary shall be treated as service with Acquiror; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Acquiror Plan. Each Acquiror Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit for amounts paid under a corresponding Company or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments, out-of-pocket maximums and similar payments as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plan during the applicable plan year.

(c) The Company and Acquiror acknowledge and agree that all provisions contained herein with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Acquiror and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Acquiror or any of its affiliates.

7.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Acquiror shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror in writing thereof, provided, that the failure to so notify shall not affect the obligations of Acquiror under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Acquiror.

(b) For a period of six (6) years after the Effective Time, Acquiror shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Acquiror or one of its Subsidiaries (provided, that Acquiror’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Acquiror be required to expend, in the aggregate and on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Letter (the “Insurance Amount”), and if Acquiror is unable to maintain or obtain the insurance called for by this Section 7.7(b) for an amount per year equal to or less than the Insurance Amount, Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror or by the Company with Acquiror’s consent, which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, that such prepaid policies shall not be obtained at an annual cost that is higher than the Insurance Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time with Acquiror’s consent, Acquiror shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and shall be in addition to any other rights each Indemnified Party may have pursuant to law, contract, or otherwise.

(d) If Acquiror, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.7.

7.8. Advice of Changes. Acquiror and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.9. Financial Statements and Other Current Information. The Company shall (a) furnish to Acquiror consolidated and consolidating income statements and balance sheets in accordance with currently available information and practice (it being understood that the Company and its Subsidiaries do not currently close their books on a monthly basis), in each case, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, (b) use its reasonable best efforts to develop a process by the Effective Time for preparing monthly consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended and (c) to the extent the financial statements described in clause (b) become available after the date of this Agreement, furnish such financial statements to Acquiror as they become available. In addition, and to the extent permitted by applicable Law, the Company shall furnish Acquiror with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by the Company to Acquiror pursuant to this Section 7.9 shall be held in confidence to the same extent of Acquiror’s obligations under Section 7.2(b).

7.10. Stock Exchange Listing. Acquiror shall notify NASDAQ of the listing on NASDAQ, subject to official notice of issuance, of the Acquiror Common Stock to be issued in the Merger.

7.11. Takeover Laws. The Company shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company’s articles of incorporation or bylaws is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company’s articles of incorporation or bylaws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts with respect to such Laws or provisions to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.12. Stockholder Litigation. The Company shall give Acquiror the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.13. Exemption from Liability. Assuming that the Company delivers to Acquiror the Section 16 Information reasonably in advance of the Effective Time, the board of directors of Acquiror, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders of Acquiror Common Stock (including any securities convertible into or exercisable for, or any rights, warrants or options to acquire Acquiror Common Stock) in exchange for shares of Company Common Stock (including any securities convertible into or exercisable for, or any rights, warrants or options to acquire Company Common Stock) pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Acquiror prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of the derivative securities held by each such Company Insider. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.14. Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code and each shall not, and shall not permit any of their respective affiliates to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualifications of the Merger as a reorganization under Section 368(a) of the Code. The parties to this Agreement shall use their reasonable best efforts to deliver the representation letters referred to in Sections 8.2(c) and 8.3(c) hereof.

7.15. Offer Letters. On or prior to the earlier of (a) ninety (90) days after the Closing Date and (b) the date on which this Agreement is terminated in accordance with Article IX, Acquiror shall not revoke or modify the offer letters (including the offers of employment and severance described therein) previously provided to the individuals listed on Section 7.15 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2. Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representations and warranties set forth in Sections 4.8(a) and 4.14(a)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(a), which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Acquiror shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to Acquiror, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Acquiror. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the foregoing effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to such effect.

(c) Tax Opinion. The Company shall have received a written opinion from Covington & Burling LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Acquiror and the Company in a written instrument;

(b) by either Acquiror or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Acquiror or the Company if the Effective Time shall not have occurred on or before June 30, 2010 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Acquiror or the Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(f) by Acquiror if (i) the board of directors of the Company shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company, or shall have effected a Change in Company Recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted under this Agreement, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Acquiror or (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.3;

(g) by Acquiror if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by the Company in order to enter into a transaction that is a Superior Proposal, if, prior to the receipt of the Required Company Vote, the Company’s board of directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) such Acquisition Proposal was not solicited in violation of Section 7.4 and the Company’s board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the “Termination Notice Period”), specifying the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(h), the Company enters into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(h), and any purported termination pursuant to this Section 9.1(h) shall be void and of no force or effect, unless the Company pays to Acquiror the Termination Payment (as defined in Section 9.2(b)) in accordance with Section 9.2(b) prior to or concurrently with such termination pursuant to this Section 9.1(h); and provided, further, that in the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 9.1(h) with respect to such new written notice, except that the Termination Notice Period shall be reduced to three (3) Business Days.

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Acquiror, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Acquiror nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Acquiror (as consideration for termination of Acquiror’s rights under this Agreement), by wire transfer of immediately available funds, the sum of $25,830,000 (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Acquiror pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Acquiror the entire Termination Payment on the second Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(h), then the Company shall pay to Acquiror the entire Termination Payment prior to or concurrently with such termination; and

(iii) if this Agreement is terminated by (A) Acquiror pursuant to Section 9.1(d) due to a willful and material breach, (B) by either Acquiror or the Company pursuant to Section 9.1(e) or (C) by either Acquiror or the Company pursuant to Section 9.1(c) without a vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then the Company shall pay to Acquiror (x) an amount equal to 10% of the Termination Payment on the second Business Day following such termination, and (y) if within 12 months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal, then the Company shall pay the remainder of the Termination Payment on the earlier of the date of such execution or consummation, provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “50% or more”.

(c) The Company and Acquiror agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Acquiror the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of the The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Acquiror, to:

People’s United Financial, Inc.

Bridgeport Center

850 Main Street

P.O. Box 1580

Bridgeport, CT 06604

Attn: Philip R. Sherringham, Chief Executive Officer

Fax: (203) 338-3600

with a copy to (which shall not constitute notice):

People’s United Financial, Inc.

Bridgeport Center

850 Main Street

P.O. Box 1580

Bridgeport, CT 06604

Attn: Robert E. Trautmann, General Counsel

Fax: (203) 338-3600

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Lee A. Meyerson

Fax: (212) 455-2502

(b) if to the Company, to:

Financial Federal Corporation

730 Third Avenue

New York, NY 10017

Attn: Troy H. Geisser

Fax: (212) 286-5885

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Scott F. Smith and Jack Bodner

Fax: (212) 841-1010

10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Acquiror, the actual knowledge of the individuals set forth in Section 10.4 of the Acquiror Disclosure Letter, and (ii) with respect to the Company, the actual knowledge of the individuals set forth in Section 10.4 of the Company Disclosure Letter.

10.5. Counterparts. This Agreement may be executed by facsimile (or other electronic means) and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than (i) the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.2(b), and (ii) the Confidentiality Agreement, dated October 14, 2009, between the Company and Acquiror, which shall survive the execution and delivery of this Agreement in accordance with the provisions thereof.

10.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law or the NRS are applicable).

(a) Each of Acquiror and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for Delaware and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of any state court of the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Acquiror and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Acquiror and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of Acquiror and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each of Acquiror and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by Acquiror and the Company to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9. Publicity. Acquiror and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the New York Stock Exchange or NASDAQ, as the case may be. Without limiting the preceding sentence, Acquiror and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (a) consult with Acquiror regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Acquiror with stockholder lists of the Company from time to time as requested by Acquiror and (c) allow and facilitate Acquiror contact with stockholders of the Company and other prospective investors.

10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

10.12. Specific Performance. Each of Acquiror and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their terms on a timely basis or were otherwise breached. It is accordingly agreed that Acquiror and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 10.7(a) without having to post any bond or other security or undertaking, in addition to any other remedy to which they are entitled at law or in equity. Each of Acquiror and the Company agree that the harm to the party seeking such injunction or other equitable relief would, were the injunction not to issue or equitable relief not be granted, outweigh the harm to the party seeking to avoid the injunction or equitable relief, were such injunction to issue or equitable relief be granted. In any proceeding between the parties hereto regarding any such breach, neither Acquiror nor the Company shall take any position inconsistent with the matters set forth in this Section 10.12. Each of Acquiror and the Company agree that the agreements contained in this Section 10.12 are in integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would have entered into this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ Philip R. Sherringham
Name: Philip R. Sherringham Title: President and Chief Executive Officer

FINANCIAL FEDERAL CORPORATION

By:	/s/ Paul R. Sinsheimer
Name: Paul R. Sinsheimer Title: President, Chief Executive Officer and Chairman

ANNEX B

November 22, 2009

The Board of Directors

Financial Federal Corporation

733 Third Avenue

24th Floor

New York, NY 10017

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Financial Federal Corporation, a Nevada corporation (“Financial Federal”) of the Merger Consideration, as defined below, in the proposed merger (the “Merger”) of Financial Federal with and into People’s United Financial, Inc., a Delaware corporation (“People’s United”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 22, 2009 (the “Agreement”). Pursuant to the terms of the Agreement, each share of Financial Federal Common Stock, par value $0.50 per share (the “Common Stock”) outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) one (1.0) share of People’s United Common Stock (the “Exchange Ratio”) plus (ii) $11.27 in cash (the “Merger Consideration”). The terms and conditions of the Merger are fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to Financial Federal. As part of our investment banking business, we are continually engaged in the valuation of specialty finance company securities, and bank and thrift holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of specialty finance and bank and thrift enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Financial Federal and People’s United, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Financial Federal and People’s United for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to Financial Federal. We have acted exclusively for the Board of Directors of Financial Federal in rendering this fairness opinion and will receive a fee from Financial Federal for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as financial advisor to People’s United in connection with its divestiture of certain branches and received a fee for such services. In addition, Michael Zimmerman, a current director of Financial Federal, is also a director of KBW, Inc., the parent company of Keefe, Bruyette & Woods, Inc.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Financial Federal and People’s United and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to

Stockholders and Annual Reports on Form 10-K for the three years ended July 31, 2009 and December 31, 2008 of Financial Federal and People’s United, respectively; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Financial Federal and People’s United and certain other communications from Financial Federal and People’s United to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Financial Federal and People’s United furnished to us by Financial Federal and People’s United for purposes of our analysis. We have also held discussions with senior management of Financial Federal and People’s United regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Financial Federal and People’s United with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain business combinations in the specialty finance, depository and financial services industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Financial Federal and People’s United as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for Financial Federal and People’s United are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property or assets of Financial Federal or People’s United, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Financial Federal and People’s United; (ii) the assets and liabilities of Financial Federal and People’s United; and (iii) the nature and terms of certain other merger transactions involving specialty finance, and bank and thrift holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Financial Federal to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Financial Federal.

We express no opinion about the fairness of the amount or nature of the compensation to any of Financial Federal’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Financial Federal.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of Financial Federal Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on February 16, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/FIF • Follow the steps outlined on the secured website.
Vote by telephone

  •   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A	Proposals — The Board of Directors recommends a vote FOR the following Proposals.

		For	Against	Abstain			For	Against	Abstain
1.	To approve the Agreement and Plan of Merger, dated as of November 22, 2009, by and between People’s United Financial, Inc. and Financial Federal Corporation.	☐	☐	☐	2.	To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment of that meeting, to approve the merger agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature on this Proxy should correspond exactly with stockholder’s name as printed herein. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FINANCIAL FEDERAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

for the Special Meeting to be Held on February 16, 2010.

The undersigned stockholder of Financial Federal Corporation (the “Corporation”) hereby appoints Paul R. Sinsheimer and Troy H. Geisser, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Special Meeting of Stockholders of the Corporation to be held at 730 Third Avenue, New York, New York on February 16, 2010 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder’s discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.